As filed with the U.S. Securities and Exchange Commission on February 6, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________________

Feline Culture Holdings Limited
(Exact name of registrant as specified in its charter)

______________________________

Cayman Islands	7311	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

______________________________

Room 13, 9/F, No. 118 Wai Yip Street
Kwun Tong, Kowloon, Hong Kong
+86 158 5989 3226

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________________

Copies to:

Yao Zhang, Esq. Shuang Li, Esq. Sunsea Law Group P.C. 18300 Karman Ave Suite 970 Irvine, CA 92612 +1 628-588-2348	Fang Liu, Esq. VCL Law LLP 1945 Old Gallows Road, Suite 260 Vienna, VA 22182 +1 (703) 919-7285

______________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†        The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED              , 2026

Feline Culture Holdings Limited

4,250,000 Class A Ordinary Shares

This is the initial public offering of Class A ordinary shares, par value US$0.0001 per share (the “Class A Ordinary Shares,” and each a “Class A Ordinary Share”), of Feline Culture Holdings Limited (“Feline Culture” or the “Company”). The Company is offering 4,250,000 Class A Ordinary Shares, representing approximately 17.53% of the Class A Ordinary Shares following the completion of this offering, assuming the underwriters do not exercise the over-allotment option (the “Offering”). The underwriters may also purchase up to 637,500 Class A Ordinary Shares within 30 days to cover over-allotments, if any. Prior to this Offering, there has been no public market for our Class A Ordinary Shares. We anticipate that the initial public offering price will be between US$4.00 and US$4.50 per Class A Ordinary Share.

The Company will apply to list its Class A Ordinary Shares on the NYSE American under the symbol “             .” The closing of this Offering is conditioned upon the final approval from the NYSE American of our listing application.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Upon the completion of this Offering, we will have 24,250,000 Class A Ordinary Shares and 5,000,000  Class B Ordinary Shares issued and outstanding, assuming the underwriters do not exercise their option to purchase additional Class A Ordinary Shares. The authorized share capital of the Company is US$50,000, divided into 490,000,000 Class A Ordinary Shares with a par value of US$0.0001 each and 10,000,000 Class B Ordinary Shares with a par value of US$0.0001 each. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except with respect to voting and conversion. Each Class A Ordinary Share is entitled to one (1) vote. Each Class B Ordinary Share is entitled to fifty (50) votes and is convertible into one (1) Class A Ordinary Share at any time at the option of the holder. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. See “Description of Share Capital” for more details. See “Risk Factors — Risks Relating to Our Ordinary Shares and This Offering — Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.” We will be considered a “controlled company” as defined under the NYSE Rules because, upon completion of this Offering, Mr. Binglin Liao, our Chairman and Chief Executive Officer, through Feline LBL Limited, is expected to beneficially own an aggregate of approximately 96.31% of the total voting power of our issued and outstanding Ordinary Shares, assuming the underwriters do not exercise their option to purchase additional Class A Ordinary Shares. See “Principal Shareholders” and “Management — Controlled Company Exemptions.”

Feline Culture is an exempted company incorporated in the Cayman Islands as a holding company which does not have any substantive business operations by itself. It conducts all of its operations through the sole operating subsidiary in Hong Kong, a special administrative region of China. The legal and operational risks associated with operating in China also apply to our operations in Hong Kong. We currently do not have any operations in Mainland China. We do not use a variable interest entity structure. As used in this prospectus, “we,” “us,” “our company,” or “our,” refer to Feline Culture Holdings Limited and its subsidiaries. Investors in the Class A Ordinary Shares are not purchasing equity securities of the Hong Kong operating subsidiary that has substantive business operations but instead are purchasing equity securities of a Cayman Islands holding company. This holding company structure involves unique risks to investors, and shareholders may face difficulties enforcing their legal rights under United States securities laws against our directors and officers who are located outside of the United States.

We are subject to various legal and operational risks and uncertainties arising from our corporate presence in, and the significant operations of our sole operating subsidiary in, Hong Kong. According to Article 18 of the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), national laws of the People’s Republic of China (“PRC”) do not apply in Hong Kong except for those listed in Annex III to the Basic Law, which primarily cover matters such as the national flag, national anthem, and diplomatic privileges. As of the date of this prospectus, PRC laws and regulations relating to data protection, cybersecurity, and anti-monopoly enforcement have not been listed in Annex III, and therefore do not apply directly in Hong Kong. Additionally, there is no legislative mandate requiring the laws of Hong Kong to be aligned with those of the PRC. Despite the foregoing, the legal and operational risks that arise from operating in China may also apply to businesses operating in Hong Kong due to long-arm provisions under the current PRC laws and regulations, and we cannot assure you that such national laws will not be applied to businesses operating in Hong Kong in the future. Should the PRC government exert significant oversight over the current and future operations in Hong Kong, or exert more oversight and control over offerings conducted overseas and/or foreign investment in issuers like us, we may face material adverse changes in our operations and/or value of our Class A Ordinary Shares. See “Risk Factors — Risks Relating to Doing Business in Hong Kong — All of our operations are conducted through our Hong Kong operating subsidiary. Due to the long-arm provisions under current PRC laws and regulations, the PRC government may exercise significant oversight and discretion over the conduct of our business, which could result in a material change in our operations, limit or hinder our ability to offer securities, and/or cause the value of such securities to decline or become worthless. Changes in PRC policies, regulations, rules, and law enforcement may occur quickly with little advance notice, and the related risks remain uncertain.” on page 20 of this prospectus.

Based on PRC laws and regulations effective as of the date of this prospectus and subject to the manner in which Feline Culture HK currently conducts its business outside of Mainland China, we do not believe that we and our subsidiaries will be deemed an “Operator” or a “data processor” that are required to file for cybersecurity review by the Cyberspace Administration of China (the “CAC”) before listing in the United States. Should we have any future operations in Mainland China and should (i) we fail to receive or maintain such permissions or approvals, (ii) we inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and require us to obtain such permissions or approvals in the future, we may face sanctions by respective PRC regulatory agencies. See “Risk Factors — Risks Relating to Doing Business in Hong Kong — There remain some uncertainties as to whether we will be required to obtain approvals from the PRC authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval. We may become subject to a variety of PRC laws and other obligations regarding data security in relation to offerings that are conducted overseas, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.” on page 24 of this prospectus.

Since our operations are in Hong Kong and Feline Culture HK collect, hold, process or use personal data in Hong Kong, we are subject to data privacy and protection laws, and in particular the Personal Data (Privacy) Ordinance (Chapter 486 of the laws of Hong Kong) (“PDPO”). The PDPO applies where the data user in question controls the collection, holding, processing or use of personal data (i.e. any data relating directly or indirectly to a living individual from which it is practicable for the individual to be directly or indirectly identified) in or from Hong Kong even if the data processing cycle occurs outside Hong Kong. See “Risk Factor — Risks Relating to Doing Business in Hong Kong — Compliance with Hong Kong’s Personal Data (Privacy) Ordinance and any such other existing or future data privacy related laws, regulations and governmental orders may entail significant expenses and could materially affect our business.” on page 27 and “Regulation — Regulations Related to Our Business Operations in Hong Kong — Data Privacy” on page 77.

We currently do not have cash management policies that dictate how funds are transferred between Feline Culture and its subsidiaries, and investors of our company. In the fiscal years ended March 31, 2024 and 2025 and as of the date of this prospectus, the Company did not transfer any cash to or from any of its subsidiaries, and/or to investors. If and when cash transfers occur in the future, cash is expected to be transferred within our group in the following manner: (i) funds may be transferred from the Company to Feline Culture BVI, and further to our operating subsidiary in Hong Kong, in the form of capital contributions or loans, as the case may be; and (ii) dividends or other distributions may be paid by our operating subsidiary in Hong Kong to the Company through Feline Culture BVI. If the Company intends to distribute dividends to its shareholders, it will depend on payment of dividends from our operating subsidiary in accordance with the laws and regulations of Hong Kong, and the dividends will be distributed by the Company to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. See “Prospectus Summary — Cash Transfers and Dividend Distributions” on page 10 and see “Note 13 — Condensed Statements of Cash Flows” to our audited combined financial statements included elsewhere in this prospectus.

The Company has not previously declared or paid any cash dividend or dividend in kind, and has no plan to declare or pay any dividends in the near future on our Class A Ordinary Shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. See “Prospectus Summary — Cash Transfers and Dividend Distributions.” There could be limitations on our ability to transfer cash between the Company and its subsidiaries, and investors of our Company. See “Risk Factor — Risks Relating to Doing Business in Hong Kong — The Chinese government may intervene or impose restrictions on our ability to move money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong.” on page 21 of this prospectus.

Trading in our securities on U.S. markets, including the NYSE American Market, may be prohibited under the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023 (the “HFCAA”) if the Public Company Accounting Oversight Board (the “PCAOB”) determines that it is unable to inspect or investigate completely our auditor for two consecutive years because of the position taken by authorities in a foreign jurisdiction. On December 16, 2021, the PCAOB issued the HFCAA Determination Report to notify the SEC of its determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in Mainland China and Hong Kong (the “2021 Determinations”), including our auditor, Ark Pro CPA & Co. On December 15, 2022, the PCAOB announced that it was able to conduct inspections and investigations of PCAOB-registered public accounting firms headquartered in Mainland China and Hong Kong in 2022. The PCAOB vacated its previous 2021 Determinations accordingly. As a result, we do not expect to be identified as a “Commission-Identified Issuer” under the HFCAA.

However, whether the PCAOB will continue to be able to satisfactorily conduct inspections and investigations of PCAOB-registered public accounting firms headquartered in Mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control, including positions taken by authorities of the PRC. The PCAOB is expected to continue to demand complete access to inspections and investigations against accounting firms headquartered in Mainland China and Hong Kong in the future. The PCAOB is required under the HFCAA to make its determination on an annual basis with regards to its ability to inspect and investigate completely accounting firms based in the Mainland China and Hong Kong. The possibility of being a “Commission-Identified Issuer” and risk of delisting could continue to adversely affect the trading price of our securities. If the PCAOB determines in the future that it no longer has full access to inspect and investigate accounting firms headquartered in Mainland China and Hong Kong and we continue to use such accounting firm to conduct audit work, we would be identified as a “Commission-Identified Issuer” under the HFCAA following the filing of the annual report for the relevant fiscal year, and if we were so identified for two consecutive years, trading in our securities on U.S. markets would be prohibited under the HFCAA, and U.S. national securities exchanges, such as the NYSE American Market, may determine to delist our securities. For more details, see “Risk Factors — Risks Relating to Doing Business in Hong Kong — Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it is unable to inspect or investigate completely our auditor, and as a result, U.S. national securities exchanges, such as the NYSE American Market, may determine to delist our securities. The delisting of the Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information,” carefully before you invest in any of our securities.

We are an “emerging growth company” under the U.S. federal securities laws and will be subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risks. See “Risk Factors” beginning on page 14 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

	Per Class A Ordinary Share		Total
Initial public offering price(1)	US$	4.00	US$	17,000,000	(3)
Underwriting discount(2)	US$	0.28	US$	1,190,000
Proceeds, before expenses, to us	US$	3.72	US$	15,810,000

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(1)      Initial public offering price per share is assumed to be US$4.00, which is the low point of the range set forth on the cover page of this prospectus.

(2)      We have agreed to pay the underwriters a discount equal to 7% of the gross proceeds of the Offering. For additional information on underwriting compensation, see “Underwriting” beginning on page 104.

(3)      Includes US$17,000,000 gross proceeds from the sale of 4,250,000 Class A Ordinary Shares offered by the Company, assuming the initial offering price of US$4.00, being the low point of the range set forth on the cover page of this prospectus.

This Offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the Class A Ordinary Shares offered by the Company if any such shares are taken. We have granted the underwriters an option, exercisable one or more times in whole or in part, to purchase up to 15% additional Class A

Ordinary Shares from us at the initial public offering price, less underwriting discounts, within 30 days after the closing of the Offering to cover over-allotments, if any. If the underwriter(s) exercise the option in full, with the initial public offering price per share at US$4.00, the total underwriting discounts payable to the underwriter(s) will be US$1,368,500, and the total proceeds to us, before expenses, will be US$18,181,500.

The underwriters expect to deliver the Class A Ordinary Shares against payment in U.S. dollars in New York, New York on or about [          ], 2026.

Kingswood Capital Partners, LLC.

PROSPECTUS DATED          , 2026.

You should rely only on the information contained in this prospectus or in any related free writing prospectus that we filed with the U.S. Securities and Exchange Commission. We and the underwriters have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on our behalf or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, the Class A Ordinary Shares only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the sale of any Class A Ordinary Share.

Neither we, nor the underwriters have not taken any action to permit a public offering of the Class A Ordinary Shares outside the United States or to permit the possession or distribution of this prospectus outside the United States Persons outside the United States who came into possession of this prospectus must inform themselves about and observe any restrictions relating to this Offering of the Class A Ordinary Shares and the distribution of this prospectus outside of the United States.

Until [        ], 2026 (the 25th day after the date of this prospectus), all dealers that buy, sell, or trade Class A Ordinary Shares, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

Conventions That Apply to This Prospectus

Unless otherwise indicated or the context otherwise requires and for purposes of this prospectus only:

•        “Advertising inventory” are to the advertising space, time, or placement opportunities purchased from third-party media platforms for the display and distribution of marketing campaign content, such as banner advertisement slots on websites, sponsored posts or video advertisements in feeds, and advertisements before, during, or after video content;

•        “AI” are to artificial intelligence;

•        “Articles” or “Articles of Association” are to the second amended and restated articles of association of our Company adopted by a special resolution passed on February 5, 2026, as amended, supplemented and/or otherwise modified from time to time;

•        “BVI” are to the British Virgin Islands;

•        “BVI Act” are to the BVI Business Companies Act, as amended, supplemented or otherwise modified from time to time;

•        “Class A Ordinary Share” are to our Class A ordinary shares, par value US$0.0001 per share;

•        “Class B Ordinary Share” are to our Class B ordinary shares, par value US$0.0001 per share;

•        “Company,” and “Feline Culture” are to Feline Culture Holdings Limited, an exempted company incorporated in the Cayman Island with limited liability on February 12, 2025, which will issue the Class A Ordinary Shares being offered;

•        “Controlling Shareholder” and “Mr. Liao” are to Mr. Binglin Liao, who will beneficially own an aggregate of 20,000,000 Class A Ordinary Shares and 5,000,000 Class B Ordinary Shares, which will represent approximately 58.25% and 100% of the total issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares, respectively, representing approximately 96.31% of the total voting power of Ordinary Shares, immediately after the completion of this Offering, assuming the underwriters do not exercise their over-allotment option. See “Management” and “Principal Shareholders” for more information;

•        “Exchange Act” are to the US Securities Exchange Act of 1934, as amended;

•        “Feline Culture BVI” are to “Feline Culture Limited,” a company incorporated under the laws of the BVI on February 27, 2025, and wholly-owned by the Company after the Restructuring;

•        “Feline Culture HK” are to Feline Culture (Hong Kong) Limited, a company incorporated under the laws of Hong Kong with limited liability on August 9, 2019, a direct wholly owned subsidiary of Feline Culture BVI and our sole operating subsidiary;

•        “HKD” or “HK$” are to Hong Kong dollar(s), the lawful currency of Hong Kong;

•        “Hong Kong” are to the Hong Kong special administrative region of the People’s Republic of China;

•        “Independent Third Party” are to a person or company who or which is independent of and is not a 5% beneficial owner of, does not control and is not controlled by or under common control with any 5% beneficial owner and is not the spouse or descendant (by birth or adoption) of any 5% owner of the Company;

•        “IPO” are to an initial public offering of securities;

•        “Macau” are to the Macau Special Administrative Region of the People’s Republic of China;

•        “Mainland China” are to the PRC or China excluding, for the purpose of this prospectus only, Hong Kong, Macau and Taiwan;

ii

•        “Memorandum” or “Memorandum of Association” are to the second amended and restated memorandum of association of our Company adopted by a special resolution passed on February 5, 2026, as amended, supplemented and/or otherwise modified from time to time;

•        “NYSE American” are to the NYSE American LLC;

•        “Ordinary Shares” or “Shares” are to our Class A ordinary shares and Class B ordinary shares, par value $0.0001 per share;

•        “PCAOB” are to Public Company Accounting Oversight Board;

•        “PRC” or “China” are to the People’s Republic of China and, for the purpose of this prospectus only, include Mainland China, Hong Kong and Macau;

•        “SEC” or “U.S. Securities and Exchange Commission” are to the United States Securities and Exchange Commission;

•        “Securities Act” are to the US Securities Act of 1933, as amended;

•        “U.S. dollars” or “US$” or “$” or “USD” or “dollars” are to United States dollar(s), the lawful currency of the United States; and

•        “U.S. GAAP” refers to the accounting principles generally accepted in the United States of America.

Unless otherwise noted, all translations from Hong Kong dollars to U.S. dollars and from U.S. dollars to Hong Kong dollars were calculated at the noon middle rate of US$1 — HK$7.8259 and US$1 — HK$7.7799, as published in the H.10 statistical release of the Board of Governors of the Federal Reserve System on March 29, 2024 and March 31, 2025, respectively. No representation is made that the HK$ amount represents or could have been, or could be, converted, realized or settled into US$ at that rate, or at any other rate, respectively. We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

This prospectus contains information derived from various public sources and certain information from an industry report commissioned by us and prepared by Xiamen Flash-Stone Investment Management Consulting to provide information regarding our industry and market position. Such information involves a number of assumptions and limitations. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. and have relied on certain data from sources we believe to be reliable based on management’s industry experience. However, the industry in which we operate is subject to various uncertainties and risks, including those described under the “RISK FACTORS” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

iii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. It may not contain all the information that is important to you. You should carefully read the entire prospectus and the other documents referred to in this prospectus before making an investment in our Class A Ordinary Shares. You should carefully consider, among other things, our financial statements and the related notes beginning on page F-1, and the sections titled “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. For additional information, see “Where You Can Find More Information” in this prospectus.

Overview

We conduct all of our operations through our Hong Kong operating subsidiary, which provides digital marketing solutions focused on interactive campaign design and execution, as well as non-interactive advertising formats. Within the digital marketing ecosystem, we operate as an intermediate service provider. Our direct customer relationships are with third-party advertising agencies, which engage us to develop advertising content and deliver campaigns for their end-client brands. As of the date of this prospectus, we have served over 30 brands in multiple industries, including but not limited to beauty and personal care, food and beverage retail, travel and leisure, education and training, financial services, industrial manufacturing, home improvement, and consumer electronics.

Since September 2024, we have offered a service model that applies artificial intelligence generated content (“AIGC”) tools to create customized, interactive marketing experiences. These experiences, such as mini-games and other digital assets, place brand elements like mascots, product features, and key messages directly within the user journey. They are designed to promote active participation with incentives that may include coupons or points, which are provided by brand advertisers, awarded upon completion. For example, a sports brand campaign may feature a parkour mini-game with levels and missions that highlight product attributes such as lightweight construction and durability, with targeting configured for the brand’s priority audience segments and distribution tailored to the channels where those segments are most active. As of the date of this prospectus, we are utilizing an AIGC platform (the “AIGC Platform”) for content creation, which was developed by an independent third-party provider and is owned by Feline Culture HK. The AIGC Platform uses licensed content libraries provided by the third-party developer, and is used internally by our teams to support service delivery. The AIGC Platform is not offered to customers as a stand-alone product.

Our AIGC-assisted workflow automates portions of content generation and assembly to support rapid production of high-volume interactive materials. The AIGC Platform features visual, drag-and-drop tooling that allows non-engineering staff to configure scenes, game logic, and reward rules, minimizing the need for manual scripting or custom code. Built on a library containing more than 6,000 creative templates, over 200 interactive mini-game formats, and more than 100 marketing components such as spin-style interaction, click-to-unlock feature and interactive reward reveal, the AIGC Platform enables fast and flexible content creation tailored to diverse brand needs. With locally deployed AI models embedded into the system, we can further customize outputs based on client preferences and product features. We typically deliver new interactive content experiences based on customer requirements, with a fastest delivery time being approximately 24 hours. In addition to speed and flexibility, we utilize performance metrics provided by third-party media suppliers to monitor campaign effectiveness. Although we do not make adjustments during the campaign period, we review participation rates, conversion metrics, and return on ad spend to evaluate outcomes. These data points form the basis of our iterative process, allowing us to enhance creative content, optimize mechanics, and refine targeting strategies in subsequent campaigns. This data-driven approach allows us to support enhanced campaign performance, and improves return on marketing investments.

We execute campaigns for brand customers through third-party advertising agencies, which engage us to design, deliver, and optimize interactive marketing campaigns for their end-client brands pursuant to specified deliverables, schedules, and performance standards. This structure reduces the operational burden associated with managing a large number of direct customer relationships and allows us to focus on campaign execution and delivery, while resulting in a degree of customer concentration.

We act as a principal in these arrangements, bearing primary responsibility for the execution and performance of campaigns, and recognizes revenue on a gross basis over the contract term as performance obligations are satisfied. We manage campaign execution and delivery, and source advertising and promotional placements through independent third-party media suppliers. Our service model coordinate several core functions:

•        AIGC-assisted creative production:    We generate interactive mini-games and marketing assets using pre-built templates and reusable elements approaches, with version control and cross-market adaptations to meet channel specifications.

•        Campaign deployment support:    We assist in launching targeted advertising campaigns across multiple media platforms by coordinating with third-party media suppliers. We also advise on ad placement strategies based on the customer’s budget, target audience, and expected audience reach.

•        Data-driven insights:    We provide customers with analytics on campaign reach, engagement rates, and performance outcomes. Our third-party media suppliers typically furnish performance data or reports focused on key metrics such as views and clicks. We analyze these results internally to identify effective content templates and marketing strategies, and we also use the findings in discussions with customers to optimize future campaign planning.

We have experienced rapid growth since we began offering AIGC-enabled interactive marketing services. Revenues increased from US$1,926,030 for the fiscal year ended March 31, 2024, to US$7,961,173 for the fiscal year ended March 31, 2025, and from US$2,318,361 for the six months ended September 30, 2024 to US$6,124,914 for the six months ended September 30, 2025, reflecting customer adoption of the AIGC technology application and our services.

Our Competitive Strengths

We attribute the following competitive strengths to our growing success, and we believe that they will continue to provide us with the long-term competitive advantages:

•        Our Services Benefit from AIGC-Centered Creation Engine

•        We Deliever Channel-Ready Content and Multi-Channel Reach

•        We Provide End-to-End Execution without Customer-Side IT Burden

•        We Leverage A Cross-Functional Team That Aligns Technical Build with Marketing Objectives

Our Growth Strategies

We intend to grow our business using the following key strategies:

•        Expanding Platform Capabilities and AIGC Application Scenarios

•        Broadening Geographic Coverage and Customer Base

•        Deepening Channel-Level Collaboration and Data Capabilities

•        Continuously Attracting and Retaining Talent

Summary of Risk Factors

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section on page 14 of this prospectus. These risks include, but are not limited to, the following:

Risks Relating to Our Business and Industry

•        We have a limited operating history and an evolving service model, and our historical results may not be indicative of future performance. (page 14)

•        We are dependent on a very small core team and a third-party talent dispatch model. The loss of services of any of our key management personnel without suitable and timely replacement may materially and adversely affect our business, financial condition, and results of operations. (page 14)

•        Our planned transition toward a greater reliance on full-time employees may require adjustments to our human capital strategy and could increase our operating costs, and we may not be able to hire or retain sufficient qualified personnel to support our growth. (page 15)

•        Our Chairman and CEO has multiple business interests and, as a result, divides his professional time among several roles, which may limit the amount of time he is able to devote to the Company’s business. (page 15)

•        The digital advertising industry is highly competitive and rapidly evolving. If we do not effectively compete or fail to improve our service offerings to meet technological developments and customer needs, our business, financial condition, and results of operations could be harmed. (page 15)

•        Our success depends on acquiring new customers, effectively retaining our existing customers, and increasing their usage of our services. (page 16)

•        We are dependent on a small number of customers, and the loss of business from any significant customer could have a material adverse effect on our revenue. (page 16)

•        We are highly dependent on third-party intermediaries as suppliers of advertising inventory and performance data. Any disruption or unfavorable change in our relationships with these suppliers or their access to advertising platforms could materially and adversely affect our business, financial condition, and results of operations. (page 16)

•        Operational and performance issues with our internally used AIGC Platform may adversely affect our business, financial condition, and results of operations. (page 17)

•        Our business is dependent on the performance and reliability of the Internet, mobile networks, and other infrastructure not under our control. (page 17)

•        Our contracts with customers are not exclusive, may be terminated upon relatively short notice, and generally do not require long-term commitments. A significant reduction in business from a key customer could cause a material and immediate decline in our revenue. (page 18)

•        Our historical growth may not be indicative of our future growth. (page 18)

•        We have not applied for any intellectual property protection as of the date of this prospectus. Our lack of registered intellectual property rights may expose us to potential legal, operational, and competitive risks. (page 18)

•        We may be subject to intellectual property claims arising from library assets and customer-provided materials, which could result in liability and disrupt campaigns. (page 19)

•        We rely on outsourced contractors for operational functions, and any disruption in the availability or performance of these contractors could adversely affect our business. (page 19)

•        We may not be adequately insured against losses and liabilities arising from our operations. (page 19)

Risks Relating to Doing Business in Jurisdictions in which Our Operating Subsidiary Operates

•        All of our operations are conducted through our Hong Kong operating subsidiary. Due to the long-arm provisions under current PRC laws and regulations, the PRC government may exercise significant oversight and discretion over the conduct of our business, which could result in a material change in our operations, limit or hinder our ability to offer securities, and/or cause the value of such securities to decline or become worthless. Changes in PRC policies, regulations, rules, and law enforcement may occur quickly with little advance notice, and the related risks remain uncertain. (page 20)

•        The Chinese government may intervene or impose restrictions on our ability to move money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. (page 21)

•        We may be subject to the PRC government’s control of foreign currency conversion, and it may limit our foreign exchange transactions, including dividend payments on our Class A Ordinary Shares. (page 21)

•        The Hong Kong legal system embodies uncertainties that could limit the legal protections available to you and us. (page 22)

•        Uncertainties regarding the interpretation and enforcement of PRC laws, rules, and regulations, which could change at any time, could limit the legal protections available to us. (page 23)

•        It may be difficult for overseas regulators to conduct investigations or collect evidence within the territory of China, including Hong Kong. (page 23)

•        Adverse regulatory developments in China may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with Hong Kong-based operations, all of which could increase our compliance costs and subject us to additional disclosure requirements. (page 24)

•        There remain some uncertainties as to whether we will be required to obtain approvals from the PRC authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval. We may become subject to a variety of PRC laws and other obligations regarding data security in relation to offerings that are conducted overseas, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless. (page 24)

•        Compliance with Hong Kong’s Personal Data (Privacy) Ordinance and any such other existing or future data privacy related laws, regulations and governmental orders may entail significant expenses and could materially affect our business. (page 27)

•        Failure to comply with Hong Kong Competition Law may result in material and adverse effect on our business, financial condition and results of operations. (page 27)

•        If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless. (page 28)

•        Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it is unable to inspect or investigate completely our auditor, and as a result, U.S. national securities exchanges, such as the NYSE American Market, may determine to delist our securities. The delisting of the Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. (page 29)

•        The enactment of the PRC law on Safeguarding the Hong Kong National Security Law could impact Feline Culture HK. (page 30)

•        If we become subject to the recent scrutiny, criticism, and negative publicity involving U.S.-listed China-based companies, we may have to expend significant resources to investigate and/or defend the matter, which could harm our business operations, this Offering, and our reputation and could result in a loss of your investment in our Class A Ordinary Shares, in particular if such matter cannot be addressed and resolved favorably. (page 31)

•        Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our Class A Ordinary Shares. (page 31)

•        A downturn in Hong Kong, Mainland China, or global economy, or a change in the economic and political policies of China, could materially and adversely affect our business and financial condition. (page 31)

•        Ongoing geopolitical tensions around the world may have a material adverse effect on our business, financial condition, and results of operations. (page 32)

Risks Relating to Our Ordinary Shares and This Offering

•        There has been no public market for our Class A Ordinary Shares prior to this Offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you paid, or at all. (page 33)

•        We may need to raise additional capital to grow our business and we may not be able to raise additional capital on terms acceptable to us, or at all. Any equity financing would dilute investors in this Offering. (page 33)

•        The dual-class voting structure of our Shares may adversely affect the trading market for our Class A Ordinary Shares. (page 33)

•        Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial. (page 33)

•        The trading price of the Class A Ordinary Shares is likely to be volatile, which could result in substantial losses to investors. (page 34)

•        We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares. (page 35)

•        We may not maintain the listing of our Class A Ordinary Shares on the NYSE American Market, which could limit investors’ ability to make transactions in our Class A Ordinary Shares and subject us to additional trading restrictions. (page 36)

•        If securities or industry analysts cease to publish research or reports about our business, or if they adversely change their recommendations regarding the Class A Ordinary Shares, the market price for the Class A Ordinary Shares and trading volume could decline. (page 37)

•        We currently do not expect to pay dividends in the foreseeable future after this Offering and you must rely on the price appreciation of our Class A Ordinary Shares for return on your investment. (page 37)

•        Because our initial public offering price is higher than our net tangible book value per share, you will experience immediate dilution. (page 37)

•        You must rely on the judgment of our management as to the use of the net proceeds from this Offering, and such use may not produce income or increase our share price. (page 37)

•        Substantial future sales or perceived potential sales of our Class A Ordinary Shares in the public market could cause the price of our Class A Ordinary Shares to decline. (page 38)

•        You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law. (page 38)

•        We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements. (page 39)

•        We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies. (page 39)

•        We will be a “controlled company” within the meaning of the rules of the NYSE American and, as a result, will rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies. (page 39)

•        Our principal shareholder is also our Chairman and Chief Executive Officer, and he has substantial influence over our Company. His interests may not be aligned with the interests of our other shareholders. (page 40)

•        There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of the Class A Ordinary Shares. (page 40)

•        We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.” (page 41)

•        If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired. (page 41)

Corporate History and Structure

On August 9, 2019, Feline Culture HK was incorporated under the laws of Hong Kong. Prior to the incorporation of the Company and the completion of the restructuring (the “Restructuring”) in anticipation of this Offering, we conducted our business entirely through Feline Culture HK.

In connection with the proposed initial public offering of the Company’s shares, we undertook certain corporate restructuring activities to establish an offshore structure with the Company as our ultimate holding company. On February 12, 2025, the Company was incorporated in the Cayman Islands as an exempted company with limited liability under the Companies Act. On February 27, 2025, Feline Culture BVI was incorporated under the BVI Business Companies Act as an intermediary holding company. On April 1, 2025, Feline Culture BVI acquired 100% equity interests in Feline Culture HK.

The chart below illustrates our corporate structure after the completion of the Restructuring and as of the date of this prospectus.

For a more detailed description of our history, see “Corporate History and Structure” in this prospectus.

Holding Company Structure

The Company is an exempted company incorporated in the Cayman Islands with no material operations of its own. We conduct our operations through our operating subsidiary. The Class A Ordinary Shares offered in this Offering are shares of the Cayman Islands holding company, instead of shares of our operating subsidiary. Investors in our Class A Ordinary Shares should be aware that they may never directly hold equity interests in our operating subsidiary.

As a result of our corporate structure, our ability to pay dividends to our shareholders depends upon dividends paid by our operating subsidiary. If our existing operating subsidiary or any newly formed ones incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us.

Corporate Information

We were incorporated in the Cayman Islands on February 12, 2025. The principal executive office of our operating subsidiary is located at Room 13, 9/F, No. 118 Wai Yip Street, Kwun Tong, Kowloon, Hong Kong. Our telephone number at this address is +86 158 5989 3226. Investors should submit any inquiries to the address and telephone number of our principal executive office. Our registered office in the Cayman Islands is located at 3-212 Governors Square, 23 Lime Tree Bay Avenue, P. O. Box 30746, Seven Mile Beach, Grand Cayman KY1-1203, Cayman Island. Our agent for service of process in the U.S. is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Permissions Required from the PRC Authorities for Our Operations and This Offering

Regulatory Licenses, Permits, and Approvals Required for Operations

We are an exempted company incorporated in the Cayman Islands as a holding company with no business operations. We conduct all our operations through our Hong Kong operating subsidiary, Feline Culture HK. Hong Kong is a special administrative region of the PRC.

Pursuant to the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China (the “Basic Law”), national laws of Mainland China do not apply in Hong Kong unless they are listed in Annex III of the Basic Law (“Annex III”) and applied locally by promulgation or local legislation. National laws that may be listed in Annex III are currently limited under the Basic Law to those that fall within the scope of defense and foreign affairs, as well as other matters outside the limits of the autonomy of Hong Kong. National laws and regulations relating to data protection, cybersecurity and anti-monopoly have not been listed in Annex III and therefore do not currently apply directly to Hong Kong. For the fiscal years ended March 31, 2024 and 2025, and as of the date of this prospectus, we are not required to obtain regulatory licenses, permits, and approvals from Mainland China or PRC authorities for our operations.

Given the uncertainties of interpretation and implementation of relevant laws and regulations and the enforcement practice by relevant government authorities, we may be required to obtain licenses, permits, filings, or approvals from Mainland China or PRC authorities for our business operations in the future. If we are found to be in violation of any existing or future Mainland China or PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant regulatory authorities would have broad discretion to take action in dealing with such violations or failures. In addition, if we had inadvertently concluded that such approvals, permits, registrations or filings were not required, or if applicable laws, regulations or interpretations change in a way that requires us to obtain such approval, permits, registrations or filings in the future, we may be unable to obtain such necessary approvals, permits, registrations or filings in a timely manner, or at all, and such approvals, permits, registrations or filings may be rescinded even if obtained. Any such circumstance may subject us to fines and other regulatory, civil or criminal liabilities, and we may be ordered by the competent government authorities to suspend relevant operations, which will materially and adversely affect our business operation. For details of the associated risks, see “Risk Factors — Risks Relating to Doing Business in Jurisdictions in which Our Operating Subsidiary Operates — All of our operations are conducted through our Hong Kong operating subsidiary. Due to the long-arm provisions under current PRC laws and regulations, the PRC government may exercise significant oversight and discretion over the conduct of our business, which could result in a material change in our operations, limit or hinder our ability to offer securities, and/or cause the value of such securities to decline or become worthless. Changes in PRC policies, regulations, rules, and law enforcement may occur quickly with little advance notice, and the related risks remain uncertain.” and “Risk Factors — Risks Relating to Doing Business in Jurisdictions in which Our Operating Subsidiary Operates — Adverse regulatory developments in China may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with Hong Kong-based operations, all of which could increase our compliance costs and subject us to additional disclosure requirements.”

Cybersecurity Review

On December 28, 2021, the Cyberspace Administration of China (the “CAC”) and several other regulatory authorities in China jointly promulgated the amended Cybersecurity Review Measures (the “Measures for Cybersecurity Review (2021)”), which came into effect on February 15, 2022. Pursuant to the Measures for Cybersecurity Review (2021), (i) where the relevant activity affects or may affect national security, a “critical information infrastructure operator (“CIIO”)” that purchases network products and services, or an internet platform operator that conducts data process activities, shall be subject to the cybersecurity review, (ii) an application for the cybersecurity review shall be made by an issuer who is an internet platform operator holding personal information of more than one million users before such issuers apply to list its securities on a foreign stock exchange, and (iii) relevant regulatory authorities in the PRC may initiate cybersecurity review if they determine an operator’s network products or services or data processing activities affect or may affect national security.

We do not believe that we and Feline Culture HK will be deemed a CIIO, any “data processor” carrying out data processing activities, and we are not subject to cybersecurity review by the CAC for this Offering or required to obtain regulatory approval from the CAC nor any other PRC authorities for our and our subsidiary’s operations in Hong Kong, since (i) Feline Culture HK is incorporated and operating in Hong Kong only, without any subsidiary or variable interest entity structure in Mainland China; (ii) as of date of this prospectus, Feline Culture HK has in aggregate collected and stored the personal information of less than one thousand individuals in Mainland China only and has acquired the customers’ separate consents for collecting and storing of their personal information and data; (iii) we do not place any reliance on collection and processing of any personal information to maintain our business operation; (iv) data processed in our business should not have a bearing on national security nor affect or may affect national security; (v) all of the data Feline Culture HK has collected is stored in servers located in Hong Kong; and (vi) as of the date of this prospectus, neither we nor Feline Culture HK have been informed by any PRC governmental authority of being classified as CIIO or “data processor” that is subject to CAC cybersecurity review or a CSRC review. As of the date of this prospectus, we have not received any regulatory notice that identifies us as a CIIO from any PRC regulatory authority. We also have not been involved in any cybersecurity-related investigation initiated by the CAC or any other PRC regulatory authority, and have not received any cybersecurity-related warning, penalty or sanction from the PRC regulatory authorities, or any notice from relevant authorities requiring us to file for a cybersecurity review. However, uncertainties still exist in relation to the interpretation and implementation of the Measures for Cybersecurity Review (2021). For details of the associated risk, see “Risk Factors — Risks Relating to Doing Business in Jurisdictions in which Our Operating Subsidiary Operates — There remain some uncertainties as to whether we will be required to obtain approvals from the PRC authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval. We may become subject to a variety of PRC laws and other obligations regarding data security in relation to offerings that are conducted overseas, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.”

CSRC Filing and Reporting Requirements

On February 17, 2023, the China Securities Regulatory Commission (“CSRC”), as approved by the State Council, released the Trial Measures for Administration of Overseas Securities Offerings and Listings by Domestic Companies and five interpretive guidelines (collectively, the “CSRC Filing Rules”), which came into effect on March 31, 2023. Under the CSRC Filing Rules, a filing-based regulatory system shall be applied to “indirect overseas offerings and listings” of PRC domestic companies, which refers to securities offerings and listings in an overseas market made under the name of an offshore entity but based on the underlying equity, assets, earnings, or other similar rights of a domestic company that operates its main business domestically. The CSRC Filing Rules state that any post-listing follow-on offering by an issuer in the same overseas market, including issuance of shares, convertible notes, and other similar securities, shall be subject to filing requirement within three business days after the completion of the offering.

Based on laws and regulations currently in effect in the PRC as of the date of this prospectus, we are not subject to the CSRC Filing Rules or go through the filing procedures under the Trial Administrative Measures before our Class A Ordinary Shares can be listed or offered in the U.S., because (i) we are headquartered in Hong Kong, with our officers and all members of the board of directors based in Hong Kong or elsewhere who are not Mainland China citizens; (ii) we do not, directly or indirectly, own or control any entity or subsidiary in Mainland China, nor is it controlled by any mainland Chinese company directly or indirectly; (iii) all of our revenues and profits are generated by our subsidiaries in Hong Kong, none of our business activities are conducted in Mainland China, and we have not generated revenues or profits from Mainland China in the most recent accounting year accounts for more than 50% of the corresponding figure in our audited combined financial statements for the same period; (iv) we do not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a variable interest entity structure with any entity in Mainland China; (v) pursuant to the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy).

However, given the uncertainties uncertainties regarding the interpretation and enforcement of the PRC laws and regulations and the significant authority of the PRC government to influence the offshore holding company headquartered in Hong Kong, there remains significant uncertainty in the interpretation and enforcement of the Trial Administrative Measures. For details of the associated risks, see “Risk Factors — Risks Relating to Doing Business in

Jurisdictions in which Our Operating Subsidiary Operates — There remain some uncertainties as to whether we will be required to obtain approvals from the PRC authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval. We may become subject to a variety of PRC laws and other obligations regarding data security in relation to offerings that are conducted overseas, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.” and “Risk Factors — Risks Relating to Doing Business in Jurisdictions in which Our Operating Subsidiary Operates — If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.”

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of the benefits of this extended transition period provided under the JOBS Act for complying with new or revised accounting standards. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenue of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this Offering; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the Class A Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. We are an “emerging growth company” as the term is used in the JOBS Act and, as such, we are subject to certain reduced public company reporting requirements. See the applicable disclosure under “Risk Factors — Risks Relating to Our Ordinary Shares and This Offering.”

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt under the Exchange Act from, among other things, the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. As a foreign private issuer, we are not generally required to provide quarterly financial information to the shareholders. However, once listed on the NYSE American Market, we will be required to file an interim balance sheet and income statement as of the end of our second quarter. The information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers.

In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE American corporate governance requirements. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the NYSE American corporate governance requirements.

Controlled Company

Upon the completion of this Offering, we will continue to be a “controlled company” as defined under NYSE American corporate governance rules because, Mr. Liao, through Feline LBL Limited, will hold more than 50% of the aggregate voting power of our total issued and outstanding share capital. Therefore, we will be able to rely on exemptions from certain corporate governance rules available to controlled companies. See “Management — Controlled Company Exemptions.”

Implication of the Holding Foreign Companies Accountable Act

Trading in our securities on U.S. markets, including on the NYSE American Market, may be prohibited under the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023 (the “HFCAA”) if the Public Company Accounting Oversight Board (the “PCAOB”) determines that it is unable to inspect or investigate completely our auditor for two consecutive years because of the position taken by authorities in a foreign jurisdiction. On December 16, 2021, the PCAOB issued the HFCAA Determination Report to notify the SEC of its determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in Mainland China and Hong Kong (the “2021 Determinations”), including our auditor. On December 15, 2022, the PCAOB announced that it was able to conduct inspections and investigations of PCAOB-registered public accounting firms headquartered in Mainland China and Hong Kong in 2022. The PCAOB vacated its previous 2021 Determinations accordingly.

However, whether the PCAOB will continue to be able to satisfactorily conduct inspections and investigations of PCAOB-registered public accounting firms headquartered in Mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control, including positions taken by authorities of the PRC. The PCAOB is expected to continue to demand complete access to inspections and investigations against accounting firms headquartered in Mainland China and Hong Kong in the future.

The PCAOB is required under the HFCAA to make its determination on an annual basis with regards to its ability to inspect and investigate completely accounting firms based in the Mainland China and Hong Kong. The possibility of being a “Commission-Identified Issuer” and risk of delisting could continue to adversely affect the trading price of our securities. If the PCAOB determines in the future that it no longer has full access to inspect and investigate accounting firms headquartered in Mainland China and Hong Kong and we continue to use such accounting firm to conduct audit work, we would be identified as a “Commission-Identified Issuer” under the HFCAA following the filing of the annual report for the relevant fiscal year, and if we were so identified for two consecutive years, trading in our securities on U.S. markets would be prohibited under the HFCAA, and U.S. national securities exchanges, such as the NYSE American Market, may determine to delist our securities. For more details, see “Risk Factors — Risks Relating to Doing Business in Hong Kong — Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it is unable to inspect or investigate completely our auditor, and as a result, U.S. national securities exchanges, such as the NYSE American Market, may determine to delist our securities. The delisting of the Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

Cash Transfers and Dividend Distributions

Feline Culture is not a Hong Kong operating company, but is a Cayman Islands holding company. We maintain our bank accounts and balances primarily in licensed banks in Hong Kong. If needed, cash can be transferred among our Cayman Islands holding company and subsidiaries incorporated in the BVI and Hong Kong through equity investments, dividends and intercompany loans, and there are currently no restrictions of transferring funds between our Cayman Islands holding company and subsidiaries in BVI and Hong Kong. We may also make loans and additional capital contribution to our operating company in Hong Kong, subject to certain restrictions under the applicable local laws. As of the date of this prospectus, there are no statutory restrictions under the laws of the Cayman Islands, the BVI, or Hong Kong that would prohibit such transfers, subject to applicable law requirements.

We currently do not have cash management policies that dictate how funds are transferred among the Company, its subsidiaries, and our shareholders. If and when cash transfers occur in the future, cash is expected to be transferred within our group in the following manner: (i) funds may be transferred to Feline Culture HK from the Company as needed through Feline Culture BVI, in the form of capital contributions or shareholder loans, as the case may be; and (ii) dividends or other distributions may be paid by Feline Culture HK to the Company through Feline Culture BVI.

In the fiscal years ended March 31, 2024 and 2025 and for the six months ended September 30, 2024 and 2025, and as of the date of this prospectus, the Company did not transfer any cash to or from any of its subsidiaries. For details, see “Note 13 — Condensed Statements of Cash Flows” and “Note 14 — Condensed Statements of Cash Flows” on page F-23 and F-47, respectively.

As a holding company, Feline Culture may rely on dividends and other distributions on equity paid by its subsidiaries for its cash and financing requirements. Feline Culture BVI is permitted under the laws of the BVI to distribute dividends to Feline Culture subject to certain restrictions laid down in the BVI Act and its memorandum and articles of association. According to the BVI Act, a BVI company may make dividends distribution to the extent that immediately after the distribution, the value of the company’s assets exceeds its liabilities and that such a company is able to pay its debts as they fall due. According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution. According to the current tax practice of the Hong Kong Inland Revenue Department, dividends paid on the Class A Ordinary Shares would not be subject to any Hong Kong tax. If any of the Company’s subsidiaries incur debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to Feline Culture. As of the date of this prospectus, there are no further BVI or Hong Kong statutory restrictions on the amount of funds which may be distributed by the Company’s subsidiaries by dividend. Although our Hong Kong subsidiary is currently permitted to make distributions under applicable laws, future restrictions or intervention by PRC authorities could limit our ability to move funds out of Hong Kong, which could materially and adversely affect our liquidity and our ability to pay dividends or fund operations outside Hong Kong. See “RISK FACTORS — Risks Relating to Doing Business in Jurisdictions in which Our Operating Subsidiary Operates — The Chinese government may intervene or impose restrictions on our ability to move money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong.”

U.S. investors will not be subject to Cayman Islands taxation on dividend distributions, and no withholding will be required on the payment of dividends or distributions to them while they may be subject to U.S. federal income tax. We have no plans to declare cash dividends in the near term, but as a holding company, the ability of the Company to pay dividends, if any, to its shareholders and to service any debt it may incur will depend upon dividends paid by its subsidiaries, particularly our Hong Kong subsidiary that conduct all our business operations. The Company has not previously declared or paid any cash dividend or dividend in kind since its inception, and has no plan to declare or pay any dividends in the near future on our Class A Ordinary Shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. During the two fiscal years ended March 31, 2024 and 2025, for the six months ended September 30, 2024 and 2025, and as of the date of this prospectus, no dividends or other distributions have been declared or paid by the Company or its subsidiaries to investors. For Cayman Islands, Hong Kong, and United States federal income tax consideration of an investment in the Class A Ordinary Shares, see “TAXATION.”

In addition, there is currently no statutory restriction or limitation under the laws of Hong Kong imposed on the foreign currency conversion and the remittance of currencies out of Hong Kong, nor are there any restriction on any foreign exchange to transfer cash among Feline Culture, Feline Culture BVI and Feline Culture HK, across borders and to U.S. investors. Hong Kong is a special administrative region of the PRC. There is no assurance that the PRC government will not impose restrictions on foreign currency conversion. See “Risk Factors — Risks Relating to Doing Business in Jurisdictions in which Our Operating Subsidiary Operates — We may be subject to the PRC government’s control of foreign currency conversion, and it may limit our foreign exchange transactions, including dividend payments on our Class A Ordinary Shares.”

Market and Industry Data

This prospectus contains market data, industry data, estimates and forecasts concerning our industry that were obtained from third-party sources including market research databases, publicly available information, and industry publications and reports, including internal surveys and industry forecasts. We have relied on certain data from such sources we believe to be reliable based on our management’s knowledge of the industry, but the accuracy and completeness of such information is not guaranteed. We have not sought the consent of the sources to refer to such publicly available information in this prospectus, and we have not independently verified the accuracy or completeness of the data. In addition, we do not necessarily know what assumptions and limitations regarding general economic growth were used or were applicable in preparing the third-party forecasts we cite. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

THE OFFERING

Offering price	We currently estimate that the initial public offering price will be between US$4.00 and US$4.50 per Class A Ordinary Share.
Class A Ordinary Shares offered by us	4,250,000 Class A Ordinary Shares offered by us (or 4,887,500 Class A Ordinary Shares if the underwriters exercise the option to purchase additional Class A Ordinary Shares in full).
Ordinary Shares outstanding immediately before this Offering	25,000,000 Ordinary Shares, comprised of 20,000,000 Class A Ordinary Shares and 5,000,000 Class B Ordinary Shares.
Ordinary shares outstanding immediately after this Offering

29,250,000 Ordinary Shares, comprised of 24,250,000 Class A Ordinary Shares and 5,000,000 Class B Ordinary Shares (or 29,887,500 Ordinary Shares, comprised of 24,887,500 Class A Ordinary Shares and 5,000,000 Class B Ordinary Shares if the underwriters exercise the option to purchase additional 637,500 Class A Ordinary Shares in full).

Over-allotment option to purchase additional Class A Ordinary Shares

We have granted the Representative an option to purchase up to 637,500 additional Class A Ordinary Shares, representing 15% of the Class A Ordinary Shares sold in the offering, at the initial public offering price within 30 days after the closing of the Offering, less underwriting discounts, solely for the purpose of covering over-allotments.

Voting Rights	Each holder of Class A Ordinary Share is entitled to one (1) vote per share. Each holder of Class B Ordinary Share is entitled to fifty (50) votes per share.
Conversion Rights

Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time at the option of the holder thereof on a one-for-one basis.

Use of proceeds	We intend to use our net proceeds from this Offering as follows:
• approximately 40% is expected to be used for the procurement of media resources, including advertising inventory and creative assets to support our content production;
• approximately 30% is expected to be used for software development and platform upgrades; and
• approximately 30%, is expected to be used for general corporate and working capital purposes. See “USE OF PROCEEDS” on page 44 for details.
Lock-up

Our directors and officers and any other holder(s) of more than five percent (5%) of the outstanding securities as of the effective date of the registration statement of which this prospectus is a part have agreed with the underwriters not to offer, issue, sell, contract to sell, encumber, for the sale of or otherwise dispose of any of the securities for a period of six (6) months after the completion of this Offering without the written consent of the Representative. See “Shares Eligible for Future Sale” and “Underwriting.”

Listing

We intend to apply for the listing of the Class A Ordinary Shares on the NYSE American under the symbol “           .” The Class A Ordinary Shares will not be listed on any other stock exchange or traded on any automated quotation system.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks you should carefully consider before deciding to invest in the Class A Ordinary Shares.
Transfer Agent	Transhare Corporation
Payment and settlement	The underwriters expect to deliver the Class A Ordinary Shares against payment on or about , 2026.

RISK FACTORS

An investment in our Class A Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Class A Ordinary Shares, you should consider carefully the risks described below, together with all the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes beginning on page F-1. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Class A Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and elsewhere in the prospectus as referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Class A Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Relating to Our Business and Industry

We have a limited operating history and an evolving service model, and our historical results may not be indicative of future performance.

We commenced operations in 2023. Our evaluations of the business and prediction about our future performance may not be as accurate as they would be if we had a longer operating history. In the event that actual results differ from our expectation or we adjust our estimates in future periods, the investors’ perceptions of our business and future prospects could change materially.

In 2024, we introduced an AIGC-enabled service model that uses technology to support the design and delivery of interactive marketing experiences. This offering is relatively new in our portfolio, and we have a limited track record of customer adoption, repeat usage, unit economics, and scalability for these services. Key assumptions, including customer willingness to adopt interactive formats, expected engagement and conversion rates, production timelines, pricing, and cost profiles, may prove inaccurate as we operate at greater scale or across new industries and geographies. As we refine our delivery workflows and commercial terms for AIGC-enabled services, our results may fluctuate from period to period. We may also incur additional costs to meet customer requirements, adapt content to platform specifications, or comply with evolving regulations in our core markets, any of which could adversely affect margins and growth.

Because our service model continues to evolve, historical trends such as revenue growth, customer concentration, or cost structure may not be reliable indicators of future results.

We are dependent on a very small core team and a third-party talent dispatch model. The loss of services of any of our key management personnel without suitable and timely replacement may materially and adversely affect our business, financial condition, and results of operations.

Our success and growth significantly depend on the leadership, knowledge, skills, and continued services of our key management team and other key personnel. As of the date of this prospectus, we have six full-time employees. Prior to July 2025, we organized most human capital needs through a talent dispatch model rather than a traditional full-time workforce. This dispatch model enables us to supplement our operations with additional personnel as needed, and a stable core team comprising one manager, one senior staff member and one junior staff member has been consistently assigned to us under the dispatch arrangement. However, such personnel perform their duties under the direction and oversight of our management team and do not operate independently. The effective performance of our operations depends on the guidance, supervision and decision-making of our management team, and our reliance on a limited number of full-time employees imposes certain operational risks. The unavailability of any member of our management team due to illness, leave or other reasons could disrupt the supervision and coordination of dispatched personnel, which could adversely affect our operational efficiency, service quality and ability to execute projects in a timely manner. For risks specific to our reliance on dispatched contractors and the potential impact of any disruption in those services, see “— We rely on outsourced contractors for operational functions, and any disruption in the availability or performance of these contractors could adversely affect our business.” Beginning in July 2025, in anticipation of business expansion and to enhance operational control, we plan to gradually increase the number of full-time employees responsible for operations and the supervision of personnel supplied by the talent dispatch agency. For risks specific to our planned adjustments to human capital strategy, see “— Our planned transition toward a greater reliance on full-time employees may require adjustments to our human capital strategy and could increase our operating costs, and we may not be able to hire or retain sufficient qualified personnel to support our growth.”

Our future success also depends on our ability to attract, develop, and retain highly skilled technical, managerial, marketing, and customer service personnel. As our business scales, we expect to increase the number of full-time employees, including supervisory staff to oversee dispatched personnel. Competition for personnel is intense, particularly in the digital marketing industries where our business operations are located in Hong Kong and Southeast Asia. There is no assurance that we will be able to recruit, onboard, and retain such personnel on acceptable terms or within the required timelines. We may incur significant costs to attract and retain qualified employees, including expenditures related to salaries, benefits, and equity awards. New employees often require training and may not achieve full productivity for a significant period of time. If our management team or other key personnel fail to work effectively together, or if we are unable to effectively recruit and retain employees, our ability to achieve our strategic objectives will be adversely affected and our business and growth prospects could be harmed.

Our planned transition toward a greater reliance on full-time employees may require adjustments to our human capital strategy and could increase our operating costs, and we may not be able to hire or retain sufficient qualified personnel to support our growth.

As part of our business development plans, we expect to gradually increase our reliance on full-time employees to support our operations and to supervise personnel supplied by talent dispatch agencies. This transition will require adjustments to our existing human capital structure and management practices, and may result in higher personnel-related expenses, including salaries, employee benefits, social insurance contributions, and other costs associated with maintaining a larger full-time workforce.

From April 1, 2025 through the date of this prospectus, we have engaged an additional four full-time employees. As our business continues to expand, we may require additional full-time employees with appropriate operational, technical, financial, or managerial expertise. However, we cannot assure you that we will be able to attract, hire, and retain sufficient qualified personnel on a timely basis or on commercially reasonable terms. If we are unable to successfully execute this transition in our human capital strategy, or if our personnel-related costs increase more rapidly than anticipated, our operating expenses may increase and our margins, results of operations, and financial condition could be adversely affected.

Our Chairman and CEO has multiple business interests and, as a result, divides his professional time among several roles, which may limit the amount of time he is able to devote to the Company’s business.

Our Chairman and CEO, Mr. Liao, currently serves as a director of Hong Kong Miaojun Culture Technology Limited, an entity over which he has ultimate control. Based on his current responsibilities, Mr. Liao expects to allocate over 32 hours per week (or approximately 80% of his professional time) to the Company’s business, with the remainder of his time devoted to his other business activities. There is no contractual arrangement between our Company and Mr. Liao in regards to the allocation of his time. His actual time commitment to the Company may vary from week to week or month to month depending on the Company’s operational needs and the demands of his other roles.

Although Mr. Liao believes that he has the availability and intention to devote sufficient time to advance the Company’s business and to operate the Company successfully, there can be no assurance that his time allocation will be adequate as the Company’s operations expand or become more complex. While the Company does not believe that Mr. Liao’s other business activities currently give rise to any direct conflicts of interest, competing demands on his time could create challenges in prioritizing the Company’s business and responding promptly to its needs. Any inability by Mr. Liao to devote sufficient time and attention to the Company could adversely affect the execution of the Company’s business plan and, in certain circumstances, may require the Company to reevaluate its business objectives or operational expectations.

The digital advertising industry is highly competitive and rapidly evolving. If we do not effectively compete or fail to improve our service offerings to meet technological developments and customer needs, our business, financial condition, and results of operations could be harmed.

We operate in a competitive and rapidly changing industry that is subject to evolving technology, regulations, and customer demands. With the introduction of new and evolving technologies and the influx of new market entrants, we expect competition to intensify. Our ability to design and deploy services and solutions that anticipate and adapt to these rapid changes is critical to our success. If we fail to understand and anticipate client needs, our services may not be successful, and our revenue and earnings may suffer.

We face competition from both private and public companies. Some of our current and potential competitors may have significantly more financial, technical, marketing, and other resources than we do. This may allow them to devote greater resources to development, promotion, and sales. They may also have more extensive customer bases and broader supplier relationships than we do. As a result, these competitors may have an advantage in quickly adapting to new technologies, developing deeper marketer relationships, or offering services at lower prices. This increased competition could lead to lower pricing for our services, increased sales and marketing expenses, or a decrease in our market share, any of which could negatively affect our revenue and future operating results.

In addition, our competitors may have greater brand recognition than we do. Some of our larger competitors may also offer a broader range of products and services, which they could leverage to gain a competitive edge, including by bundling products or services at a reduced price. We may also face new competition from companies that are currently unknown to us or do not yet exist. If these companies develop, market, or resell competitive high-value marketing products or services, our ability to compete effectively could be significantly hindered and our results of operations could be harmed.

Our success depends on acquiring new customers, effectively retaining our existing customers, and increasing their usage of our services.

Our success and revenue growth depend on continually acquiring new customers and increasing the usage of our services by existing ones. Our contracts and relationships with customers generally do not include long-term or exclusive obligations requiring them to maintain or increase their use of our services. Our customers, who are often third-party advertising agencies, can choose to work with numerous providers and can shift their business to our competitors without significant costs. They may also decide to decrease their overall advertising spending for any reason. If our efforts to acquire and retain customers are unsuccessful, or if our customers decide to materially reduce or cease their use of our services, our revenue could decline, which would materially and adversely harm our business, financial condition, and results of operations.

We are dependent on a small number of customers, and the loss of business from any significant customer could have a material adverse effect on our revenue.

We are typically engaged by third-party advertising agencies to execute interactive marketing campaigns on behalf of the brand advertisers they represent. This structure is common in the digital advertising industry and provides certain advantages, such as streamlining client acquisition, allowing us to scale without managing relationships with individual brand advertisers, and enabling recurring business opportunities when agencies are satisfied with our services and choose to retain us for campaigns involving other brands in their portfolios. However, this model also exposes us to customer concentration risks, as our revenue is heavily dependent on a limited number of agency customers.

Our top customers account for a significant portion of our total revenue. For the fiscal year ended March 31, 2025, our top five customers accounted for approximately 75.9% of our total revenue. For the fiscal year ended March 31, 2024, our top five customers accounted for approximately 97.3% of our total revenue. For the six months ended September 30, 2025, our top five customers accounted for approximately 88.6% of our total revenue, and for the six months ended September 30, 2024, our top five customers accounted for approximately 83.0% of our total revenue. The concentration of our business with a small number of customers makes us more susceptible to negative developments affecting those customers, such as a reduction in their marketing budgets, a shift in their marketing strategies, or a change in their preferred vendors.

While we are actively pursuing new customers and working to diversify our customer base, there can be no guarantee that any of our customers will continue to do the same volume of business with us or do business with us at all. The loss of business from any significant customer, and our failure to replace that volume in a timely manner, could have a material adverse impact on our business, financial condition, and results of operations.

We are highly dependent on third-party intermediaries as suppliers of advertising inventory and performance data. Any disruption or unfavorable change in our relationships with these suppliers or their access to advertising platforms could materially and adversely affect our business, financial condition, and results of operations.

Our advertising campaigns are executed through third-party media suppliers who access major online platforms such as Google, TikTok, and YouTube, either directly or through their affiliated suppliers and resellers. These intermediaries are responsible for purchasing advertising inventory and managing campaign delivery.

Because we do not contract directly with the media platforms, we rely on these third-party media suppliers to secure suitable ad placements that align with campaign goals and expectations of our customers and the brands they represent.

We also depend on suppliers to obtain and share campaign performance data and reports made available by the media platforms. These data and reports are essential for evaluating ad effectiveness, generating actionable insights, and optimizing campaign strategies. However, such data are subject to the technical systems, access protocols, and data-sharing policies of the platforms, whether accessed directly by our suppliers or through upstream partners. Any reduction in data visibility, restriction on usage, or disruption in access could impair our ability to measure results and deliver performance-based services.

Our supplier base is concentrated. For the year ended March 31, 2025, three suppliers each accounted for more than 10% of total purchases, representing approximately 33%, 30%, and 29%, respectively. For the year ended March 31, 2024, four suppliers each accounted for more than 10% of total purchases, representing approximately 17%, 15%, 13%, and 13%, respectively. For the six months ended September 30, 2025, two suppliers each accounted for more than 10% of total purchases, representing approximately 40%, and 31%, respectively. For the six months ended September 30, 2024, five suppliers each accounted for more than 10% of total purchases, representing approximately 27%, 27%, 19%, 11%, and 10%, respectively. All of our major suppliers during the periods described above were third-party media suppliers. If any key supplier loses access to a major media platform or becomes unable or unwilling to work with us on comparable terms, we may not be able to secure equivalent services elsewhere on acceptable commercial terms or in a timely manner. This could negatively affect our ability to fulfill client campaigns, maintain performance standards, and retain customer relationships, which in turn could materially harm our business and operating results.

Operational and performance issues with our internally used AIGC Platform may adversely affect our business, financial condition, and results of operations.

We depend on the sustained and uninterrupted performance of our internally used AIGC Platform to design, develop, and deliver our digital marketing services. This platform is critical for automating content creation, managing campaign assets, and supporting the real-time optimization of our services. We may from time to time face operational and performance issues with the platform, including a failure to respond to technological changes or to adequately scale to meet demand. If there are errors in our use of the platform, or if we experience outages, our ability to provide our services and our business may be harmed.

Our AIGC Platform is a complex system. Operational and performance issues could arise from the platform itself or from external factors, such as a disruption in connectivity or cyberattacks. The AIGC Platform was developed by a third party, and we are dependent on that developer for maintenance, updates, and bug fixes. We do not have the in-house technical capability to perform independent fixes or implement critical updates. The original developer may not be available or able to provide timely support if critical issues arise, which would be out of our control. While we have not experienced any material platform-related issues during the fiscal years ended March 31, 2024 and 2025, the six months ended September 30, 2024 and 2025, or as of the date of this prospectus, there is no assurance that such issues will not arise in the future.

As our business grows, we need to ensure technology we use is well maintained and enhanced, which may require us to engage third-party providers. If we or these third-party providers fail to adequately maintain, expand, upgrade, and develop the systems and infrastructure in a timely manner, our growth prospects and results of operations could be adversely affected. Operational and performance issues may also lead to negative publicity, damage to our brand and reputation, increased costs or loss of revenue, and a loss of our competitive position. Addressing such issues could require significant expenditures of capital and other resources and could cause interruptions or delays to our business, any of which may adversely affect our financial condition and results of operations.

Our business is dependent on the performance and reliability of the Internet, mobile networks, and other infrastructure not under our control.

Our services and business depend on the performance and reliability of the Internet, mobile networks, and other infrastructure that we do not control. Disruptions in such infrastructure, including as a result of power outages, telecommunications delays or failures, security breaches, or computer viruses, could cause delays or interruptions to our services. Any of these events could damage our reputation, disrupt our operations, and subject us to liability, which could adversely affect our business, financial condition, and results of operations.

Our contracts with customers are not exclusive, may be terminated upon relatively short notice, and generally do not require long-term commitments. A significant reduction in business from a key customer could cause a material and immediate decline in our revenue.

Our customers, who are often third-party advertising agencies, are not bound to us by long-term or exclusive contracts. In many instances, they may reduce or cancel their business with us or terminate our agreements without penalty, often with relatively short notice. They may also work with our competitors or directly with other intermediaries. Accordingly, our business is highly vulnerable to changes in the macro environment, price competition, or the development of new offerings by our competitors.

If a customer or a group of customers representing a large portion of our revenue decides to materially reduce their use of our services, it could cause an immediate and significant decline in our revenue and profitability. It could be difficult for us to replace the business from any customers whose relationships with us diminish or terminate in a short period of time. Additionally, if we overestimate future demand, we may incur additional expenses in investing in infrastructure without a corresponding increase in revenue, which would harm our profitability and operating results.

Our historical growth may not be indicative of our future growth.

Our business has experienced strong growth in recent periods, with revenue growing from approximately US$1.93 million for the fiscal year ended March 31, 2024, to approximately US$7.96 million for the fiscal year ended March 31, 2025. Our revenue grew from approximately US$2.32 million for the six months ended September 30, 2024 to approximately US$6.12 million for the six months ended September 30, 2025. Despite this rapid revenue growth, there is no guarantee that we can sustain it or achieve profitability on a quarterly or annual basis. In future periods, our revenue could decline or grow more slowly than we expect. We may also incur significant losses for several reasons, including the materialization of the risks described in this prospectus.

Our ability to sustain our growth and achieve profitability is subject to a variety of risks and unforeseen difficulties, such as:

•        we may be unsuccessful in predicting and capturing industry trends and consumer preferences;

•        we may be unable to introduce new services that appeal to customers;

•        we may be unsuccessful in protecting or enhancing the recognition and reputation of our brands;

•        we may be unsuccessful in competing for market share with our existing or new competitors;

•        our inability to maintain existing relationships and to create new relationships with business partners;

•        we may not be able to maintain and improve our customer experience;

•        we may experience service interruptions, data corruption, cyber-based attacks or network security breaches which may result in the disruption of our AIGC Platform or the loss of confidential information of our consumers; and

•        we may be unable to retain key members of our senior management team or attract and retain other qualified personnel.

Our plans for implementing our business strategy and achieving profitability are based on the experience, judgment, and assumptions of our key management personnel. If management’s assumptions prove to be incorrect, or if we fail to effectively manage our growth, it could have a material adverse effect on our business, financial condition, and results of operations.

We have not applied for any intellectual property protection as of the date of this prospectus. Our lack of registered intellectual property rights may expose us to potential legal, operational, and competitive risks.

We rely on the internally deployed AIGC Platform for our business. The AIGC Platform was developed by a third-party service provider pursuant to a development agreement, which expressly assigns to us all rights, title, and interest in and to the AIGC Platform. However, as of the date of this prospectus, we have not applied for or registered any intellectual property rights, including patents, software copyrights, or other proprietary protections in connection with the AIGC Platform or any related technologies. While we currently use the platform solely as an internal tool and do not intend to commercialize or license it independently, the absence of registered intellectual property protection exposes us to various risks. For instance, our ability to assert or defend our ownership rights may be limited in the event of third-party infringement or misappropriation. We may also face difficulties preventing competitors from developing or claiming similar technologies, or defending against infringement claims from third parties. Moreover, any future efforts to monetize the AIGC Platform through licensing or partnerships may be constrained by the lack of formal intellectual property registrations.

Although we have not experienced any material disputes or claims regarding the intellectual property rights associated with the AIGC Platform during the two most recent fiscal years and as of the date of this prospectus, we cannot guarantee that such issues will not arise in the future. Any such disputes, disruptions, or limitations could have a material adverse effect on our business, results of operations, and prospects.

We may be subject to intellectual property claims arising from library assets and customer-provided materials, which could result in liability and disrupt campaigns.

We design and produce campaign content using the AIGC Platform’s licensed libraries and customer-supplied materials. Our development agreement with the third-party platform developer includes representations that the delivered platform and related work product do not infringe third-party rights and an obligation to indemnify us for infringement liabilities arising from those deliverables. Our service agreements with customers include representations and warranties that customer-provided campaign contents comply with applicable laws and do not infringe or misappropriate any third-party rights, and an obligation to indemnify and hold us harmless from any costs resulting from a breach of those commitments.

Although we rely on the platform developer and customer representations, we cannot assure you that all content is cleared for the intended uses, territories, channels, or durations, or that it will not be alleged to infringe copyrights, trademarks, rights of publicity, or other proprietary rights. Any such claim could require us to defend proceedings, remove or replace content, or suspend campaign delivery. Contractual protections may be limited, subject to caps, exclusions, notice and cooperation requirements, control of defense provisions, and counterparty credit risk, and may not fully cover our losses. Even allegations that are ultimately unfounded could increase costs, divert management attention, harm our reputation, and could materially and adversely affect our business, financial condition, and results of operations.

We rely on outsourced contractors for operational functions, and any disruption in the availability or performance of these contractors could adversely affect our business.

As of the date of this prospectus, we engage contractors through a third-party human resource supplier to support the execution of our interactive marketing services. These contractors operate under the direction and supervision of our management team. We believe this outsourced model aligns with common industry practice in the regions where we operate. We receive monthly billing statements from our supplier, which allows us to adjust the number and types of contractors based on actual workload and project demand. While we scale resources flexibly according to campaign volume, a core group of two to three senior contractors are consistently assigned to our projects, helping maintain continuity and service quality.

However, we do not have direct employment relationships with these contractors and have no control over the supplier’s internal staffing decisions. If our existing supplier becomes unable or unwilling to continue providing qualified personnel, or if we are forced to transition to a new supplier, we may face delays, increased costs, or a shortage of skilled contractors. Such disruption could impair our ability to deliver campaigns on schedule, maintain service quality, or respond to customer needs in a timely manner, any of which could have a material adverse effect on our business, financial condition, and results of operations.

We may not be adequately insured against losses and liabilities arising from our operations.

We recognize that our business is subject to various operational risks and potential liabilities, as described in the risk factors above. We currently maintain employees’ compensation insurance, which does not have limitation on damages or when the pre-determined amount of compensation exceeds our total consideration. We do not carry an office insurance, professional indemnity for projects, or directors’ and officers’ liability insurance. Although we believe our existing insurance coverage is generally consistent with industry practice and addresses certain foreseeable risks, it may not be adequate to cover all potential losses, claims, or damages suffered by us. Any recovery under our insurance policies depends on the assessment and approval of the relevant insurers in accordance with the terms under the policies. There is no assurance that we will be indemnified in full, or at all, in any particular instance. Should we experience losses, damages, or liabilities in the course of our operations that fall outside the scope of our insurance coverage, we may not have adequate funds to satisfy those obligations. Any such payments could have a material adverse effect on our business, results of operations, and financial condition.

Risks Relating to Doing Business in Jurisdictions in which Our Operating Subsidiary Operates

All of our operations are conducted through our Hong Kong operating subsidiary. Due to the long-arm provisions under current PRC laws and regulations, the PRC government may exercise significant oversight and discretion over the conduct of our business, which could result in a material change in our operations, limit or hinder our ability to offer securities, and/or cause the value of such securities to decline or become worthless. Changes in PRC policies, regulations, rules, and law enforcement may occur quickly with little advance notice, and the related risks remain uncertain.

We are an exempted company incorporated in the Cayman Islands as a holding company with no business operations, and we conduct all our operations through our Hong Kong operating subsidiary, Feline Culture HK. Hong Kong is a special administrative region of the PRC. The legal and operational risks associated with operating in PRC apply to our operations in Hong Kong. Feline Culture HK does not have operations in Mainland China or is not regulated by any regulator in Mainland China. Furthermore, pursuant to the Basic Law, national laws of Mainland China do not apply in Hong Kong unless they are listed in Annex III) and applied locally by promulgation or local legislation. National laws that may be listed in Annex III are currently limited under the Basic Law to those which fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong. National laws and regulations relating to data protection, cybersecurity and the anti-monopoly have not been listed in Annex III and therefore do not currently apply directly to Hong Kong.

For the fiscal years ended March 31, 2024 and 2025, our operating subsidiary had customers from Hong Kong and Southeast Asia, and did not record any revenue from Mainland China. However, due to certain long-arm provisions in the current PRC laws and regulations, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China as they may affect companies incorporated and operating in Hong Kong. The PRC government may choose to exercise additional oversight and discretion over Hong Kong, and the policies, regulations, rules, and the enforcement of laws of the PRC government to which we are subject may change rapidly and with little advance notice to us or our shareholders. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in the PRC and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system are by their very nature uncertain.

In addition, these PRC laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, which may result in inconsistency with our current policies and practices. New laws, regulations, and other government directives in the PRC may also be costly to comply with, and such compliance, any associated inquiries or investigations, or any other government actions may:

•        Delay or impede our development;

•        Result in negative publicity or increase our operating costs;

•        Require significant management time and attention; and

•        Subject us to remedies, administrative penalties, and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

We are aware that the PRC government recently initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the PRC legislative or administrative regulation-making bodies will respond or what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, or what the potential impact that any such modified or new laws and regulations would have on our daily business operations and the ability to accept foreign investments and list on a U.S. or other foreign exchange.

All of the legal and operational risks associated with operating in the PRC also apply to our operations in Hong Kong. The PRC government may intervene or influence our operations at any time and may exert more control over offerings conducted overseas and foreign investment in Hong Kong-based issuers, which may result in a material change in our operations and/or the value of our Class A Ordinary Shares. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in Hong Kong or China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

The Chinese government may intervene or impose restrictions on our ability to move money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong.

There is currently no restriction or limitation under the laws of Hong Kong on the conversion of HK dollar into foreign currencies and the transfer of currencies out of Hong Kong and the laws and regulations of the PRC on currency conversion control do not currently have any material impact on the transfer of cash between the ultimate holding company and our operating subsidiary in Hong Kong. However, the PRC government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business to outside of Hong Kong and may affect our ability to receive funds from our operating subsidiary in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact our ability to conduct our business could require us to change certain aspects of our business to ensure compliance; decrease demand for our services; reduce revenues; increase costs; require us to obtain more licenses, permits, approvals, or certificates; or subject us to additional liabilities. To the extent any new or more stringent measures are implemented, our business, financial condition, and results of operations could be adversely affected and the value of our Class A Ordinary Shares could decrease or become worthless.

We may be subject to the PRC government’s control of foreign currency conversion, and it may limit our foreign exchange transactions, including dividend payments on our Class A Ordinary Shares.

Feline Culture is a holding company incorporated in Cayman Islands and has no business operation. Under our current corporate structure, our holding company relies on dividend payments from our subsidiaries to fund any cash, assets and financing requirements we may have.

There is currently no statutory restriction or limitation under the laws of Hong Kong imposed on the conversion of Hong Kong dollars or U.S. dollars into foreign currencies and the remittance of currencies out of Hong Kong, nor are there any restriction on any foreign exchange to transfer cash among Feline Culture, Feline Culture BVI and Feline Culture HK, across borders and to U.S. investors.

Hong Kong is a special administrative region of the PRC. The legal and operational risks associated with operating in the PRC may also apply to our operations in Hong Kong. The foreign currency regulations of Mainland China do not currently have material impact on the transfer of cash or assets between the Company and Feline Culture HK. However, the PRC government imposes controls on the convertibility of the Chinese Yuan into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Therefore, there is a possibility that certain PRC laws and regulations, including existing laws and regulations and those to be enacted or promulgated in the future will become applicable to our Hong Kong subsidiary in the future and the PRC government may prevent our cash maintained in Hong Kong from leaving or restrict the deployment of the cash into our business or for the payment of dividends in the future. Any such controls or restrictions, if imposed in the future and to the extent that our cash and other assets are located in Hong Kong and needed to be used to fund our overseas operation in the future, may adversely affect our ability to finance our cash requirements, service debt or make dividend or other distributions to our shareholders. Furthermore, there is no assurance that the PRC government will not impose restrictions on our ability to transfer or distribute cash or other assets within our organization, which could restrict or prohibit us from making transfers or distributions to entities outside of Hong Kong and adversely affect our business.

The Hong Kong legal system embodies uncertainties that could limit the legal protections available to you and us.

All of our operations are conducted through our Hong Kong operating subsidiary. Hong Kong is a special administration region of the PRC. On July 1, 1997, the PRC assumed sovereignty of Hong Kong under the “one country, two systems” principle which ensures that Hong Kong has its own governmental and legal system that is independent from Mainland China and, as a result, has its own distinct rules and regulations. The constitutional document of Hong Kong, the Basic Law, provides that Hong Kong enjoys the freedom to function with a high degree of autonomy for its affairs, including currencies, immigration and customs operations, and its independent judiciary system and parliamentary system. The laws previously in force in Hong Kong, that is, the common law, rules of equity, ordinances, subordinate legislation and customary law are maintained. Hong Kong continues using the English common law system. The Special Administrative Region of Hong Kong is responsible for its own domestic affairs including, but not limited to, the judiciary and courts of last resort, immigration and customs, public finance, currencies and extradition.

In contrast, the PRC legal system is a civil law system based on written statutes unlike the common law system applicable in Hong Kong; prior court decisions may be cited for reference but have limited precedential value. Since 1979, the PRC government has promulgated laws and regulations governing economic matters in general, such as foreign investment, corporate organization and governance, commerce, taxation, and trade. However, China has not developed a fully integrated legal system. As a result, recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new and due to the limited volume of published cases and their non-binding nature, interpretation and enforcement of these newer laws and regulations involve greater uncertainties than those in jurisdictions available to you. In addition, the PRC’s legal system is based in part on government policies and administrative rules and many have retroactive effects. As a result, we cannot predict the effect of future developments in China’s legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws.

Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems.

We are unable to assure you that Hong Kong will continue to enjoy a high autonomy and the relative political freedoms as enjoyed by it in previous years. There have been ignited criticism from many people in Hong Kong, who were of view that the PRC leadership was reneging on its pledge to abide by the “one country, two systems” policy that allows for a democratic, autonomous Hong Kong under Beijing’s rule. For instance, on June 10, 2014, Beijing released a new report asserting its authority over the territory. On July 14, 2020, the United States signed an executive order to end the special status enjoyed by Hong Kong post-1997. If the autonomy currently enjoyed by Hong Kong is compromised, it could potentially impact Hong Kong’s common law legal system and ma, in turn, bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our business and operations. On March 23, 2024, the Hong Kong government has enacted the Safeguarding National Security Ordinance (“SNSO”), which is a domestic security legislation under Article 23 of the Basic Law, to prohibit four types of offenses, including secession, subversion, terrorist activities and collusion with a foreign country or with external elements to endanger national security, as well as other offences relating to the endangering of national security, which has been considered as having further significantly undermined the autonomy of Hong Kong. It is difficult for us to predict the degree of adverse impact of the legislation of the SNSO on Hong Kong or our business in Hong Kong. However, in any event, since all of our operations are based in Hong Kong, any change of the political arrangements between Hong Kong and the PRC may pose an adverse impact to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial positions. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our customers.

If the PRC were to, in fact, renege on its agreement to allow Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may, in turn, bring about uncertainty in, for example, the enforcement of our contractual rights. Accordingly, we cannot predict the effect of future developments in the

Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to you.

Uncertainties regarding the interpretation and enforcement of PRC laws, rules, and regulations, which could change at any time, could limit the legal protections available to us.

The PRC legal system is based on written statutes and prior court decisions have limited value as precedents. Since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations, and rules, which could change at any time with little advance notice, are not always uniform, and enforcement of these laws, regulations, and rules involves uncertainties.

We may have to resort to administrative and court proceedings to enforce our legal rights from time to time. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based partly on government policies and internal rules (some of which are not published in a timely manner or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property), and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

It may be difficult for overseas regulators to conduct investigations or collect evidence within the territory of China, including Hong Kong.

Shareholder claims or regulatory investigations that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in Mainland China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside Mainland China. Although the authorities in Mainland China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of mutual and practicable cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within Mainland China. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigations or evidence collection activities within Mainland China may further increase difficulties faced by you in protecting your interests.

In the event that U.S. regulators carry out an investigation on us and there is a need to conduct such investigation, or collect evidence in Mainland China, U.S. regulators may not be able to carry out such investigation or evidence collection directly in Mainland China under the PRC laws. U.S. regulators may, in the future, consider cross-border cooperation with a securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels, or a regulatory cooperation mechanism established with the securities regulatory authority of the PRC.

Our principal business operations are conducted through our Hong Kong subsidiary. Hong Kong has a legal system separate from Mainland China. Our Hong Kong counsel advised that the Securities and Futures Commission of Hong Kong (“SFC”) is a signatory to the International Organization of Securities Commissions Multilateral Memorandum of Understanding (“MMOU”), which provides for mutual investigatory and other assistance and exchange of information between securities regulators around the world, including the SEC. This is also reflected in section 186 of the Securities and Futures Ordinance (“SFO”), which empowers the SFC to exercise its investigatory powers to obtain information and documents requested by non-Hong Kong regulators, and section 378 of the SFO, which allows the SFC to share confidential information and documents in its possession with such regulators. However, there is no assurance that such cooperation will materialize or, if it does, whether it will adequately address any efforts to investigate or collect evidence to the extent that may be sought by U.S. regulators.

Adverse regulatory developments in China may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with Hong Kong-based operations, all of which could increase our compliance costs and subject us to additional disclosure requirements.

Currently, Hong Kong has a separate legal system from Mainland China, and it has its legislative framework and judiciary independent of that of the PRC government. Nonetheless, the recent regulatory developments in China, in particular with respect to restrictions on China-based companies raising capital offshore, may lead to additional regulatory review in China over our financing and capital-raising activities in the United States. In addition, we may be subject to industry-wide regulations that may be adopted by the relevant PRC authorities, which may have the effect of limiting our service offerings, restricting the scope of our operations in Hong Kong, or causing the suspension or termination of our business operations in Hong Kong entirely. We may have to adjust, modify, or completely change our business operations in response to adverse regulatory changes or policy developments, and we cannot assure you that any remedial action adopted by us can be completed in a timely, cost efficient, or liability-free manner or at all.

On July 30, 2021, in response to the recent regulatory developments in China and actions adopted by the PRC government, the Chairman of the SEC issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with PRC-based operating companies (including Hong Kong) before their registration statements will be declared effective. On August 1, 2021, the CSRC issued a statement saying that it had taken note of the new disclosure requirements announced by the SEC regarding the listings of such companies and the recent regulatory development in China and that both countries should strengthen communications on regulating China-related issuers. Since we mainly operate in Hong Kong, we cannot guarantee that we will not be subject to tightened regulatory review, and we could be exposed to government interference from China.

There remain some uncertainties as to whether we will be required to obtain approvals from the PRC authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval. We may become subject to a variety of PRC laws and other obligations regarding data security in relation to offerings that are conducted overseas, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

On June 10, 2021, the Standing Committee of the National People’s Congress enacted the PRC Data Security Law, which took effect on September 1, 2021. The law requires data collection to be conducted in a legitimate and proper manner, and it stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and a hierarchical protection system for data security.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On August 20, 2021, the 30th meeting of the Standing Committee of the 13th National People’s Congress voted and passed the “Personal Information Protection Law of the People’s Republic of China” (“PRC Personal Information Protection Law”), which became effective on November 1, 2021. The PRC Personal Information Protection Law applies to the processing of personal information of natural persons within Mainland China that is carried out outside of China where (1) such processing is for the purpose of providing products or services for natural persons within China, (2) such processing is to analyze or evaluate the behavior of natural persons within China, or (3) there are any other circumstances stipulated by related laws and administrative regulations.

On December 24, 2021, the CSRC, together with other relevant government authorities in China, issued the Draft Overseas Listing Regulations. The Draft Overseas Listing Regulations require that a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in PRC seeks to issue and list its shares in the name of an overseas enterprise on the basis of the equity, assets, income, or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing under the Draft Overseas Listing Regulations.

On December 28, 2021, the CAC, jointly with the relevant authorities, formally published Measures for Cybersecurity Review (2021), which took effect on February 15, 2022, and replaced the former Measures for Cybersecurity Review (2020) issued on July 10, 2021. Measures for Cybersecurity Review (2021) stipulates that operators of critical information infrastructure purchasing network products and services, and online platform operators (together with the operators of critical information infrastructure, the “Operators”) carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, and any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country.

On February 17, 2023, the CSRC, as approved by the State Council, released the Trial Measures for Administration of Overseas Securities Offerings and Listings by Domestic Companies and five interpretive guidelines (collectively, the “CSRC Filing Rules”), which came into effect on March 31, 2023. Under the CSRC Filing Rules, a filing-based regulatory system shall be applied to “indirect overseas offerings and listings” of PRC domestic companies, which refers to securities offerings and listings in an overseas market made under the name of an offshore entity but based on the underlying equity, assets, earnings, or other similar rights of a domestic company that operates its main business domestically. The CSRC Filing Rules state that any post-listing follow-on offering by an issuer in the same overseas market, including issuance of shares, convertible notes, and other similar securities, shall be subject to filing requirement within three business days after the completion of the offering.

We do not believe that we and Feline Culture HK will be deemed an “operator of critical information infrastructure,” any “data processor” carrying out data processing activities, and we are not subject to cybersecurity review by the CAC for this Offering or required to obtain regulatory approval from the CAC nor any other PRC authorities for our and our subsidiary’s operations in Hong Kong, since (i) Feline Culture HK is incorporated and operating in Hong Kong only without any subsidiary or variable interest entity structure in Mainland China, and it is unclear whether the Measures for Cybersecurity Review (2021) shall be applied to a Hong Kong company; (ii) as of date of this prospectus, Feline Culture HK has in aggregate collected and stored the personal information of less than one thousand individuals in Mainland China only and we have acquired the customers’ separate consents for collecting and storing of their personal information and data; (iii) we do not place any reliance on collection and processing of any personal information to maintain our business operation; (iv) data processed in our business should not have a bearing on national security nor affect or may affect national security; (v) all of the data Feline Culture HK has collected is stored in servers located in Hong Kong; and (vi) as of the date of this prospectus, neither we nor Feline Culture HK have been informed by any PRC governmental authority of being classified as “operator of critical information infrastructure” or “data processor” that is subject to CAC cybersecurity review or a CSRC review.

Further, based on laws and regulations currently in effect in the PRC as of the date of this prospectus, we are not subject to the CSRC Filing Rules or go through the filing procedures under the Trial Administrative Measures before our Class A Ordinary Shares can be listed or offered in the U.S, although we have potential clients who are Mainland China individuals or companies that have shareholders or directors that are Mainland China individuals, since neither we, nor our subsidiaries, are “PRC domestic companies” which subject to the Trial Administrative Measure, because (i) we are headquartered in Hong Kong, with our officers and all members of the board of directors based in Hong Kong or elsewhere who are not Mainland China citizens; (ii) we do not, directly or indirectly, own or control any entity or subsidiary in Mainland China, nor is it controlled by any mainland Chinese company directly or indirectly; (iii) all of our revenues and profits are generated by our subsidiaries in Hong Kong, none of our business activities are conducted in Mainland China, and we have not generated revenues or profits from Mainland China in the most recent accounting year accounts for more than 50% of the corresponding figure in our audited combined financial statements for the same period; (iv) we do not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a variable interest entity structure with any entity in Mainland China; (v) pursuant to the Basic Law of the Hong Kong Special Administrative Region of the PRC, or the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy).

However, given the uncertainties arising from the legal system in Mainland China and Hong Kong, including uncertainties regarding the interpretation and enforcement of the PRC laws and regulations and the significant authority of the PRC government to intervene or influence the offshore holding company headquartered in Hong Kong, there remains significant uncertainty in the interpretation and enforcement of the Trial Administrative Measures, PIPL, relevant Mainland China data privacy, cybersecurity laws and other regulations. It is highly uncertain how soon the legislative or administrative regulation-making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of Feline Culture HK and the listing of our Class A Ordinary Shares on the U.S. or other foreign exchanges. As the Trial Administrative Measures are newly issued, there remains uncertainty as to how it will be interpreted or implemented. Therefore, we cannot assure you that when and whether we will be subject to such filing requirements, or will be able to get clearance from the CSRC in a timely manner, or at all, even though we believe that none of the situations that would clearly prohibit overseas listing and offering applies to us.

Although we are currently not required to obtain approvals from the PRC authorities to operate our business or list on the U.S. exchanges and offer securities; specifically, we are currently not required to obtain any permission or approval from the CSRC, the CAC or any other PRC governmental authority to operate our business or to list our securities on a U.S. securities exchange or issue securities to foreign investors. We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. However, there remains uncertainty as to how the Measures for Cybersecurity Review (2021) will be interpreted or implemented and the relevant PRC governmental authority may not take a view that is consistent with our interpretation. Also, significant uncertainty exists in relation to the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If we were deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users under the Measures, or if other regulations promulgated in relation to the Measures are deemed to apply to us, our business operations and the listing of our Class A Ordinary Shares in the U.S. could be subject to cybersecurity review by the CAC, in the future. In the event that we are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we face uncertainty as to whether any clearance or other required actions can be completed in a timely fashion or at all. Given such uncertainty, we may be further required to suspend our relevant business, shut down our website, or face other penalties which could materially and adversely affect our business, financial condition, and results of operations.

Furthermore, if the Trial Administrative Measures, Measures for Cybersecurity Review (2021), the PIPL, become applicable to us or Feline Culture HK, our operation and the listing of our Class A Ordinary Shares in the United States could be subject to the CAC’s cybersecurity review or the CSRC Overseas Issuance and Listing review in the future. If the applicable laws, regulations, or interpretations change and Feline Culture HK become subject to the CAC or CSRC review, we cannot assure you that Feline Culture HK will be able to comply with the regulatory requirements in all respects and our current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities. Compliance with these laws and regulations could significantly increase the cost to us of providing our service offerings, require significant changes to our operations or even prevent us from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future. If there is a significant change to the current political arrangements between Mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, and/or if we were required to obtain such permissions or approvals in the future in connection with the listing or continued listing of our securities on a stock exchange outside of the PRC, it is uncertain how long it will take for us to obtain such approval, and, even if we obtain such approval, the approval could be rescinded. Any failure to obtain or a delay in obtaining the necessary permissions from the PRC authorities to conduct offerings or list outside of the PRC may subject us to sanctions imposed by the CSRC, CAC, or other PRC regulatory authorities. It could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest into Mainland China as foreign investments or accept foreign investments, ability to offer or continue to offer Class A Ordinary Shares to investors or list on the U.S. or other overseas exchange may be restricted, and the value of our Class A Ordinary Shares may significantly decline or be worthless, our business, reputation, financial condition, and results of operations may be materially and adversely affected. The CSRC, the CAC, or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this Offering before settlement and delivery of our Class A Ordinary Shares. In addition, if the CSRC, the CAC, or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this Offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities.

Compliance with Hong Kong’s Personal Data (Privacy) Ordinance and any such other existing or future data privacy related laws, regulations and governmental orders may entail significant expenses and could materially affect our business.

Although we are not subject to cybersecurity review by the CAC nor any other PRC authorities for this Offering or required to obtain regulatory approval regarding the data privacy and personal information requirements from the CAC nor any other PRC authorities for ourselves and Feline Culture HK, because a substantial portion of our operations take place in Hong Kong, we are subject to a variety of laws and other obligations regarding data privacy and protection in Hong Kong.

In particular, the Personal Data (Privacy) Ordinance (Chapter 486 of the laws of Hong Kong) (the “PDPO” or the “Personal Data (Privacy) Ordinance”) imposes a duty on any data user who, either alone or jointly with other persons, controls the collection, holding, processing or use of any personal data which relates directly or indirectly to a living individual and can be used to identify that individual. Under the PDPO, data users shall take all practicable steps to protect the personal data they hold from any unauthorized or accidental access, processing, erasure, loss, or use. Once collected, such personal data should not be kept longer than necessary for the fulfillment of the purpose for which it is or is to be used and shall be erased if it is no longer required, unless erasure is prohibited by law or is not in the public interest. The PDPO also confers on the Privacy Commissioner for Personal Data (“Privacy Commissioner”) power to conduct investigations and institute prosecutions. The data protection principles (collectively, the “DPP” or the “Data Protection Principles”), which are contained in Schedule 1 to the PDPO, outline how data users should collect, handle, and use personal data, complemented by other provisions imposing further compliance requirements. The collective objective of DPPs is to ensure that personal data is collected on a fully informed basis and in a fair manner, with due consideration towards minimizing the amount of personal data collected. Once collected, the personal data should be processed in a secure manner and should only be kept for as long as necessary for the fulfillment of the purposes of using the data. Use of the data should be limited to or related to the original collection purpose. Data subjects are given certain rights, inter alia: (a) the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject; (b) if the data user holds such data, to be supplied with a copy of such data; and (c) the right to request correction of any data they consider to be inaccurate. The Privacy Commissioner may carry out criminal investigations and institute prosecution for certain offenses. Depending on the severity of the cases, the Privacy Commissioner will decide whether to prosecute or refer cases involving suspected commission to the Department of Justice of Hong Kong. Victims may also seek compensation by civil action from data users for damage caused by a contravention of the PDPO. The Privacy Commissioner may provide legal assistance to the aggrieved data subjects if the Privacy Commissioner deems fit to do so.

We believe that we have been in compliance with the data privacy and personal information requirements of the PDPO and we have not encountered any investigations involving a breach of the PDPO. Moreover, we do not expect to be subject to any cybersecurity review by Hong Kong and PRC government authorities for this Offering. However, if we or our operating subsidiary conducting business operations in Hong Kong have violated certain provisions of the PDPO, we could face significant civil penalties and/or criminal prosecution, which could adversely affect our business, financial condition, and results of operations.

Failure to comply with Hong Kong Competition Law may result in material and adverse effect on our business, financial condition and results of operations.

We may be subject to a variety of laws and other obligations regarding competition law in Hong Kong, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations. We face significant competition in the market due to a large amount of providers offering similar products and services. We may be subject to the Competition Ordinance (Chapter 619 of the Laws of Hong Kong) (“Competition Ordinance”), which came into force on December 14, 2015, which laid down three forms of behavior and imposes three rules which are intended to prevent and discourage anti-competitive conduct: (i) the first conduct rule prohibits agreements between undertakings that have the object or effect of preventing, restricting and distorting competition in Hong Kong; (ii) the second conduct rule prohibits undertakings with a substantial degree of market power in a market from abusing that power by engaging in conduct that has the object or effect of preventing, restricting and distorting competition in Hong Kong; and (iii) the merger rule prohibits mergers that have or are likely to have the effect of substantially lessening competition in Hong Kong. Currently, the merger rule only applies where an undertaking that directly or indirectly holders a “carrier license” within the meaning of the Telecommunications Ordinance (Chapter 106 of the Laws of Hong Kong) is involved in a merger, and is therefore not applicable to our business.

The Competition Commission is a statutory body in Hong Kong established to investigate any contravention against and enforce on the provisions of the Competition Ordinance, and the Competition Tribunal is a tribunal set up under the Competition Ordinance, as part of Hong Kong judiciary, to hear and decide cases connected with competition law in Hong Kong. Under the guidelines and policies published by the Competition Commission, possible outcomes of investigation of contravention of the Competition Ordinance may include the acceptance of commitment given by infringer, the issuing of warning notice or infringement notice, commencement of proceedings in the Competition Tribunal, applying for consent order, referral of complaint to a government agency and the conduct of a market study. The Competition Tribunal may order remedies including pecuniary penalty, disqualification or other order under the Competition Ordinance. The guidelines and policies published by the Competition Commission in Hong Kong did not mention any remedies which may impact on the Company’s ability to accept foreign investment or list on a U.S./foreign exchange as a result of the non-compliance of the Competition Ordinance.

The Company confirms that we have not adopted any anti-competitive conduct described in the Competition Ordinance and will continue to act in compliance with the Competition Ordinance. However, there may be uncertainties on the full effect of the rules in respect of compliance, infringement, and its effect on our business in particular when tendering is involved in securing contracts. We may face difficulties and may need to incur legal costs in ensuring our compliance with the rules. If we face any complaints of infringement of the Competition Ordinance, we may incur substantial legal costs and may result in business disruption and/or negative media coverage, which could adversely affect our business, results of operations and reputation.

If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

Recent statements, laws and regulations by the PRC government, including the Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law and the Trial Administrative Measures published by CSRC on February 17, 2023, which came into effect on March 31, 2023, also have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in Mainland China-based issuers. It remains uncertain as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offering and other capital markets activities and due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

It remains uncertain whether the PRC government will adopt additional requirements or extend the existing requirements to apply to Feline Culture HK. It is also uncertain whether the Hong Kong government will be mandated by the PRC government, despite the constitutional constraints of the Basic Law, to control over offerings conducted overseas and/or foreign investment of entities in Hong Kong, including our operating subsidiary. Any actions by the PRC government to exert more oversight and control over offerings (including of businesses whose primary operations are in Hong Kong) that are conducted overseas and/or foreign investments in Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. If there is a significant change to current political arrangements between Mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, and, in such event, if we are required to obtain such approvals in the future and we do not receive or maintain the approvals or is denied permission from China or Hong Kong authorities, we will not be able to list our Class A Ordinary Shares on a U.S. exchange, or continue to offer securities to investors, which would materially affect the interests of the investors and cause significant the value of our Class A Ordinary Shares significantly decline or be worthless.

Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it is unable to inspect or investigate completely our auditor, and as a result, U.S. national securities exchanges, such as the NYSE American Market, may determine to delist our securities. The delisting of the Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

As an auditor of companies that are registered with the SEC and publicly traded in the United States and a firm registered with the PCAOB, Ark Pro CPA & Co is required under the laws of the United States to undergo regular inspections by the PCAOB to assess their compliance with the laws of the United States and professional standards. Ark Pro CPA & Co is headquartered in Hong Kong, and is currently inspectable by the PCAOB. However, if there is significant change to current political arrangements between Mainland China and Hong Kong, companies operated in Hong Kong like us may face similar regulatory risks as those operated in Mainland China, and we cannot assure you that our current auditor’s work will continue to be able to be inspected by the PCAOB.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular Mainland China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress that, if passed, would require the SEC to maintain a list of issuers for which PCAOB is not able to inspect or investigate the audit work performed by a foreign public accounting firm completely. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (“EQUITABLE”) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges, such as the NYSE American Market, of issuers included on the SEC’s list for three consecutive years, thus reducing the time period for triggering the prohibition on trading. It is unclear if this proposed legislation will be enacted. Furthermore, there have been recent deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. On May 20, 2020, the U.S. Senate passed the HFCA Act, which includes requirements for the SEC to identify issuers whose audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely because of a restriction imposed by a non-U.S. authority in the auditor’s local jurisdiction. The U.S. House of Representatives passed the HFCA Act on December 2, 2020, and the HFCA Act was signed into law on December 18, 2020. Additionally, in July 2020, the U.S. President’s Working Group on Financial Markets issued recommendations for actions that can be taken by the executive branch, the SEC, the PCAOB, or other federal agencies and departments with respect to Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the United States. In response, on November 23, 2020, the SEC issued guidance highlighting certain risks (and their implications to U.S. investors) associated with investments in China-based issuers and summarizing enhanced disclosures the SEC recommends China-based issuers make regarding such risks. On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year (as defined in the interim final rules) under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Under the HFCA Act, our securities may be prohibited from trading on the NYSE American Market or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in our Class A Ordinary Shares being delisted. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCAA, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On September 22, 2021, the PCAOB adopted a final rule implementing the AHFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the AHFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations under the Holding Foreign Companies Accountable Act. Rule 6100 provides a framework for the PCAOB to use when determining, as contemplated under the AHFCAA, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the AHFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the SEC announced that the PCAOB designated Mainland China and Hong Kong as the jurisdictions where the PCAOB is not allowed to conduct full and complete audit inspections as mandated under the HFCA Act. On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the PRC MOF in respect to cooperation on the oversight of PCAOB-registered public accounting firms based in Mainland China and Hong Kong. Pursuant to the Statement of Protocol, the PCAOB conducted inspections on select registered public accounting firms subject to the Determination Report in Hong Kong between September 2022 and November 2022. On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in Mainland China and Hong Kong, and voted to vacate the Determination Report. As a result of the announcement, any companies audited by registered public accounting firms headquartered in Mainland China and Hong Kong would not face immediate threat of trading prohibitions at this time. However, if any regulatory change or step taken by PRC regulators in the future precludes the PCAOB from accessing auditing papers of registered public accounting firms in Mainland China and Hong Kong, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Statement of Protocol in the future, then the companies audited by those registered public accounting firms may be subject to a trading prohibition on U.S. markets pursuant to the HFCA Act. On December 29, 2022, the Consolidated Appropriations Act, 2023 (the “CAA”) was signed into law by President Biden. The CAA contained, among other things, an identical provision to the AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

Uncertainties still exist as to whether the PCAOB will have continued access for complete inspections and investigations in 2025 and beyond. Each year, the PCAOB will determine whether it can inspect and investigate completely accounting firms headquartered in Mainland China and Hong Kong. Our auditor, ARK Pro CPA & Co, an independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. However, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our current auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in our securities to be prohibited under the HFCA Act and ultimately result in a determination by a securities exchange to delist our securities. Delisting of our Class A Ordinary Shares would force holders of our Class A Ordinary Shares to sell their Class A Ordinary Shares. The market price of our Class A Ordinary Shares could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions, regardless of whether these executive or legislative actions are implemented and regardless of our actual operating performance.

The enactment of the PRC law on Safeguarding the Hong Kong National Security Law could impact Feline Culture HK.

On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offenses — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, U.S. President Donald Trump signed into law the Hong Kong Autonomy Act (“HKAA”), into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020, the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including former and current Chief Executives of HKSAR, Carrie Lam and John Lee, respectively. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect foreign financial institutions and any third parties or clients dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If our operating subsidiary in Hong Kong, which represent substantially all of our business, are determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our business operations, financial position and results of operations could be materially and adversely affected.

If we become subject to the recent scrutiny, criticism, and negative publicity involving U.S.-listed China-based companies, we may have to expend significant resources to investigate and/or defend the matter, which could harm our business operations, this Offering, and our reputation and could result in a loss of your investment in our Class A Ordinary Shares, in particular if such matter cannot be addressed and resolved favorably.

During the last several years, U.S.-listed companies that have substantially all of their operations in China have been the subject of intense scrutiny by investors, financial commentators, and regulatory agencies. Much of the scrutiny has centered on financial and accounting irregularities and mistakes, lack of effective internal controls over financial reporting, and, in many cases, allegations of fraud. As a result of the scrutiny, the stocks of many U.S.-listed Chinese companies that have been the subject of such scrutiny have sharply decreased in value. Many of these companies are now subject to shareholder lawsuits and/or SEC enforcement actions that are conducting internal and/or external investigations into the allegations.

If we become the subject of any such scrutiny, whether any allegations are true or not, we may have to expend significant resources to investigate such allegations and/or defend the Company. Such investigations or allegations would be costly and time-consuming and likely would distract our management from our normal business and could result in our reputation being harmed. Our stock price could decline because of such allegations, even if the allegations are false.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our Class A Ordinary Shares.

Our business is conducted in Hong Kong through our operating subsidiary Feline Culture HK; our books and records are reported in Hong Kong dollars, which is the currency of Hong Kong; and the financial statements that we file with the SEC and provide to our shareholders are presented in U.S. dollars.

Since 1983, Hong Kong dollars have been pegged to U.S. dollars at the rate of approximately HK$7.80 to US$1.00. Changes in the exchange rate between the Hong Kong dollar and U.S. dollar affect the value of our assets and the results of our operations in U.S. dollars. The value of the Hong Kong dollar against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in Hong Kong’s political and economic conditions and perceived changes in the economy of Hong Kong and the United States. Any significant revaluation of the Hong Kong dollar may materially and adversely affect our cash flows, revenue, and financial condition.

We cannot assure you that the current policy of the pegging of Hong Kong dollars to U.S. dollars will not be changed in the future. If the pegging system collapses and Hong Kong dollars suffer devaluation, the Hong Kong dollar cost of our expenditures denominated in foreign currency may increase. This would, in turn, adversely affect the operations and profitability of our business.

A downturn in Hong Kong, Mainland China, or global economy, or a change in the economic and political policies of China, could materially and adversely affect our business and financial condition.

Our business may be influenced to a significant degree by political, economic, and social conditions in Hong Kong, Mainland China, and Southeast Asia generally. The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but they may have a negative effect on us.

Economic conditions in Hong Kong, Mainland China and Southeast Asia are sensitive to global economic conditions. Although we mainly operate our business in Hong Kong, our customers principally comprise corporate clients in Hong Kong and Southeast Asia. As such, the demand for our products and services may be dependent on the global economy. If there is any significant decline in the global economy, our profitability and business prospects will be materially affected.

Geopolitical developments may further exacerbate this risk. For example, rising tension between the U.S. and China may have an adverse effect on global economic conditions. Additionally, major market disruptions and adverse changes in market conditions and uncertainty in the regulatory climate worldwide may adversely affect our business and industry or impair our ability to borrow or make any future financial arrangements. The credit and financial markets have experienced extreme volatility and disruptions due to the current conflict between Ukraine and Russia, and the uncertain resolution of this conflict could result in protracted and/or severe damage to the global economy. Although we do not have direct exposure to Russia, the Middle East, or their neighboring regions, prolonged instability or broader sanctions may negatively impact the global economy growth and indirectly affect the outlook of our business. For further discussion, see “— Ongoing geopolitical tensions around the world may have a material adverse effect on our business, financial condition, and results of operations.”

Ongoing geopolitical tensions around the world may have a material adverse effect on our business, financial condition, and results of operations.

We operate primarily in Hong Kong and Southeast Asia and face risks associated with heightened tensions in geopolitical and economic relations. Rivalries and sanctions between major powers, including the United States and China, and unrest, terrorist threats, wars and other conflicts involving Ukraine, the Middle East and elsewhere have created increased global uncertainty. Such geopolitical tensions, along with trade disputes and regional conflicts, may result in economic instability, market volatility, and regulatory changes, which could impact our operations and consumer demand. Since February 2025, the United States has proposed to impose multiple rounds of tariffs on a wide range of goods imported from multiple countries, including China, and China has responded with retaliatory tariffs. Historically, tariffs have led to increased trade and political tensions, between the U.S. and China, as well as between the U.S. and other countries. Political tensions as a result of trade policies could reduce trade volume, cross-border investment, technological exchange, and other economic activities between major economies, resulting in a material adverse effect on global economic conditions and the stability of global financial and stock markets. Moreover, the heightened geopolitical uncertainty and potential for further escalation may discourage investments in securities issued by China-based issuers (including us) and affect the global macroeconomic environment. For example, it has been reported that the U.S. administration may consider imposing further restrictions or prohibitions on trading of Chinese securities. Although cross-border trade is not our principal business, any such geopolitical developments could materially and adversely affect our overall financial performance and prices of our Class A Ordinary Shares.

Furthermore, disruptions in regional trade, reduced consumer confidence, or regulatory restrictions on cross-border digital services could weaken advertising spending by our brand clients or delay marketing campaigns. Stricter data-security, internet-content, or cross-border advertising controls introduced in response to geopolitical tensions may also increase our compliance costs or limit our ability to serve multinational customers. As a result, any of these events could have a material adverse effect on our business, financial condition, and results of operations.

Separately, we may also be subject to review and enforcement under domestic and foreign laws that screen foreign investment and acquisitions. In both the U.S. and non-U.S. jurisdictions, these regulatory requirements may treat companies differently based on the type of company in question and investor profile in the company. As a result of these laws, investments by particular investors may need to be filed with local regulators, which in turn may impose added costs on our business, impact our operations, and/or limit our ability to engage in strategic transactions that might otherwise be beneficial to us and our investors. These laws are also regularly changed and updated. For example, recently the Office of Investment Security of the U.S. Department of the Treasury issued a final rule (the “Outbound Investment Rule”) to implement the Executive Order 14105, which provided for the establishment of a new national security regulatory framework to control outbound investment from the United States in certain sensitive industry sectors in the People’s Republic of China, including Hong Kong and Macau. The Outbound Investment Rule took effect in January 2025 and restricts U.S. persons’ direct and indirect investment into companies with specified connections to China that engage in specified “Covered Activities” within three areas of technology: semiconductors and microelectronics, quantum information technologies, and artificial intelligence systems. Notably, President Trump issued the America First Trade Policy Memorandum on February 20, 2025, which proposes to further expand the set of technologies of concern. These rules may limit our ability to engage in certain kinds of business operations; they may also limit our ability to raise capital from U.S. and other sources if we engage in the development of such technologies of concern. Continuing changes in both U.S. and non-U.S. jurisdictions to foreign investment laws and rules could adversely affect our strategic initiatives, financial performance, and growth prospects.

Risks Relating to Our Ordinary Shares and This Offering

There has been no public market for our Class A Ordinary Shares prior to this Offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our Class A Ordinary Shares. We intend to apply to list our Class A Ordinary Shares on the NYSE American. Our Shares will not be listed on any other exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our Class A Ordinary Shares does not develop after this Offering, the market price and liquidity of our Class A Ordinary Shares will be materially and adversely affected.

Negotiations with the Underwriter will determine the initial public offering price for our Class A Ordinary Shares which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for our Class A Ordinary Shares will develop or that the market price of our Class A Ordinary Shares will not decline below the initial public offering price.

We may need to raise additional capital to grow our business and we may not be able to raise additional capital on terms acceptable to us, or at all. Any equity financing would dilute investors in this Offering.

We primarily fund our operations through revenues. As a provider of digital advertising services, our cash needs can be front-loaded, particularly concerning prepayments for content production, media placements, and staffing to support campaigns. To facilitate growth initiatives, such as increasing campaign volume, expanding in our core markets, and enhancing production capacity, we may require additional capital. We may also need funds for content licenses and tools related to our use of the AIGC platform, along with other operating needs. If the cash generated from our operations and our available cash are insufficient, we might seek financing through credit facilities, vendor or receivables financing, or by issuing debt or equity securities. Any debt or hybrid financing may impose covenants, liens, or other restrictions that limit our operational flexibility, and failing to comply could result in default or acceleration. Any equity financing could involve preferences or terms that may be unfavorable to holders of our Class A Ordinary Shares. Sales of additional Class A Ordinary Shares or other equity or equity-linked securities would dilute investors in this Offering and could be sold at prices below the Offering price.

There is no assurance that additional capital will be available when we desire it, in the amounts required, on acceptable terms, or at all. If we cannot obtain sufficient funding, we may need to delay or reduce campaign execution, defer technology and tooling initiatives, slow hiring, limit market expansion, or modify other plans, any of which could adversely affect our business, financial condition, and results of operations.

The dual-class voting structure of our Shares may adversely affect the trading market for our Class A Ordinary Shares.

Since Class B Ordinary Shares carry enhanced voting rights and are not expected to be publicly traded, only Class A Ordinary Shares are being registered and offered for listing on the NYSE American. Certain investor groups, index providers, and advisory firms have expressed reservations about dual-class voting structures. For instance, the Council of Institutional Investors has advocated for the limiting or elimination of dual-class structures, arguing that they undermine shareholder democracy and can lead to poor governance outcomes. Certain shareholder advisory firms have revised their criteria for including publicly traded companies in major indices, such as the S&P 500, potentially excluding companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of the total voting power from being added to such indices. As a result, the dual-class structure of our Ordinary Shares may prevent the inclusion of our Class A Ordinary Shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices. Any such exclusion from stock indices could influence institutional investors’ decisions and may affect the attractiveness of our Class A Ordinary Shares in the market.

Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.

Our authorized and issued Ordinary Shares are divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of our Class A Ordinary Shares and Class B Ordinary Shares will have the same rights except for voting and conversion rights. Each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at our general meetings and each Class B Ordinary Share shall entitle the holder thereof to fifty (50) votes on all matters subject to vote at our general meetings. With enhanced voting rights, the holders of Class B Ordinary Shares will have the ability to control matters requiring shareholders’ approval, including any amendment of our second amended and restated memorandum and articles of association and approval over any change of control transactions.

Our Chairman of the Board of Directors and Chief Executive Officer, Mr. Binglin Liao, beneficially owns all of our issued and outstanding Class B Ordinary Shares. Immediately after the completion of this Offering, these Class B Ordinary Shares are expected to constitute approximately 17.09% of our total issued and outstanding share capital and approximately 91.16% of the aggregate voting power of our total issued and outstanding share capital. See “PRINCIPAL SHAREHOLDERS” for details. For risks specific to concentration of ownership, see “— Our principal shareholder is also our Chairman and Chief Executive Officer, and he has substantial influence over our Company. His interests may not be aligned with the interests of our other shareholders.” Based on our dual-class voting structure, and assuming no additional issuances of Ordinary Shares after this Offering and no exercise of the underwriters’ over-allotment option, ownership of more than 54.85% of the outstanding Class B Ordinary Shares alone would be sufficient to control more than 50% of the total voting power of our outstanding Ordinary Shares. Taking into account Mr. Liao’s expected ownership of 14,125,000 Class A Ordinary Shares immediately after this Offering, ownership of more than 49.20% of the total outstanding Class B Ordinary Shares would be sufficient for him to maintain control.

As a result of the dual-class voting structure and the concentration of ownership, holders of Class B Ordinary Shares have considerable influence over matters such as decisions regarding mergers and consolidations, election of directors and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our Company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our Company and may reduce the price of our Class A Ordinary Shares. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A Ordinary Shares may view as beneficial.

We may issue additional Class B Ordinary Shares in the future in connection with financings, strategic transactions, equity incentive plans or otherwise. As of the date of this prospectus, we have no current plans to issue additional Class B Ordinary Shares; however, any such issuance could dilute the economic interests of holders of Class A Ordinary Shares. In addition, as Class B Ordinary Shares carry greater voting rights than Class A Ordinary Shares, future issuances of Class B Ordinary Shares to any existing shareholders could further concentrate their voting power and reduce the ability of holders holding solely of Class A Ordinary Shares to influence matters submitted to shareholders for approval.

The trading price of the Class A Ordinary Shares is likely to be volatile, which could result in substantial losses to investors.

The trading price of the Class A Ordinary Shares is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the Class A Ordinary Shares may be highly volatile for factors specific to our own operations, including the following:

•        Variations in our revenues, earnings, cash flow;

•        Fluctuations in operating metrics;

•        Announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•        Announcements of new solutions and services and expansions by us or our competitors;

•        Termination or non-renewal of contracts or any other material adverse change in our relationship with our key customers or strategic investors;

•        Changes in financial estimates by securities analysts;

•        Detrimental negative publicity about us, our competitors or our industry;

•        Additions or departures of key personnel;

•        Release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

•        Regulatory developments affecting us or our industry; and

•        Potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the Class A Ordinary Shares will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our Class A Ordinary Shares. Volatility or a lack of positive performance in our Class A Ordinary Share price may also adversely affect our ability to retain key employees.

In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

In addition, if the trading volumes of our Class A Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional Class A Ordinary Shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Class A Ordinary Shares may be unable to readily sell the Class A Ordinary Shares they hold or may not be able to sell their Class A Ordinary Shares at all.

Furthermore, the stock market in general, and the market prices for companies with operations in China in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. The securities of some China-based companies that have listed their securities in the United States have experienced significant volatility since their initial public offerings in recent years, including, in some cases, substantial declines in the trading prices of their securities. The trading performances of these companies’ securities after their offerings may affect the attitudes of investors towards China-based companies listed in the United States in general, which consequently may impact the trading performance of our Class A Ordinary Shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other China-based companies may also negatively affect the attitudes of investors towards China-based companies in general, including us, regardless of whether we have engaged in any inappropriate activities.

In addition to the above factors, the price and trading volume of the Class A Ordinary Shares may be highly volatile due to multiple factors, including the following:

•        Regulatory developments affecting us, our clients or our industry;

•        Conditions in the digital marketing or interactive marketing industry in China and southeast Asia;

•        Announcements of studies and reports relating to the quality of our service offerings or those of our competitors;

•        Investor perceptions about us, our business and in general companies with operations in China;

•        Changes in the economic performance or market valuations of other financing advisory companies;

•        General economic and securities market conditions;

•        Actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•        The financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•        The absence of cash dividends on our Class A Ordinary Shares;

•        Changes in financial estimates by securities research analysts;

•        Announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures or capital commitments;

•        Additions to or departures of our senior management;

•        Detrimental negative publicity about us, our management or our industry;

•        Fluctuations of exchange rates between the Renminbi and the U.S. dollar;

•        Release or expiry of lock-up or other transfer restrictions on our outstanding Class A Ordinary Shares;

•        The development and sustainability of an active trading market for our Class A Ordinary Shares; and

•        Sales or perceived potential sales of additional Class A Ordinary Shares.

Other than the aforementioned potential factors that may affect the price and trading volume of our Class A Ordinary Shares, there are no known factors particular to our offering that may add to this risk.

We may not maintain the listing of our Class A Ordinary Shares on the NYSE American Market, which could limit investors’ ability to make transactions in our Class A Ordinary Shares and subject us to additional trading restrictions.

We intend to list our Class A Ordinary Shares on the NYSE American concurrently with this Offering. In order to continue listing our Class A Ordinary Shares on the national stock exchange, we must maintain certain financial and share price levels, and we may be unable to meet these requirements in the future. We cannot assure you that our Class A Ordinary Shares will continue to be listed on the NYSE American in the future. If the NYSE delists our Class A Ordinary Shares and we are unable to list our Class A Ordinary Shares on another national securities exchange, we will endeavor to have our Class A Ordinary Shares quoted on an over-the-counter market in the United States. If this were to occur, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our Class A Ordinary Shares;

•        reduced liquidity for our Class A Ordinary Shares;

•        a determination that our Class A Ordinary Shares are a “penny stock,” which would require brokers trading in our shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

As long as our Class A Ordinary Shares are listed on the NYSE American Market, U.S. federal law prevents or preempts states from regulating their sale of those listed Class A Ordinary Shares. However, the law does permit states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of those listed Class A Ordinary Shares. Further, if our Class A Ordinary Shares are no longer listed on the NYSE American Market, we would be subject to regulations in each state in which we offer our Class A Ordinary Shares.

If securities or industry analysts cease to publish research or reports about our business, or if they adversely change their recommendations regarding the Class A Ordinary Shares, the market price for the Class A Ordinary Shares and trading volume could decline.

The trading market for the Class A Ordinary Shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the Class A Ordinary Shares, the market price for the Class A Ordinary Shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the Class A Ordinary Shares to decline.

We currently do not expect to pay dividends in the foreseeable future after this Offering and you must rely on the price appreciation of our Class A Ordinary Shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this Offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Class A Ordinary Shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. Under Cayman Islands law, a Cayman Islands exempted company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Class A Ordinary Shares will likely depend entirely upon any future price appreciation of our Class A Ordinary Shares. There is no guarantee that our Class A Ordinary Shares will appreciate in value after this Offering or even maintain the price at which you purchased the Class A Ordinary Shares. You may not realize a return on your investment in our Class A Ordinary Shares and you may even lose your entire investment in our Class A Ordinary Shares.

Because our initial public offering price is higher than our net tangible book value per share, you will experience immediate dilution.

If you purchase Class A Ordinary Shares in this Offering, you will pay more for your Class A Ordinary Shares than the amount paid by our existing shareholders for their Class A Ordinary Shares on a per ordinary share basis. As a result, you will experience immediate dilution, representing the difference between the initial public offering price of per Ordinary Share, and our adjusted net tangible book value per Ordinary Share, after giving effect to our sale of the Class A Ordinary Shares offered in this Offering. See “Dilution” for a more complete description of how the value of your investment in the Class A Ordinary Shares will be diluted upon completion of this Offering.

You must rely on the judgment of our management as to the use of the net proceeds from this Offering, and such use may not produce income or increase our share price.

Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

Substantial future sales or perceived potential sales of our Class A Ordinary Shares in the public market could cause the price of our Class A Ordinary Shares to decline.

Sales of our Class A Ordinary Shares in the public market after this Offering, or the perception that such sales may occur, could depress the market price of our Class A Ordinary Shares. The Class A Ordinary Shares sold in this Offering will be freely tradable without restriction under the Securities Act. The remaining outstanding Class A Ordinary Shares will become eligible for sale from time to time after this Offering upon the expiration of the lock-up agreements and subject to the requirements of Rule 144 or Rule 701, as applicable. The underwriter may, in its sole discretion, release some or all of the shares from the lock-up prior to its expiration. If lock-up restrictions are released early or if substantial sales occur after the lock-up expires (or as shares otherwise become eligible for resale under Rule 144 or Rule 701), the market price of our Class A Ordinary Shares could decline.

After completion of this Offering, certain holders of our Class A Ordinary Shares may cause us to register under the Securities Act the sale of their shares, subject to the lock-up period in connection with this Offering. Registration of these shares under the Securities Act would result in Class A Ordinary Shares representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the form of Class A Ordinary Shares in the public market could cause the price of our Class A Ordinary Shares to decline.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our second amended and restated memorandum and articles of association, the Companies Act (as amended) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors owed to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors owed to us under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the amended and restated memorandum and articles of association and any special resolutions passed by such companies, and the registers of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. Our directors have discretion under our second amended and restated memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

As a company with less than US$1.235 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. Therefore, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. As a result, if we elect not to comply with such reporting and other requirements, in particular the auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We do not plan to “opt out” of such exemptions afforded to an emerging growth company. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

The information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We will be a “controlled company” within the meaning of the rules of the NYSE American and, as a result, will rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

Upon the completion of this Offering, we will be a “controlled company” as defined under the rules of the NYSE American because Mr. Binglin Liao, our Chairman and Chief Executive Officer, through Feline LBL Limited, is expected to beneficially own an aggregate of approximately 96.31% of the total voting power of our issued and outstanding Ordinary Shares, assuming the underwriters do not exercise their option to purchase additional Class A Ordinary Shares. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and will rely, on certain exemptions from corporate governance rules, including exemptions from the rule that a nomination and corporate governance committee composed entirely of independent directors and a compensation committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Under Delaware law, controlling shareholders can owe fiduciary duties to the corporation and minority shareholders, particularly when they exercise control over the company’s business affairs. Such duties may include duties of loyalty and care, and transactions involving a controlling shareholder may be subject to heightened judicial scrutiny, including entire fairness review, under certain circumstances. Cayman Islands law does not recognize the concept of the controlling shareholder’s fiduciary duty to a company or to its minority shareholders solely by virtue of its share ownership. As a result, a controlling shareholder may be permitted to exercise its voting power and influence its interests without being subject to fiduciary obligations to minority shareholders, provided that such actions are taken in accordance with applicable law. However, to the extent such controlling shareholder provides any instruction to a director of such company and any action or inaction taken by such director based on such instruction is found to be in violation of law, such action or inaction taken by the director may be regarded as that taken by such controlling shareholder. In such a case, the controlling shareholder would be required to indemnify the company for any loss incurred as a result of such action or inaction.

As a result of these differences, minority shareholders of a Cayman Islands company may have more limited remedies against a controlling shareholder as compared to minority shareholders of a U.S. company. In particular, minority shareholders may face greater difficulty in challenging actions taken by a controlling shareholder that are adverse to their interests, so long as such actions comply with applicable Cayman Islands law and do not involve unlawful conduct or a breach of directors’ fiduciary duties.

Our principal shareholder is also our Chairman and Chief Executive Officer, and he has substantial influence over our Company. His interests may not be aligned with the interests of our other shareholders.

Upon the completion of this Offering, Mr. Binglin Liao, our Chairman and Chief Executive Officer will beneficially own an aggregate of 96.31% of the total voting power of our issued and outstanding Ordinary Shares, assuming the underwriters do not exercise their option to purchase additional Class A Ordinary Shares. As a result, he has substantial influence over our business, including significant corporate actions such as change of directors, mergers, change of control transactions and other significant corporate actions. Additionally, with enhanced voting rights, holders of Class B Ordinary Shares have considerable influence over significant corporate actions. See “ — Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.”

We cannot guarantee that the actions taken by Mr. Liao are entirely in the best interests of us or other shareholders. The concentration of ownership may discourage, delay or prevent a change in control of our Company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our Company and may reduce the price of the Class A Ordinary Shares. These actions may be taken even if they are opposed by shareholders, including those who purchase Class A Ordinary Shares in this Offering. In addition, the significant concentration of share ownership may adversely affect the trading price of the Class A Ordinary Shares due to investors’ perception that conflicts of interest may exist or arise.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of the Class A Ordinary Shares.

A non-U.S. corporation, such as our company, will be considered a passive foreign investment company, or “PFIC,” for any taxable year if either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the value of its assets (generally determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income.

Based upon our current and projected income and assets, including the expected proceeds from this Offering, and projections as to the value of our assets (which are based on the expected market price of the Class A Ordinary Shares immediately following this Offering), we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Fluctuations in the market price of the Class A Ordinary Shares may cause us to be a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of the Class A Ordinary Shares from time to time (which may be volatile). If our market capitalization subsequently declines, we may be or become a PFIC for the current taxable year or future taxable years. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this Offering. Under circumstances where our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of being or becoming a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we were treated as a PFIC for any taxable year during which a U.S. investor held an ordinary share or an ordinary share, certain adverse U.S. federal income tax consequences could apply to the U.S. investor. See “Taxation — United States Federal Income Tax Considerations — Passive foreign investment company.”

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this Offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission, or the SEC, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly.

As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the number of additional costs we may incur or the timing of such costs.

In addition, as an emerging growth company, we will still incur expenses in relation to management assessment according to requirements of Section 404(a) of the Sarbanes-Oxley Act of 2002. After we are no longer an “emerging growth company,” we expect to incur additional significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Prior to this Offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. We will be in a continuing process of developing, establishing, and maintaining internal controls and procedures that will allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting if and when required to do so under Section 404 of the Sarbanes-Oxley Act of 2002. Although our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until the date we are no longer an emerging growth company, our management will be required to report on our internal controls over financial reporting under Section 404.

As of March 31, 2025, our management assessed the effectiveness of our internal control over financial reporting. We identified two material weaknesses that have been identified related to (1) our lack of sufficient and competent accounting staff and resources with appropriate knowledge of generally accepted accounting principles in the United States (“U.S. GAAP”) and SEC reporting and compliance requirements; and (2) our lack of robust and formal period-end financial reporting policies and procedures in place to address complex U.S. GAAP technical accounting and the SEC reporting requirements. Management concluded that as of March 31, 2025, our internal control over financial reporting was ineffective.

In order to address and resolve the foregoing material weaknesses, we plan to implement measures designed to improve our internal control over financial reporting to remediate the material weaknesses, including (1) develop and implement a comprehensive set of processes and internal controls to timely and appropriately (i) identify transactions that may be subject to complex U.S. GAAP accounting treatment, (ii) analyze the transactions in accordance with the relevant U.S. GAAP, and (iii) review the accounting technical analysis; (2) hire additional accounting staff members with U.S. GAAP and SEC reporting experiences to implement the above-mentioned financial reporting procedures and internal controls to ensure the financial statements and related disclosures under U.S. GAAP and SEC reporting requirements are prepared appropriately on a timely basis; and (3) establish an ongoing training program to provide sufficient and appropriate trainings for accounting and financial reporting personnel, including trainings related to U.S. GAAP and SEC reporting requirements.

The implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. Our failure to correct theses material weaknesses or our failure to discover and address any other material weaknesses could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Class A Ordinary Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud. Upon completion of this Offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our second annual report on Form 20-F after becoming a public company. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•        our goals and strategies;

•        our future business development, financial condition and results of operations;

•        expected changes in our revenue, costs or expenditures;

•        our dividend policy;

•        our expectations regarding demand for and market acceptance of our products and services;

•        our expectation regarding the use of proceeds from this Offering;

•        our projected markets and growth in markets;

•        our potential need for additional capital and the availability of such capital;

•        competition in our industry;

•        general economic and business conditions in the markets in which we operate;

•        relevant government policies and regulations relating to our business and industry; and

•        assumptions underlying or related to any of the foregoing.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project,” “continue,” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

This prospectus also contains certain data and information, which we obtained from various government and private publications. Although we believe that the publications and reports are reliable, we have not independently verified the data. Statistical data in these publications includes projections that are based on several assumptions. If any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether due to new information, future events or otherwise. You should read this prospectus and the documents that we have referred to in this prospectus and have filed as exhibits to this registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this Offering of approximately US$14.5 million, or US$16.9 million if the underwriters exercise their option to purchase additional Class A Ordinary Shares in full, after deducting underwriting discounts and the estimated offering expenses payable by us and based upon an assumed initial offering price of US$4.00 per share (the low point of the estimated public offering price range shown on the front cover of this prospectus).

We currently intend to use the net proceeds from this Offering for the following purposes:

•        approximately 40% is expected to be used for the procurement of media resources to support our marketing campaigns and content production. These expenditures may include (i) advertising inventory, such as advertising space, time or placement opportunities purchased from third-party media platforms for the display and distribution of marketing campaign content; and (ii) creative assets to support our content production, including licensed content templates, visual elements, design components and other creative resources accessed through our AIGC Platform and used in the generation of campaign content;

•        approximately 30% is expected to be used for software development and platform upgrades; and

•        approximately 30% is expected to be used for general corporate and working capital purposes.

The foregoing represents our current intentions with respect to the use and allocation of the net proceeds of this Offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds of this Offering. The occurrence of unforeseen events or changed business conditions may result in application of the proceeds of this Offering in a manner other than as described in this prospectus. The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations and the rate of growth, if any, of our business, and our plans and business conditions.

DIVIDEND POLICY

We have not previously declared or paid cash dividends, and we have no intention of declaring and paying any dividends in the near future on the Class A Ordinary Shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has complete discretion in deciding whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the dividends are proposed to be paid. In addition, subject to the provisions of the Companies Act, our shareholders may, by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the timing, frequency, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distribution, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. In addition, we are a holding company and depend on the receipt of dividends and other distributions from our subsidiary to pay dividends on our Class A Ordinary Shares. Please see the section entitled “Taxation” of this prospectus for information on the potential tax consequences of any cash dividend declared.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2025, presented on:

•        an actual basis; and

•        a pro forma as adjusted basis to reflect the issuance and sale of 4,250,000 Class A Ordinary Shares by us in this Offering at an assumed initial public offering price of US$4.00 per share, the low point of the estimated range set forth on the cover page of this prospectus, after deducting the estimated discounts and the estimated offering expenses payable by us, assuming the underwriters do not exercise their option to purchase additional shares.

You should read this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes beginning on page F-1 included elsewhere in this prospectus.

	As of September 30, 2025
	Actual	As adjusted
	US$	US$
Cash	$3,826,078	$3,826,078
Indebtedness:
Amounts due to related parties	78,241	78,241
Total indebtedness	$78,241	$78,241

Shareholders’ equity:
Ordinary Shares, Class A, par value $0.0001 each, 490,000,000 shares authorized, 20,000,000 shares issued and outstanding, actual; 24,250,000 shares issued and outstanding, as adjusted	2,000	2,425
Ordinary Shares, Class B, par value US$0.0001 each, 10,000,000 shares authorized, 5,000,000 shares issued and outstanding, actual; 5,000,000 shares issued and outstanding, as adjusted	500	500
Subscription receivable	(2,500)	(2,500)
Additional paid-in capital	—	14,527,775
Retained earnings	1,372,801	1,372,801
Total shareholders’ equity	1,372,801	15,901,001
Total capitalization	$5,277,120	$19,805,320

DILUTION

If you invest in our Class A Ordinary Shares in this Offering, your interest will be diluted immediately to the extent of the difference between the initial public offering price per share and our net tangible book value per share of our Class A Ordinary Shares after this Offering. Dilution results from the fact that the assumed initial public offering price per ordinary share is substantially more than the net tangible book value per share attributable to the existing shareholders for our presently outstanding ordinary shares.

Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except with respect to voting and conversion. Each Class A Ordinary Share is entitled to one vote. Each Class B Ordinary Share is entitled to fifty votes and is convertible into Class A Ordinary Share at any time at the option of the holder, on a one-for-one basis. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

Historical net tangible book value per share represents amount of our total assets, excluding goodwill and other intangible assets, divided by the number of outstanding Class A Ordinary Shares. The historical net tangible book value as of September 30, 2025 would have been approximately US$533,229, or US$0.02 per share.

After giving effect to the sale of Class A Ordinary Shares in this Offering by the Company at an initial public offering price of US$4.00 per share, after deducting US$1,050,000 in underwriting discounts and estimated offering expenses payable by our Company of approximately US$1,111,800 and assuming no exercise by the underwriters of the over-allotment option to purchase additional Class A Ordinary Shares, the as adjusted net tangible book value as of September 30, 2025 would have been approximately US$15,061,429, or US$0.51 per share. This represents an immediate increase in as adjusted net tangible book value of US$0.49 per share to our existing stockholders and an immediate dilution of US$3.49 per share to new investors purchasing Class A Ordinary Shares in this Offering.

The following table illustrates this dilution on a per share basis to new investors.

Assumed initial public offering price per Class A Ordinary Share	US$	4.00
Net tangible book value per share as of September 30, 2025	US$	0.02
Increase in as adjusted net tangible book value per share attributable to the investors in this Offering	US$	0.49
Pro forma as adjusted net tangible book value per share after the Offering	US$	0.51
Dilution per share attributable to new investors in the offering	US$	3.49

A US$1.00 increase (decrease) in the assumed initial public offering price of US$4.00 per share (the low point of the estimated initial public offering price range shown on the cover page of this prospectus) would increase (decrease) our pro forma net tangible book value per share after giving effect to this Offering, assuming no change to the number of Class A Ordinary Shares offered by us as set forth on the cover page of this prospectus and no exercise by the underwriters of the over-allotment option to purchase additional Class A Ordinary Shares and after deducting underwriting discounts and estimated offering expenses payable by us.

In 2025, the Company completed a corporate reorganization of entities under common control, whereby Feline Culture was formed to serve as the holding company. The controlling shareholder of the operating entity, Feline Culture HK, maintained a controlling interest in the new holding company. In connection with this reorganization, shares were issued at a nominal par value, and the effective cash cost per share to these shareholders is significantly lower than the proposed public offering price.

The following table summarizes, on a pro forma as adjusted basis as of September 30, 2025, the total number of Ordinary Shares, including Class A and Class B shares, that existing shareholders purchased from us, the total cash consideration paid to us, and the average price per share paid by existing shareholders and by new investors in this Offering. The table below reflects an assumed initial public offering price of US$4.00 per share, for Class A Ordinary Shares purchased in this Offering and excludes underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share US$
	Number	%	US$	%
Existing Shareholders:
Class A Ordinary Shares	20,000,000	68.38%	2,000	*	0.0001
Class B Ordinary Shares	5,000,000	17.09%	500	*	0.0001
Total Existing Shareholders:	25,000,000	85.47%	2,500	*	0.0001
Investors in this Offering(1)	4,250,000	14.53%	17,000,000	100.00%	4.0000
Total	29,250,000	100.00%	17,002,500	100.00%	0.5813

____________

*        less than 0.01%

(1)      Assuming that the underwriters do not exercise their option to purchase additional Class A Ordinary Shares.

The pro forma information discussed above is illustrative only. Our net tangible book value following the closing of this Offering is subject to adjustment based on the actual initial public offering price of our Class A Ordinary Shares and other terms of this Offering determined at pricing.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

•        Political and economic stability;

•        An effective judicial system;

•        A favorable tax system;

•        The absence of exchange control or currency restrictions; and

•        The availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•        The Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•        Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

A material portion of our operations are conducted in Hong Kong, and a material portion of our assets are located in Hong Kong. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Cogency Global Inc. is our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Ogier, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would:

•        Recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•        Entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Ogier has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any reexamination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final, (iv) is not in respect of taxes, a fine or a penalty, (v) was not obtained by fraud, and (vi) is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Hong Kong

Grandall Zimmern Law Firm, our counsel as to the laws of Hong Kong, has advised us that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty), and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud, (b) the proceedings in which the judgment was obtained were opposed to natural justice, (c) its enforcement or recognition would be contrary to the public policy of Hong Kong, (d) the court of the United States was not jurisdictionally competent, or (e) the judgment was in conflict with a prior Hong Kong judgment.

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of U.S. courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any state or territory within the United States.

CORPORATE HISTORY AND STRUCTURE

Corporate History

We are an exempted company with limited liability incorporated in the Cayman Islands with no business operations.

We began our operations in 2019 with the incorporation of our Hong Kong operating subsidiary. In connection with the proposed initial public offering of the Company’s shares, we undertook certain corporate restructuring activities to establish an offshore structure with the Company as our ultimate holding company. On February 12, 2025, Feline Culture Holdings Limited was incorporated in the Cayman Islands as an exempted company with limited liability under the Companies Act, with authorized share capital of US$50,000 divided into 500,000,000 ordinary shares of US$0.0001 par value per share. On the same date, ICS Corporate Services (Cayman) Limited subscribed for one ordinary share, which was subsequently transferred to Feline LBL Limited. On May 30, 2025, 764 ordinary shares were issued to Feline LBL Limited and a total of 235 ordinary shares were issued to five minor shareholders (“Minor Shareholders”) as the “Initial Issuance.” On August 15, 2025, Minor Shareholders surrendered all of the 235 ordinary shares held by them to the Company for no consideration and the Company subsequently cancelled the 235 ordinary shares (the “Share Surrender”) and Feline LBL Limited became the sole shareholder of the Company, holding an aggregate of 765 ordinary shares. Immediately thereafter, the Company effected a share re-designation, and its authorised share capital became US$50,000 divided into 490,000,000 Class A Ordinary Shares, par value US$0.0001 each, and 10,000,000 Class B Ordinary Shares, par value US$0.0001 each (the “Share Re-designation”). In connection with the Share Re-designation, the 765 ordinary shares held by Feline LBL Limited were reclassified as Class A Ordinary Shares. Also on August 15, 2025, upon completion of the Share Re-designation, 19,999,235 Class A Ordinary Shares and 5,000,000 Class B Ordinary Shares were issued to Feline LBL Limited. On the same day, a total of 5,875,000 Class A Ordinary Shares were transferred to Minor Shareholders on the same date, allocated among them pro rata in proportion to their respective Initial Issuance holdings.

On February 27, 2025, Feline Culture Limited, or Feline Culture BVI, was incorporated under the BVI Business Companies Act as an intermediary holding company. On April 1, 2025, Feline Culture BVI acquired 100% equity interests in Feline Culture HK.

Following the corporate restructuring activities in 2025, our Hong Kong operating subsidiary was renamed from Wen Hang Trading Co., Limited to Feline Culture (Hong Kong) Limited on April 22, 2025.

Corporate Structure

The chart below illustrates our corporate structure after the completion of the Restructuring and as of the date of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and the related notes beginning on page F-1 included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We conduct all of our operations through our Hong Kong operating subsidiary, which provides digital marketing solutions focused on interactive campaign design and execution, as well as non-interactive advertising formats. Within the digital marketing ecosystem, we operate as an intermediate service provider. Our direct customer relationships are primarily with third-party advertising agencies, which engage us to develop advertising content and deliver campaigns for their end-client brands. As of the date of this prospectus, we have served over 30 brands in multiple industries, including but not limited to beauty and personal care, food and beverage retail, travel and leisure, education and training, financial services, industrial manufacturing, home improvement, and consumer electronics.

Since September 2024, we have been offering a service model that leverages an AIGC-powered platform to create customized, interactive marketing experiences. These experiences, such as mini-games and other digital assets, place brand elements like mascots, product features, and key messages directly within the user journey. They are designed to promote active participation with incentives that may include coupons or points awarded upon completion. For example, a sports brand campaign may feature a parkour mini-game with levels and missions that highlight product attributes such as lightweight construction and durability, with targeting configured for the brand’s priority audience segments and distribution tailored to the channels where those segments are most active. As of the date of this prospectus, we are utilizing the AIGC Platform for content creation, which was developed by an independent third-party provider and is owned by Feline Culture HK. It is used internally by our teams to support service delivery and is not offered to customers as a stand-alone product.

Our AIGC-assisted workflow automates portions of content generation and assembly to support rapid production of high-volume interactive materials. The AIGC Platform features visual, drag-and-drop tooling that allows non-engineering staff to configure scenes, game logic, and reward rules. Built on a library containing more than 6,000 creative templates, over 200 interactive mini-game formats, and more than 100 marketing components such as such as spin-style interaction, click-to-unlock feature and interactive reward reveal, the AIGC Platform enables fast and flexible content creation tailored to diverse brand needs. With locally deployed AI models embedded into the system, we can further customize outputs based on client preferences and product features. We typically deliver new interactive content experiences based on customer requirements, with a fastest delivery time being approximately 24 hours. In addition to speed and flexibility, we utilize performance metrics provided by advertising platforms and media suppliers to monitor campaign effectiveness. Although we do not make adjustments during the campaign period, we review participation rates and return on ad spend to evaluate outcomes. These data points form the basis of our iterative process, enabling us to enhance creative content, optimize mechanics, and refine targeting strategies in subsequent campaigns. This data-driven approach allows us to support enhanced campaign performance, and improves return on marketing investments.

Our business model is primarily based on executing campaigns for brand customers through third-party advertising agencies. These agencies engage us to design, deliver, and optimize interactive marketing campaigns pursuant to specified deliverables, schedules, and performance standards. We act as a principal in these arrangements, bearing primary responsibility for the execution and performance of campaigns, and recognizes revenue on a gross basis over the contract term as performance obligations are satisfied.

We have experienced rapid growth since we began offering AIGC-enabled interactive marketing services. Revenues increased from US$1,926,030 for the fiscal year ended March 31, 2024, to US$7,961,173 for the fiscal year ended March 31, 2025. Revenues increased from US$2,318,361 for the six months ended September 30, 2024, to US$6,124,914 for the six months ended September 30, 2025. This revenue growth reflects increased customer adoption of the AIGC technology application and our services.

Key Factors Affecting Our Results of Operations

The historical performance and outlook for our business are influenced by numerous factors, including the following:

Our ability to retain our existing customers and secure new customers.

A significant portion of our revenue is generated from a small number of major customers, primarily third-party advertising agencies that operate in the media and entertainment industry. For the fiscal years ended March 31, 2025 and 2024, our top five customers accounted for approximately 75.9% and 97.3% of our revenue, respectively. For the six months ended September 30, 2025 and 2024, our top five customers accounted for approximately 88.6% and 83.0% of our revenue, respectively.

This agency-based model enables us to support multiple brand campaigns without the need to independently source and manage relationships with each advertiser. Although most engagements are structured on a project basis, we have been repeatedly engaged for follow-on projects. Maintaining strong relationships with these agency customers allows us to gain access to a broad portfolio of brand advertisers through a single intermediary, increasing our exposure to repeat projects across different brands and industries. Agencies that are satisfied with our performance may recommend our services internally across teams or externally to additional agencies, which has the potential to drive incremental business opportunities at a lower cost of customer acquisition.

Such benefits are not guaranteed and depend on our ability to maintain relationships with our recurring customers, which includes any current and past customers with whom we have conducted business within the past three years, and to attract new customers. Our agreements with agency customers are typically short-term, ranging from one to four months in duration, and generally terminate upon completion of the relevant by-project deliverables. While many of our customers have engaged us repeatedly for advertising projects, they are not bound by contractual agreement to continue a business relationship with us and may choose to engage other service providers at their discretion. In addition, there is no guarantee that past customers will invite us to participate in tenders for new marketing projects, and there is no assurance that we will be awarded a sufficient volume of marketing projects in the future to sustain our current revenue level.

Our operations and financial results would be adversely affected if we are unable to retain recurring customers, or secure further advertising projects from them, or fail to provide competitive advertising packages to attract new customers, all of which may lead to a decrease in the number of marketing projects we cater for and the corresponding business revenue.

Our operating subsidiary’s ability to compete successfully.

There are numerous companies that specialize in the provision of online marketing services in Hong Kong and Southeast Asia. Our operating subsidiary competes primarily with other service providers for access to agency relationships with quality influencer networks, popular media channels, and a greater advertiser client base. According to Flash-Stone Consulting, the online marketing industry in Hong Kong and Southeast Asia is rapidly evolving and remains highly fragmented, with a mix of local players and cross-border entrants from China and other markets.

This dynamic and expanding market offers attractive growth opportunities, driven by favorable demographics, rising social media usage, greater and supportive regulatory environments across the region. The emergence of innovative technologies and the continued shift toward performance-based and personalized marketing also create space for new entrants and agile providers to gain share. At the same time, competition can be increasingly intensive with more local and cross-border players expected to enter the market in the future. Increased competition may result in price reductions for marketing services, reduced margins and loss of our market share.

If our operating subsidiary fails to compete successfully, it could lose out in procuring advertiser clients, and securing agency relationships with potential media partners, which could have an adverse impact on our business, results of operations, and prospects. We also cannot assure you that our operating subsidiary’s strategies will remain competitive or that they will continue to be successful in the future. Increasing competition could result in pricing pressure and loss of our market share, either of which could have a material adverse effect on our financial condition and results of operations.

Key Components of Results of Operations

Revenues

We generate revenues by providing online interactive marketing services to third-party advertising agencies, which engage us to execute brand campaigns on behalf of their clients. Positioned as a creative and execution partner in the digital advertising value chain, we offer bundled solutions that combine AIGC-powered mini-games, customized marketing content, and campaign outcome evaluation to enhance brand engagement. We also implement search ad placements, in-feed ad placements, and/or banner ad placements across dominant online media platforms such as Google, TikTok, and YouTube, based on different customer needs.

Our revenue depends on the volume and scope of campaigns we execute, as well as the level of engagement from agency customers and the underlying brand advertisers they represent. While campaign pricing may reference the expected exposure volume using a cost-per-mille (“CPM”) framework, our overall project-based fees also take into account other variables, such as the media platform selected, the campaign duration, and the positioning and creative format of media placements, such as top-screen banners or in-feed interactive units. We typically recognize revenue over time as services are rendered, measured by progress against the agreed-upon release schedule.

Cost of Revenue

Cost of revenue represents costs and expenses incurred in the delivering of interactive marketing campaigns. Our cost of revenues primarily consists of (i) marketing related expenses purchased from suppliers, such as short-video promotion campaigns, homepage news feed placements and scenario-based content placements; (ii) amortization expenses of the AIGC Platform. Such costs are recorded as incurred.

The following table sets forth a breakdown of our cost of revenues by nature, each expressed in the absolute amount and as a percentage of our total cost of revenues, for the periods indicated.

	For the years ended March 31,				For the six months ended September 30,
	2025		2024		2025		2024
	US$	%	US$	%	US$	%	US$	%
Cost of revenues
Marketing related expenses purchased from suppliers	6,200,449	97.8	1,541,589	100.0	4,878,920	97.6	1,875,585	98.9
Amortization expenses of the AIGC Platform	139,611	2.2	—	—	119,667	2.4	19,944	1.1
Total	6,340,060	100.0	1,541,589	100.0	4,998,587	100.0	1,895,529	100.0

Gross Profit

Our gross profit equals to our revenue less our cost of revenues. Our gross profit is primarily affected by our ability to generate revenue and the fluctuation of our cost. Our gross profit margin was 20.4% and 20.0%, respectively, for the years ended March 31, 2025 and 2024. Our gross profit margin was 18.4% and 18.2%, respectively, for the six months ended September 30, 2025 and 2024.

Operating Expenses

Operating expenses include selling and marketing expenses and general and administrative expenses. Selling and marketing expenses primarily comprise project promotion fees, which are project referral commissions paid to project introducers, and entertainment and transportation expenditures. General and administrative expenses mainly consist of professional service fees, rental expenses, office expenses, and other miscellaneous corporate expenses.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, and we are not subject to income or capital gains taxes. Additionally, upon payments of dividends by us to its shareholders, no Cayman withholding tax will be imposed.

British Virgin Islands

Our subsidiary, Feline Culture BVI, is incorporated in the British Virgin Islands. Under the current laws of the British Virgin Islands, Feline Culture BVI is not subject to tax on income or capital gains. Additionally, BVI does not impose withholding tax on dividend payments.

Hong Kong

Our operating subsidiary, Feline Culture HK, is incorporated in Hong Kong and is subject to Hong Kong profits tax rate. Under the two-tiered profits tax rates regime, the first 2,000,000 Hong Kong Dollar (“HKD”) of profits of the qualifying group entity will be taxed at 8.25%, and profits above HKD2,000,000 will be taxed at 16.5%. Additionally, Hong Kong does not impose withholding tax on dividend payments.

Comparison of Results of Operations

Year Ended March 31, 2025 Compared to Year Ended March 31, 2024

The following table sets forth a summary of our results of operations for the periods indicated, both in absolute amount and as a percentage of our revenues for the periods presented. This information should be read together with our audited combined financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the years ended March 31,
	2025		2024		Variance
	US$	%	US$	%	US$	%
Revenues	7,961,173	100.0	1,926,030	100.0	6,035,143	313.3
Cost of revenues	(6,340,060)	(79.6)	(1,541,589)	(80.0)	(4,798,471)	311.3
Gross profit	1,621,113	20.4	384,441	20.0	1,236,672	321.7

Operating expenses:
Selling and marketing expenses	(327,909)	(4.1)	(160,075)	(8.3)	(167,834)	104.8
General and administrative expenses	(203,418)	(2.6)	(108,761)	(5.6)	(94,657)	87.0
Total operating expenses	(531,327)	(6.7)	(268,836)	(13.9)	(262,491)	97.6
Operating income	1,089,786	13.7	115,605	6.1	974,181	842.7

Other income/(expenses), net
Financial income/(expenses), net	7,500	0.1	(649)	—	8,149	(1,255.6)
Total other income/(expenses), net	7,500	0.1	(649)	—	8,149	(1,255.6)

Income before income tax expense	1,097,286	13.8	114,956	6.1	982,330	854.5
Income tax expenses	(174,638)	(2.2)	(9,086)	(0.5)	(165,552)	1,822.1
Net income	922,648	11.6	105,870	5.6	816,778	771.5

Revenue

Our total revenue increased by approximately US$6.1 million, or 313.3%, from approximately US$1.9 million for the year ended March 31, 2024, to approximately US$8.0 million for the year ended March 31, 2025. The increase was primarily attributable to growth in both project volume and average revenue per project. The number of projects rose by 121%, from 14 projects for the year ended March 31, 2024, to 31 projects for the year ended March 31, 2025. In addition, the average revenue per project increased by approximately 87%, or approximately US$0.1 million, which we believe was primarily driven by the launch of our AIGC platform in September 2024. Of the 31 projects completed in fiscal 2025, 15 were awarded by agency customers who had engaged us for one or more prior campaigns. The above increase reflected the growing recognition of our ability to deliver data-driven, AIGC-powered interactive marketing campaigns across major media platforms, and our ability to provide comprehensive marketing solutions.

Cost of Revenue

Our cost of revenue increased by US$4.8 million, or 311.3%, from US$1.5 million for the year ended March 31, 2024, to US$6.3 million for the year ended March 31, 2025, mainly due to higher project volume and increased purchases of third-party media traffic and advertising placements. The growth in cost of revenue was generally in line with our growth in revenue during the same period. During the year, we engaged six new suppliers and incurred approximately US$3.8 million of additional costs related to the expansion of advertising platforms and enhancement of advertising content. We believe these expenditures strengthened our capability to meet market demand, supported the development of higher-value content, and provided a foundation for sustainable revenue growth.

Gross Profit

Our gross profit increased by US$1.2 million, or 321.7%, from US$0.4 million for the year ended March 31, 2024 to US$1.6 million for the year ended March 31, 2025. For the years ended March 31, 2025 and 2024, our overall gross profit margin was 20.4% and 20.0%, respectively.

Gross profit growth was primarily attributable to increased business volume and higher unit pricing, supported by our established business performance and strengthened cooperation with leading brands. Our gross profit margin remained stable, reflecting offsetting factors: the profit margin of marketing services without AIGC content declined to 18.0% due to intensified competition, while the profit margin of promotions utilizing AIGC applications since September, 2024 increased to 21.0%. We plan to continue enhancing our competitive edge through AIGC-driven solutions, aiming to improve cost efficiency and return on investment.

Operating Expenses

The following table sets forth our operating expenses, both in absolute amount and as a percentage of the total operating expenses, for the years ended March 31, 2025 and 2024:

	For the years ended March 31,
	2025		2024		Variance
	US$	%	US$	%	US$	%
Operating expenses
Selling and marketing expenses	327,909	61.7	160,075	59.5	167,834	104.8
General and administrative expenses	203,418	38.3	108,761	40.5	94,657	87.0
Operating expenses	531,327	100.0	268,836	100.0	262,491	97.6

Operating expenses increased from US$0.3 million for the year ended March 31, 2024 to US$0.5 million for the year ended March 31, 2025, attributable to the increases both in our selling expenses and general and administrative expenses.

Selling and marketing expenses

Selling and marketing expenses increased from US$0.2 million for the year ended March 31, 2024, to US$0.3 million for the year ended March 31, 2025, which was primarily attributable to the increased referral commission fees to obtain new projects.

General and administrative expenses

General and administrative expenses increased from US$0.1 million for the year ended March 31, 2024 to US$0.2 million for the year ended March 31, 2025, which was primarily attributable to the expanded human resources services procured from a third-party provider as our business expanded.

Financial income/(expenses), net

Financial income/(expenses), net mainly consisted of interest income from a loan to a related party and exchange gains/(losses), which amounted to a net income of US$7,500 for the year ended March 31, 2025, compared to a net loss of US$649 for the year ended March 31, 2024.

Income tax expenses

Our income tax expenses were US$174,638 and US$9,086 for the year ended March 31, 2025 and 2024, respectively. This increase was primarily attributable to the growth of pretax profit for the year ended March 31, 2025.

Net income

As a result of the foregoing, our net income increased by US$0.8 million, or 771.5%, from US$0.1 million for the year ended March 31, 2024 to US$0.9 million for the year ended March 31, 2025.

The Six Months Ended September 30, 2025 Compared to The Six Months Ended September 30, 2024

The following table sets forth a summary of our results of operations for the periods indicated, both in absolute amount and as a percentage of our revenues for the periods presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the six months ended September 30,
	2025		2024		Variance
	US$	%	US$	%	US$	%
Revenues	6,124,914	100.0	2,318,361	100.0	3,806,553	164.2
Cost of revenues	(4,998,587)	(81.6)	(1,895,529)	(81.8)	(3,103,058)	163.7
Gross profit	1,126,327	18.4	422,832	18.2	703,495	166.4

Operating expenses:
Selling and marketing expenses	(249,195)	(4.1)	(177,909)	(7.7)	(71,286)	40.1
General and administrative expenses	(474,207)	(7.7)	(4,613)	(0.2)	(469,594)	10,179.8
Total operating expenses	(723,402)	(11.8)	(182,522)	(7.9)	(540,880)	296.3
Operating income	402,925	6.6	240,310	10.3	162,615	67.7

Other income/(expenses), net
Financial income/(expenses), net	7,741	0.1	162	—	7,579	4,678.4
Total other income/(expenses), net	7,741	0.1	162	—	7,579	4,678.4

Income before income tax expense	410,666	6.7	240,472	10.3	170,194	70.8
Income tax expenses	(66,383)	(1.1)	(22,893)	(1.0)	(43,490)	190.0
Net income	344,283	5.6	217,579	9.3	126,704	58.2

Revenue

Our total revenue increased by approximately US$3.8 million, or 164.2%, from approximately US$2.3 million for the six months ended September 30, 2024, to approximately US$6.1 million for the six months ended September 30, 2025. The increase was primarily attributable to growth in both project volume and average revenue per project. The number of projects rose by 24%, from 17 projects for the six months ended September 30, 2024, to 21 projects for the six months ended September 30, 2025. In addition, the average revenue per project increased by approximately 114%, or approximately US$0.2 million, which we believe was primarily driven by the launch of our AIGC Platform in September 2024. Of the 21 projects completed in the first half of fiscal 2026, 13 were awarded by agency customers who had engaged us for one or more prior campaigns. The revenue growth reflected increased market recognition of our ability to deliver data-driven, AIGC-powered interactive marketing campaigns across major media platforms, as well as our capability to provide comprehensive marketing solutions.

Cost of Revenue

Our cost of revenue increased by US$3.1 million, or 163.7%, from US$1.9 million for the six months ended September 30, 2024, to US$5.0 million for the six months ended September 30, 2025, mainly due to higher project volume and increased purchases of third-party media traffic and advertising placements. The growth in cost of revenue was generally in line with our growth in revenue during the same period. During the year, we engaged six new suppliers and incurred approximately US$4.1 million in additional costs related to the expansion of advertising platforms and enhancement of advertising content. We believe these expenditures strengthened our capability to meet market demand, supported the development of higher-value content, and provided a foundation for sustainable revenue growth.

Gross Profit

Our gross profit increased by approximately US$0.7 million, or 166.4%, from US$0.4 million for the six months ended September 30, 2024 to US$1.1 million for the six months ended September 30, 2025. For the six months ended September 30, 2025 and 2024, our overall gross profit margin was 18.4% and 18.2%, respectively.

Gross profit growth was primarily attributable to increased business volume, supported by our established business performance and strengthened cooperation with leading brands. Our gross profit margin remained stable, attributable to the profit margin of marketing services without AIGC content slightly declined to from 18.0% to 17.6% due to intensified competition, and the profit margin of promotions utilizing AIGC applications since September, 2024 increased from 18.9% to 19.0%. The AIGC platform was more widely adopted across our projects, and we continued to refine our AIGC platform to enhance our core competitiveness, which we believe will support further improvements in profitability.

Operating Expenses

The following table sets forth our operating expenses, both in absolute amount and as a percentage of the total operating expenses, for the six months ended September 30, 2025 and 2024:

	For the six months ended September 30,
	2025		2024		Variance
	US$	%	US$	%	US$	%
Operating expenses
Selling and marketing expenses	249,195	34.4	177,909	97.5	71,286	40.1
General and administrative expenses	474,207	65.6	4,613	2.5	469,594	10,179.8
Operating expenses	723,402	100.0	182,522	100.0	540,880	296.3

Operating expenses increased from approximately US$0.2 million for the six months ended September 30, 2024 to approximately US$0.7 million for the six months ended September 30, 2025, attributable to the increases in both our selling expenses and general and administrative expenses.

Selling and marketing expenses

Selling and marketing expenses increased from US$177,909 for the six months ended September 30, 2024, to US$249,195 for the six months ended September 30, 2025, which was primarily attributable to the increased referral commission fees to secure new projects.

General and administrative expenses

General and administrative expenses increased from US$4,613 for the six months ended September 30, 2024 to US$474,207 for the six months ended September 30, 2025, which was primarily attributable to (i) an increase of US$0.1 million in legal and professional fees due to audit expenses associated with our initial public offering, which were expensed as incurred; and (ii) an increase of US$0.3 million in the allowance of credit losses, primarily due to a receivable aging over 1 year from a single customer, resulting in a full provision based on management’s assessment of recoverability.

Financial income, net

Financial income, net mainly consisted of interest income from a loan to a related party prior to April 1, 2025, Mr. Wei Wen, and exchange gains/(losses), which amounted to a net income of US$7,741 for the six months ended September 30, 2025, compared to a net loss of US$162 for the six months ended September 30, 2024.

Income tax expenses

Our income tax expenses were US$66,383 and US$22,893 for the six months ended September 30, 2025 and 2024, respectively. This increase was primarily attributable to the growth of pretax profit for the six months ended September 30, 2025.

Net income

As a result of the foregoing, our net income increased by US$0.1 million, or 48%, from US$0.2 million for the six months ended September 30, 2024 to US$0.3 million for the six months ended September 30, 2025.

Liquidity and Capital Resources

In assessing our liquidity, we monitor and analyze our cash on-hand and our operating and capital expenditure commitments. To date, we have financed our working capital requirements from cash flow from operations, debt and equity financings. As of March 31, 2025, we had cash of nil. Our net cash provided by operating activities was US$1,099,053 and US$2,861 for the years ended March 31, 2025 and 2024, respectively. As of September 30, 2025, we had cash of US$3.8 million. Our net cash provided by operating activities was US$3.7 million and US$0.8 million for the six months ended September 30, 2025 and 2024, respectively.

We believe that our forecasted net cash flows will be sufficient to meet our forecasted working capital requirements and capital expenditures in the ordinary course of business for a period of at least twelve months following this offering. We intend to finance our future working capital requirements primarily from cash generated from operating activities, and then from funds raised from financing activities, if necessary. We further believe that our forecasted net cash flows, and our anticipated net proceeds from this offering will be sufficient to meet our forecasted working capital requirements and capital expenditures in the ordinary course of business beyond the next twelve months following this offering.

Our future capital requirements depend on many factors, including our growth rate, the continuing market acceptance of our offerings, the timing and extent of spending to support our efforts to develop our services, the expansion of sales and marketing activities, and the expansion and penetration of our business presence into different geographic regions and markets. To enhance our liquidity position or increase our cash reserve for future investments or operations through additional financing activities, we may in the future seek equity financing or obtain credit facilities. The issue of additional equity securities, including convertible debt securities, would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Cash Flows

The table below sets forth our cash flows for the periods indicated:

	For the years ended March 31,				For the six months ended September 30,
	2025	2024	Variance		2025	2024	Variance
	US$	US$	US$	%	US$	US$	US$	%
Net cash provided by operating activities	1,099,053	2,861	1,096,192	38,315.0	3,692,078	794,417	2,897,661	364.8
Net cash used in investing activities	(1,101,903)	—	(1,101,903)	NA	200,000	(788,552)	988,552	(125.4)
Net cash used in financing activity	—	—	—	—	(66,000)	—	(66,000)	NA
Effect of exchange rate changes	(14)	3	(17)	(566.7)	—	—	—	—
Net (decreases)/increases in cash	(2,864)	2,864	(5,728)	(200.0)	3,826,078	5,865	3,820,213	65,135.8
Cash at the beginning of the period	2,864	—	2,864	NA	—	2,864	(2,864)	(100)
Cash at the end of the period	—	2,864	(2,864)	(100.0)	3,826,078	8,729	3,817,349	43,731.8

Operating Activities

Net cash provided by operating activities was US$1.1 million for the year ended March 31, 2025, which primarily reflected our net income of US$0.9 million. The principal adjustments to reconcile our net income to our net cash provided by operating activities was amortization of intangible asset of US$0.1 million. Adjustment for changes in operating assets and liabilities primarily consisted of (i) a decrease of US$0.8 million in accounts receivable resulted from more timely customer payments, driven by our intensified collection efforts; and (ii) an increase of US$0.2 million in income tax payable due to the profit incurred for the year ended March 31, 2025; partially offset by (i) a decrease of US$0.8 million in accounts payable; and (ii) an increase of US$0.2 million in advance to suppliers arose from early supplier payments to secure key resources.

Net cash provided by operating activities was US$2,861 for the year ended March 31, 2024, which primarily reflected our net income of US$0.1 million. Adjustment for changes in operating assets and liabilities primarily consisted of (i) an increase of US$1.3 million in accounts payable due to our business expansion; and (ii) an increase of US$0.2 million in accrued expenses; partially offset by an increase of US$1.6 million in accounts receivable as a result of increased revenue.

Net cash provided by operating activities was US$3.7 million for the six months ended September 30, 2025, which primarily reflected our net income of US$0.3 million. The principal adjustments to reconcile our net income to our net cash provided by operating activities provision for credit losses of US$0.3 million and amortization of intangible asset of US$0.1 million. Adjustments for changes in operating assets and liabilities primarily consisted of (i) an increase of US$1.8 million in accounts payable due to higher purchase volumes in connection with the expansion of our business operations; and (ii) an increase of US$1.2 million in contract liabilities due to an increase in advance payments received from customers for services delivered in the future; partially offset by (i) an increase of US$0.4 million in accounts receivable resulting from higher sales volume.

Net cash provided by operating activities was US$0.8 million for the six months ended September 30, 2024, which primarily reflected our net income of US$0.2 million. Adjustment for changes in operating assets and liabilities primarily consisted of (i) an increase of US$0.6 million in accounts payable due to our business expansion; and (ii) a decrease of US$0.2 million in accounts receivable resulting from more timely customer payments, driven by our intensified collection efforts; partially offset by an increase of US$0.1 million in advances to suppliers arose from early supplier payments to secure key resources.

Investing Activities

For the year ended March 31, 2025, our net cash used in investing activities was US$1.1 million, which was related to (i) payment of US$0.7 million for AIGC platform, reflecting our ongoing investment in technology to support interactive marketing solutions and future business growth; (ii) a short-term loan with a principal amount of US$376,561 and accrued interest of US$7,342 extended to Mr. Wei Wen, a related party, to support his temporary working capital needs. See “RELATED PARTY TRANSACTIONS — Other Related Party Transactions” for details.

For the six months ended September 30, 2025, our net cash provided by investing activities was US$0.2 million, which was due to the collection of loans from Mr. Wei Wen, who was a related party prior to April 1, 2025.

For the six months ended September 30, 2024, our net cash used in investing activities was US$0.8 million, which was related to (i) payment of US$0.7 million for the development of AIGC Platform, reflecting our ongoing investment in technology to support interactive marketing solutions and future business growth; (ii) a short-term loan with a principal amount of US$70,061 and accrued interest of US$491 extended to Mr. Wei Wen, a related party, to support his temporary working capital needs. See “RELATED PARTY TRANSACTIONS — Other Related Party Transactions” for details.

Financing Activities

For the six months ended September 30, 2025, our net cash used in financing activity was US$66,000, which was payment for deferred offering cost.

Contractual Obligations And Contingencies

From time to time, we may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, we do not believe these actions, in the aggregate, will have a material adverse impact on our financial position, results of operations or liquidity. We are not aware of any material pending or threatened claims and litigation through and as of September 30, 2025.

We did not have any significant capital or other commitments, long-term obligations, or guarantees as of September 30, 2025.

Off-Balance Sheet Commitments And Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our financial statements beginning on page F-1. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Holding Company Structure

The Company is a holding company and has no material operations of its own. We conduct a substantial majority of our operations through our subsidiary in Hong Kong. Because of our corporate structure as a Cayman Islands holding company with operations conducted through our subsidiaries in Hong Kong, it involves unique risks to investors. Investors in our Ordinary Shares should be aware that they will not and may never directly hold equity interests in the operating subsidiary, but rather purchasing equity solely in the Company, the Cayman Islands holding company. Furthermore, shareholders may face difficulties enforcing their legal rights under United States securities laws against our directors and officers who are located outside of the United States.

Critical Accounting Policies, Judgments And Estimates

We prepared the financial statements in accordance with U.S. GAAP. When reviewing our financial statements, you should consider our selection of critical accounting policies, our judgments and other uncertainties affecting our applications of those policies and the sensitivity of reported results to changes of such policies, judgments and uncertainties. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements. You should read the following descriptions of critical accounting policies, judgments and estimates in conjunction with our financial statements and other disclosures included in this prospectus.

Current expected credit loss

We maintain an allowance for credit losses in accordance with ASC Topic 326, Credit Losses (“ASC 326”) and records the allowance with an expected loss methodology which will result in more timely recognition of credit losses as an offset to accounts receivable, and the estimated credit losses charged to the allowance in the statements of operations. We assess collectability by reviewing accounts receivable on a collective basis where similar characteristics exist, primarily based on similar business lines, services or product offerings and on an individual basis when we identify specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, we consider historical collectability based on past due status, the age of the accounts receivable balances, credit quality of our customers based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect our ability to collect from customer.

For the years ended March 31, 2025 and 2024, we reversed credit losses of $8,610 and recognized credit losses of $17,824 against accounts receivable. For the years ended March 31, 2025 and 2024, we recognized credit losses of $7,076 and nil against amounts due from a related party.

For the six months ended September 30, 2025 and 2024, we recognized credit losses of US$312,786 and nil against accounts receivable. For the six months ended September 30, 2025 and 2024, we reversed credit losses of US$7,067 and nil against amounts due from a related party.

Revenue recognition

We applied ASC Topic 606 “Revenue from Contracts with Customers” (“ASC 606”) for all years presented.

The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services.

The following five steps are applied to achieve that core principle:

We contract with customers to provide online interactive marketing services consisting of data driven online brand marketing through the implementation of search ad placements, in-feed ad placements, and/or banner ad placements across dominant online platforms such as Google, TikTok, and YouTube. We usually enter marketing contracts with the third-party advertising agencies that represent advertisers. Each contract explicitly specifies marketing services, agreed-upon release schedule with targeted exposure volume, each party’s rights and obligations, as well as payment terms.

Our promises include developing AIGC-powered interactive marketing mini-games, creating customized marketing content, conducting precise advertising marketing across online platforms, and providing post-campaign performance reviews. We have concluded that it is considered as bundle of services due to the customer cannot benefit from each service on its own and the promises are not distinct within the context of the contract, as they are highly interdependent and significantly modify one another such as that the promotional value of mini-game and content production relies entirely on the subsequent precise advertising during the launch period to reach the target audience. Consequently, the customer benefits from the bundles of services on the integrated solution rather than distinct services on its individual components. Additionally, we commit to display a series of advertisements including mini-games and marketing contents across the online platform over the contract period. These advertisements are substantially the same or similar in content and transfer pattern, and the display of the whole series of advertisements is identified as the single performance obligation under the contract.

The contract consideration is fixed and determined by targeted exposure volume and “cost per mille” (“CPM”), where it is based on the number of times an ad is displayed on behalf of a customer, regardless of whether a user clicks on it. The contract price is not further affected by executed exposure volume. Revenue is recognized over time as services are rendered, measured by progress against the agreed-upon release schedule. This method faithfully depicts the transfer of control, because the customer simultaneously receives and consumes the benefits of the online interactive marketing services as we deliver the services throughout the campaign period that is typically one to four months. Completion is evidenced by signed confirmation letters verifying exposure volume achievement. We usually require a certain portion of prepayment and settlement of the remaining portion after the acknowledgement of service completion within a credit term of 90 days.

Internal Control over Financial Reporting

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. The Public Company Accounting Oversight Board, or PCAOB, has defined a material weakness as “a deficiency, or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim statements will not be prevented or detected on a timely basis.”

In the course of preparing and auditing our combined financial statements as of and for the fiscal years ended March 31, 2025 and 2024, we identified two material weaknesses in our internal control over financial reporting as of March 31, 2025.

Two material weaknesses that have been identified related to:

•        Our lack of sufficient and competent accounting staff and resources with appropriate knowledge of generally accepted accounting principles in the United States (“U.S. GAAP”) and SEC reporting and compliance requirements; and

•        Our lack of robust and formal period-end financial reporting policies and procedures in place to address complex U.S. GAAP technical accounting and the SEC reporting requirements.

To remedy our identified material weakness, we plan to improve our internal control over financial reporting through the following measures, among others:

(1)    develop and implement a comprehensive set of processes and internal controls to timely and appropriately (i) identify transactions that may be subject to complex U.S. GAAP accounting treatment, (ii) analyze the transactions in accordance with the relevant U.S. GAAP, and (iii) review the accounting technical analysis;

(2)    hire additional accounting staff members with U.S. GAAP and SEC reporting experiences to implement the above-mentioned financial reporting procedures and internal controls to ensure the financial statements and related disclosures under U.S. GAAP and SEC reporting requirements are prepared appropriately on a timely basis; and

(3)    establish an ongoing training program to provide sufficient and appropriate trainings for accounting and financial reporting personnel, including trainings related to U.S. GAAP and SEC reporting requirements.

However, we cannot assure you that we will remediate our material weakness in a timely manner. See “Risk Factors — Risks Relating to Our Business and Industry — If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.”

As a company with less than US$1.235 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

Quantitative and Qualitative Disclosures about Market Risks

Economic and political risks

Our operations are mainly conducted in Hong Kong. Accordingly, our business, financial condition, and results of operations may be influenced by changes in the political, economic, and legal environments in Hong Kong.

Our operations in Hong Kong are subject to special considerations and significant risks. These include risks associated with, among others, the political, economic, and legal environment and foreign currency exchange. Our results may be adversely affected by changes in the political and social conditions in Hong Kong, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Liquidity Risk

We are also exposed to liquidity risk which is the risk that we are unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and related parties to obtain short-term funding to meet the liquidity shortage.

Credit Risk

Assets that potentially subject us to a significant concentration of credit risk primarily consist of cash, accounts receivable and amounts due from a related party.

We have designed our credit policies with an objective to minimize their exposure to credit risk. Our accounts receivable is short term in nature and the associated risk is minimal. We conduct credit evaluations on our clients and generally do not require collateral or other security from such clients. We periodically evaluate the creditworthiness of the existing clients in determining an allowance for expected credit losses primarily based upon the age of the receivables and factors surrounding the credit risk of specific clients.

INDUSTRY OVERVIEW

This prospectus contains information derived from an industry report (the “Flash-Stone Report”) commissioned by us and prepared by Xiamen Flash-Stone Investment Management Consulting (“Flash-Stone Consulting”), an independent market research firm, to provide information regarding our industry and market position and opportunities. Such industry report was prepared by Flash-Stone Consulting based on various government and industry publications, interviews with industry participants and experts, and other available sources from public market research. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

Global Interactive Marketing Market Size and Forecast

Driven by digital transformation, the global interactive marketing industry has entered a period of accelerated growth. China has become a primary growth engine, supported by its massive internet population, rapid technological progress, and expanding digital infrastructure. Europe and North America also continue to lead, benefiting from well-established advertising ecosystems, sophisticated data infrastructure, and advanced technological capabilities. At the same time, Southeast Asia — with its young demographics, fast-rising internet penetration, and accelerating adoption of digital technologies — is contributing fresh momentum to global market expansion.

The global interactive marketing market has grown significantly over the past decade as internet access widened, social media flourished, and digital advertising technologies matured. The mobile internet era, in particular, catalyzed this expansion by reshaping consumer behavior and embedding digital experiences into daily life. As a result, interactive marketing has taken on a larger share of the global advertising landscape. In 2024, the global market reached US$48.1 billion, representing an increase of approximately 1.27 times compared to 2019. By 2029, it is projected to reach US$95.1 billion, representing a Compound Annual Growth Rate (“CAGR”) of 14.6% over the period 2024 — 2029. This rate of growth far outpaces that of traditional advertising, underscoring interactive marketing’s strong vitality and long-term potential.

2019-2029E The Market Size of Global Interactive Marketing (in Billion USD)

Source: Flash-Stone Consulting

Technological innovation is a critical driver of this growth. AI, machine learning, and AIGC have enabled advertisers to analyze massive datasets, build detailed user profiles, and deliver personalized, interactive content. These tools enhance marketing campaign precision, raise click-through and conversion rates, and improve Return on Investment (“ROI”). Meanwhile, immersive technologies such as Augmented Reality (“AR”) and Virtual Reality (“VR”) are transforming advertising into participatory experiences that foster higher consumer engagement.

Social media proliferation has provided fertile ground for interactive marketing. As platforms like TikTok, Instagram, and YouTube become deeply integrated into users’ daily lives, they enable advertisers to target highly defined segments while leveraging social connections to amplify reach through secondary dissemination and word-of-mouth promotion.

Consumer preferences are also shifting toward more interactive and personalized experiences. In an environment of information overload, passive messaging is less effective. Interactive formats like branded quizzes invite users to engage and share results, increasing brand recall while enabling brands to collect feedback for future marketing optimization.

The rise of digital advertising, surpassing traditional channels, further supports interactive marketing’s growth. Global platforms are investing heavily in personalization and interactivity, further accelerating industry evolution.

Looking forward, the industry is expected to focus on three main areas: personalization, precision, and privacy. AI, AIGC, and big data analytics will push targeting capabilities to new levels. The rollout of 5G will support richer media formats, including VR and AR campaigns, while consumer awareness of data privacy will compel companies to emphasize transparency and compliance. Additionally, utility-driven content — advertisements blended with entertainment, education, or practical functions — will become a defining feature of next-generation interactive advertising.

Southeast Asia Interactive Marketing Market Size and Forecast

Southeast Asia is one of the fastest-growing regions in the interactive marketing sector. From 2019 to 2024, the market expanded from US$1.7 billion to US$3.9 billion, representing a CAGR of 18.4%. With thriving digital economies, strong consumer demand, and rapidly expanding online commerce, markets such as Indonesia, Vietnam, and Thailand are witnessing the mainstream adoption of interactive formats like livestreaming and short-form videos. The regional market is expected to reach US$8 billion by 2029.

Source: Flash-Stone Consulting

The region’s favorable demographics and consumer behavior support continued expansion. Southeast Asia’s large, youthful, and digitally native population is highly receptive to innovative products and technologies. These consumers spend significant amounts of time on social media, favor interactive experiences, and increasingly demand personalized, experience-based consumption. Rising incomes further accelerate this trend, motivating brands to adopt interactive strategies that address evolving consumer expectations.

Social media usage is extremely high in Southeast Asia. With platforms such as Facebook, Instagram, TikTok, and YouTube serving as primary engagement channels, brands are deploying influencer marketing, short video content, and live commerce strategies to capture user attention and drive sales. Interactive campaigns now form a core part of consumer engagement across shopping, entertainment, and lifestyle verticals.

AIGC technology is a key enabler of this trend. It allows marketers to create vast amounts of personalized content — ranging from copy to visuals to videos — at scale, aligned with individual user preferences and behavioral data. Conversational AI tools, including chatbots and virtual assistants, also enhance consumer engagement and satisfaction. These technological capabilities are allowing Southeast Asia to rapidly catch up with and even surpass regions with earlier industry development in a relatively short timeframe.

Supportive regulatory environments across Southeast Asian nations also promote the healthy development of the digital economy, enhancing consumer trust and transaction infrastructure, thereby facilitating effective marketing outcomes. Coupled with widespread internet access, optimized logistics, and reliable digital payment solutions, these initiatives ensure a seamless journey from marketing exposure to purchase completion.

The openness of the Southeast Asia market and the intensity of competition prompt enterprises to continuously increase their investment in interactive marketing. E-commerce players are increasingly adopting livestreaming, short videos, and interactive campaigns to differentiate themselves. Global capital is flowing into the region, spurring innovation, attracting talent, and reinforcing the overall competitiveness of the market.

As digital adoption deepens and online commerce continues to expand, the importance of interactive marketing will grow. The evolution of AIGC and the rising willingness of consumers to engage with new formats will encourage ongoing content innovation and the development of new interactive marketing models.

Hong Kong Interactive Marketing Market Size and Forecast

Hong Kong’s interactive marketing sector is expanding rapidly, fueled by advancements in digital technology and shifting consumer behavior. From 2019 to 2024, the market grew from US$215.5 million to US$545.2 million, reflecting global trends and underscoring the rising strategic importance of interactive marketing in the region. As brands increasingly prioritize digital consumer interactions, the market is expected to reach US$1,121.2 million by 2029.

2019-2029E The Market Size of Hong Kong Interactive Marketing (in Million USD)
1200.0
1000.0
800.0
600.0
400.0
200.0
0.0
215.5
275.0
329.6
380.3
455.2
545.2
641.9
745.5
861.3
987.0
1121.2
2019
2020
2021
2022
2023
2024
2025E
2026E
2027E
2028E
2029E

Source: Flash-Stone Consulting

Technological innovation is a major growth catalyst. The rollout of 5G has improved network bandwidth and latency, enabling smoother delivery of video advertisements and livestreaming. AI, big data, and particularly AIGC technologies have enhanced campaign efficiency and precision. Automated content generation — from copywriting and imagery to mini-program design — has lowered costs and improved marketing campaign effectiveness. Real-time personalization based on behavioral data has further strengthened ROI.

Hong Kong also enjoys high levels of social media penetration, with platforms such as Facebook, Instagram, TikTok, and YouTube widely used. This facilitates precise targeting, wide-scale exposure, and the integration of user-generated content, which is becoming an increasingly powerful tool for brand-driven community engagement.

Consumer behavior in Hong Kong is shifting toward digital channels for product discovery and brand engagement. Consumers have become more receptive to advertising — particularly interactive formats that offer engagement and personalized experiences. As a result, businesses are allocating larger marketing budgets to interactive formats, so as to maximize engagement and capture feedback.

Looking ahead, Hong Kong’s interactive marketing industry will diversify across platforms and formats. Short-form video and livestreaming are expected to become central brand communication tools, while cross-channel integration of online and offline experiences will enrich user engagement. Advances in data analytics and AIGC will further enhance personalization and marketing campaign efficiency.

Competitive Landscape

Southeast Asia has emerged as one of the fastest-growing subregions within Asia’s digital targeted advertising landscape, benefiting from both a demographic dividend and rapid economic expansion. The region’s rising working-age population and ongoing consumer upgrading closely resemble the “golden window” China experienced about a decade ago, providing fertile ground for differentiated Chinese brands to scale internationally.

The market remains fragmented with numerous small- and mid-sized providers. However, leading Chinese players such as Easy Click Worldwide and Gdinsight Group have already entered the region, exporting proven models and pursuing international strategies. Cultural and linguistic diversity across Southeast Asia has created strong demand for localized content, prompting market participants to invest heavily in personalization, customer relationship management systems, and targeting technologies.

Regional firms such as Fimmick, Krew Digital, and NinjaPromo have captured significant market share by offering comprehensive digital solutions. At the same time, emerging, tech-driven firms such as Feline are reshaping competition with AI-powered campaigns and programmatic advertising. Leveraging innovative technologies and an agile service model, the company demonstrates strong competitive vitality in the market.

BUSINESS

Our Mission

Break the boundaries of marketing through interaction and activate new drivers of user growth for brands.

Overview

We conduct all of our operations through our Hong Kong operating subsidiary, which provides digital marketing solutions with a focus on interactive campaign design and execution, while also supporting non-interactive digital advertising formats based on customer objectives. Within the digital marketing ecosystem, we operate as an intermediate service provider. Our direct customer relationships are with third-party advertising agencies, which engage us to develop advertising content and deliver campaigns for their end-client brands. As of the date of this prospectus, we have served over 30 brands in multiple industries, including but not limited to beauty and personal care, food and beverage retail, travel and leisure, education and training, financial services, industrial manufacturing, home improvement, and consumer electronics.

Since September 2024, we have been offering a service model that that leverages an AIGC-powered platform to create customized, interactive marketing experiences. These experiences, such as mini-games and other digital assets, place brand elements like mascots, product features, and key messages directly into user interactions. They are designed to promote active participation through incentives such as coupons or award points that are provided by our customers upon task completion. For example, a sports brand campaign may feature a parkour mini-game with levels and missions that highlight product attributes such as lightweight construction and durability, with targeting configured for the brand’s priority audience segments and distribution tailored to the channels where those segments are most active. As of the date of this prospectus, we are using an AIGC platform (the “AIGC Platform”) for content creation. The AIGC Platform was developed by an independent third-party provider, and is owned by Feline Culture HK. It is used internally by our teams to support service delivery and is not offered to customers as a stand-alone product.

Our AIGC-assisted workflow automates portions of content generation and assembly, enabling rapid production of large volumes of interactive campaign assets. The AIGC Platform offers a visual interface that allows non-technical users to configure interactive scenarios, game mechanics, and reward functions through selectable options and predefined modules, without requiring any programming knowledge. Built on a library containing more than 6,000 creative templates, over 200 interactive mini-game formats, and more than 100 marketing components such as spin-style interaction, click-to-unlock feature and interactive reward reveal, the AIGC Platform is able to accommodate diverse brand needs and improve production efficiency. We typically deliver new interactive content experience tailored to customer specifications, with fastest delivery time being approximately 24 hours. With locally deployed AI models embedded into the system, we can further customize outputs customization based on customer preferences and product characteristics. In addition to flexibility and speed, we utilize performance metrics provided by media platforms and upstream suppliers to monitor campaign effectiveness. Although we do not make adjustments during the campaign period, we review participation rates, conversion metrics, and return on ad spend to evaluate outcomes. These data points form the basis of our iterative process, allowing us to enhance creative content, optimize mechanics, and refine targeting strategies in subsequent campaigns. This data-driven approach helps improve campaign performance and increase marketing return on investment.

While interactive campaigns represent a core focus of our services, we also support a range of non-interactive advertising formats based on client needs and media strategies. These include, among others, short-form video advertisements, app launch screen ads (also referred to as splash ads), and in-feed display and video placements. These formats are also delivered across relevant media channels through our upstream media suppliers, leveraging the same creative capabilities, targeting logic, and performance evaluation metrics used in interactive campaigns.

Our business model is primarily based on executing campaigns for brand customers through third-party advertising agencies. These agencies engage us to design, deliver, and optimize interactive marketing campaigns pursuant to specified deliverables, schedules, and performance standards. This structure reduces the operational burden associated with managing a large number of direct customer relationships and allows us to focus on campaign execution and delivery, while resulting in a degree of customer concentration. We act as a principal in these arrangements, bearing primary responsibility for the execution and performance of campaigns, and recognizes revenue on a gross basis over the contract term as performance obligations are satisfied. We manage campaign execution and delivery, and source advertising and promotional placements through independent third-party media suppliers. Our service model coordinate several core functions:

•        Creative production:    We develop marketing assets through a combination of AIGC-enabled content generation, pre-built templates, and reusable design elements. Our core offerings include interactive mini-games and related campaign assets that are tailored to customers’ branding requirements and product characteristics using the AIGC Platform. Promotional prize draw features may, at a customer’s option, be incorporated into interactive mini-games or other advertising formats, allowing users to participate through non-monetary activities and receive non-cash promotional incentives, such as coupons or vouchers redeemable toward future purchases. Other promotional engagement features, such as tap-to-reveal interactions or automated promotional reward displays, may also be used as part of advertising campaigns. In addition to interactive campaign assets, we also produce conventional advertising assets, including short-form promotional videos, app splash screens, landing page graphics, and in-feed display creatives, which are distributed across major digital platforms.

•        Campaign deployment support:    We assist in launching targeted advertising campaigns across multiple media platforms by coordinating with third-party media suppliers. We also advise on ad placement strategies based on the customer’s budget, target audience, and expected audience reach.

•        Data-driven insights:    We provide customers with analytics on campaign reach, engagement rates, and performance outcomes. Our third-party media suppliers typically furnish performance data or reports focused on key metrics such as views and clicks. We analyze these results internally to identify effective content templates and marketing strategies, and we also use the findings in discussions with customers to optimize future campaign planning.

We have experienced rapid growth since we began offering AIGC-enabled interactive marketing services. Revenues increased from US$1,926,030 for the fiscal year ended March 31, 2024, to US$7,961,173 for the fiscal year ended March 31, 2025. Revenues increased from US$2,318,361 for the six months ended September 30, 2024, to US$6,124,914 for the six months ended September 30, 2025. This revenue growth reflects increased customer adoption of the AIGC technology application and our services.

We believe that each interaction between a brand and its users can initiate value creation. Guided by this vision, we are committed to leveraging technology to deliver effective and engaging interactive marketing solutions that create value for our clients.

Market Opportunities

We operate within the dynamic and expanding segment of digital advertising focused on interactive marketing. According to Xiamen Shanshi, the global interactive marketing industry has experienced rapid expansion, driven by technological innovation, rising social media adoption, and evolving consumer preferences. The global market reached approximately US$48.1 billion in 2024, representing an increase of approximately 1.27 times compared to 2019, and is projected to reach US$95.1 billion by 2029, with a compound annual growth rate (CAGR) of 14.6% from 2024 to 2029.

As of the date of this prospectus, substantially all of our customers are in Hong Kong and Southeast Asia. The Southeast Asian interactive marketing market is growing fast. From 2019 to 2024, the market expanded from approximately US$1.7 billion to approximately US$3.9 billion, representing a CAGR of 18.4%, and is projected to reach US$8.0 billion by 2029. Growth is supported by a young demographic profile, high levels of social media adoption, rising disposable income, and accelerating digital transformation. In addition, pro-digital government policies across the region are strengthening market standards and consumer trust in online transactions, creating a supportive regulatory environment.

In Hong Kong, the interactive marketing market grew from approximately US$241.5 million in 2019 to US$580 million in 2024, and is forecast to reach around US$1.17 billion by 2029. This growth is supported by high internet penetration, a large social media user base, and ongoing shifts in consumer behavior toward digital channels. The broad deployment of 5G has improved network speed and reliability, enabling richer formats such as video advertising and live commerce. Technological advancements in artificial intelligence and big-data analytics support more personalized and efficient campaign delivery across the industry.

We believe companies with practical technology and service-led execution are well positioned in this market. Our business model, which applies AIGC to accelerate creative production and conduct data-driven optimization, is aligned with the market’s increasing demand for efficient and measurable interactive marketing solutions.

Competitive Strengths

We believe that the following competitive strengths have contributed to our past success and will continue to distinguish us from our competitors:

Our Services Benefit from AIGC-Centered Creation Engine

We believe our AIGC-enabled platform, aligned with current industry trends, enhances the development of interactive and personalized advertising experiences. The platform integrates licensed image and audio libraries, as well as customer-provided brand assets, such as custom characters, logos, and signature animations, and can extend brand elements to configure mini-games and marketing tools such as promotional prize draws in the form of spin-style interaction, tap-to-reveal feature, or randomized reward display, with content generated through the AIGC Platform. This functionality not only accelerates content production but also supports dynamic personalization, allowing game rules, point systems, and reward structures to be adapted based on user characteristics, preferences, and behaviors. The underlying system is built on open-source algorithms deployed locally, without reliance on external APIs or cloud-based prompts. This structure helps ensure compliance, data security, and consistency in our content development process.

We Leverage Channel-Ready Content and Multi-Channel Reach

We support campaign deployment across several major media and social channels, including TikTok, Instagram, Facebook, Google, and YouTube, providing broad exposure and multi-channel marketing options for our customers. The AIGC Platform’s templates and components are designed for efficient adaptation, allowing us to implement customer brand guidelines while localizing content to meet regional language, policy, and compliance requirements, without rebuilding assets from scratch. Specifications are aligned to each channel’s technical standards, including aspect ratios, file size constraints, caption limits, duration caps, and audio rules. The linked workflow between AIGC-enabled content generation to technical requirements of each channel ensures consistent, high-quality marketing content across platforms, strengthening media cooperation and supporting effective brand promotion.

We Provide End-to-End Execution without Customer-Side IT Burden

We provide a comprehensive, end-to-end digital interactive marketing solution from strategy formulation and content creation to campaign execution and post-campaign data review. This service model is designed to mitigate the need for clients to handle technology development, hosting, or system integration. Accordingly, our clients may access advanced interactive marketing capabilities without the burden of an in-house technical build-out. This approach reduces coordination and shortens timelines from scoping to launch, allowing our customers to achieve cost-effective campaigns in an efficient manner.

We Leverage A Cross-Functional Team That Aligns Technical Build with Marketing Objectives

Our team integrates creative, operational, and marketing personnel to deliver tailored advertising solutions aligned with client goals. Our employees primarily focus on management, finance, and overall coordination, and we rely on a flexible network of contractors and service providers, including personnel supplied through labor dispatch arrangements, to support campaign planning, creative production, localization, and day-to-day project delivery. Our agreement with the dispatch service provider allows for monthly billing, granting us the flexibility to increase or decrease contractor usage based on actual workload fluctuations. This structure allows us to scale resources efficiently, enabling a rapid response to client needs, accelerated project delivery, and consistently high-quality execution.

Growth Strategies

To achieve our business objectives, we plan to adopt the following strategies to drive our future growth:

Expanding Platform Capabilities and AIGC Application Scenarios

We plan to increase our investment in technology research and development to strengthen our technical capabilities in the digital interactive marketing sector. On the one hand, we plan to invest additional capital in developing intelligent content creation tools on our AIGC Platform. This includes social media management platforms and advertising placement systems designed to improve content creation efficiency, optimize social media operations, and enhance the precision and effectiveness of our ad placements. We also plan to integrate interactive content like mini-games with voice, gesture, and facial recognition to create more immersive and engaging marketing experiences that increase user participation and brand presence. On the other hand, we plan to explore the application of AIGC technology in diverse marketing scenarios and business processes, such as ad creative generation, social media content production, virtual customer service, intelligent recommendation systems, digital human technology, and metaverse marketing. By continuously exploring new use cases, we aim to meet our clients’ diverse and personalized marketing needs and enhance our competitive and differentiated advantages in the digital interactive marketing space.

Broadening Geographic Coverage and Customer Base

Our current business is primarily concentrated in Hong Kong and Southeast Asia. In the near term, we plan to deepen our understanding of the cultures, market characteristics, and consumer preferences across different Asian countries and regions, and develop more tailored marketing solutions and service strategies. We will prioritize growth in emerging markets such as Southeast Asia and South Asia, strengthening local business development and service capabilities. Additionally, we aim to explore partnerships with new media platforms, social commerce, and live-streaming sales channels to broaden marketing reach and enhance client engagement. Through these initiatives, we seek to increase market share in targeted segments, broaden our marketing reach, and enhance our visibility in the digital interactive marketing space.

Deepening Channel-Level Collaboration and Data Capabilities

We plan to deepen our collaboration with upstream advertising partners who maintain direct relationships with major social media and digital platforms. Although we do not engage in direct contractual relationships with such platforms, we are able to participate in certain platform-led initiatives, such as traffic support programs and advertising subsidies, through our upstream partners. By actively engaging in platform initiatives and promotional programs, we aim to secure additional support such as traffic incentives and advertising subsidies, enhancing the resources available to our customers. In parallel, we intend to enhance our data analytics capabilities by leveraging aggregated campaign performance insights made available by advertising channels or media partners. These insights support more precise audience profiling, effectiveness assessment, and content optimization, and are expected to contribute to the continuous improvement of our campaign execution and strategic planning.

Continuously Attracting and Retaining Talent

Our business execution currently relies on a flexible workforce model, combining core employees in management, finance, and coordination with a network of skilled contractors and service providers. As our business expands, we expect to maintain this model while expanding our internal capacity to lead and oversee project execution. In connection with this, we plan to recruit additional full-time personnel with the capability to lead cross-functional teams and ensure consistent execution quality. At the same time, we intend to strengthen our human resources network by continuing to identify and engage reliable labor dispatch firms and staffing service providers, which we believe will help mitigate risks associated with workforce fluctuations and execution shortfalls. We will seek to attract talent with international perspectives, cross-cultural communication skills, and specialized digital marketing expertise, including professionals in AIGC technology, creative planning, and client services. We will also focus on fostering employees’ cross-disciplinary knowledge and skills, encouraging collaboration between internal personnel and external contractors, with a view to developing a versatile and execution-focused workforce aligned with our long-term operational objectives.

Our Services

We provide digital marketing solutions with a focus on interactive campaign design and execution. Our services help brand customers reach and engage audiences through customized interactive experiences, including mini-games, and other campaign assets for social, search, and in-feed environments. The workflow is designed to lower production time and support cost-efficient execution. For each engagement, we develop a bespoke digital interactive marketing plan aligned to the customer’s objectives and brand strategy, and we manage the end-to-end process, including opportunity intake and scoping, creative and strategy development, procurement of media and other marketing resources, campaign delivery, and billing and settlement. Customers typically provide marketing objectives, campaign timelines, platform preferences, and brand assets, while we handle the remaining production and execution process. Where applicable, we also discuss with customers whether to utilize marketing tools such as embedded reward mechanics, and request tailored elements to support character design or feature customization. Customers do not need to invest in separate technology development or platform build-outs, as we deliver a bundled service.

Our services are organized as an iterative workflow with four key phases: Scenario, Tools, Marketing, and Actionable Insights:

Scenario
Define the campaign and goals.
Actionable Insights
Translate data into findings for future cycles
Tools
Generate and configure content with AIGC.
Marketing
Execute and manage the campaign.

Scenario

We begin each engagement by defining the use case, such as a product launch, membership growth, seasonal campaign, or an offline-to-online initiative. During this initial scoping phase, we work with the customer to identify the target audience, primary user touchpoints, and the actions we expect users to take. This upfront scoping allows us to test whether the audience, path, and interaction mechanics are likely to drive participation, lead capture, and conversion. As part of the scoping process, customers are typically asked to provide key specifications, which may affect pricing and execution strategy. These specifications may include the type and format of advertisements requested, the proposed promotion period, preferred media platforms, anticipated ad placements, target exposure volume, and overall campaign budget. Based on these inputs, we provide customers with tailored recommendations on campaign structure, distribution channels, and asset planning. We also review brand elements such as logos, characters, and product features, product materials, results from prior campaigns, and any audience segmentation hypotheses the customer provides. We consolidate these items into a scenario brief, which serves as the foundation for creative planning and operational alignment.

Tools

Within our production workflow, we coordinate AIGC-assisted content generation, leveraging our asset libraries, version control, and cross-platform adaptation. This allows us to reduce creative cycle time, maintain brand and quality standards across channels, and lower localization or rework costs. To organize these capabilities and controls, we structure the workflow across three interconnected layers:

•        Asset Layer.    We utilize a combination of built-in and customer-provided assets in generating creative materials for digital marketing campaigns. The AIGC Platform incorporates a library of built-in image, audio, and text assets, along with over 6,000 creative templates, more than 200 interactive mini-game formats, and over 100 configurable marketing components, including promotional prize draw features. These built-in assets are made available under valid licensing arrangements by the platform developer, ensuring the integrity of intellectual property rights. In addition, we accept brand elements and other proprietary materials provided by customers, such as product images, mascots, characters, taglines, or sound marks.

•        Creative Layer.    The creation of campaign content, including marketing mini-games and promotional features such as promotional prize draws, is conducted through a configurable framework embedded within our AIGC Platform. The platform does not require manual coding and is designed to enable non-technical personnel to assemble campaign assets and logic flows using a drag-and-select interface. Customers may provide proprietary brand materials for use in campaign development. These materials are incorporated into pre-designed templates and adjusted using AI-enabled tools within the platform, which support modifications to visual, audio, and character assets. Interactive mechanics and marketing tools can be configured using pre-set parameters. For example, a reward may be configured as redeemable in physical stores and distributed according to predefined rules, such as limiting participation to one draw per user account. These configurations are intended to increase user engagement duration and encourage organic sharing, thereby extending campaign reach. We do not modify difficulty levels beyond the selectable parameters available within each mini-game or promotional features; all configurations are limited to the preset options provided by the AIGC Platform.

•        Strategy Layer.    Strategic planning for campaigns is supported by both usage labels assigned to platform assets and operational feedback from previous campaigns. Many assets and utilities within the AIGC Platform carry usage labels based on prior campaign performance across different industries, campaign types, and audience segments. These labels guide our teams in selecting game mechanics, creative templates, and promotional tools that are most suitable for a customer’s industry, objectives, and anticipated user behavior. In addition, although we do not make real-time adjustments during an active campaign, we may, subject to customer authorization and applicable data-sharing arrangements, review post-campaign data provided by upstream media suppliers. This data may includes exposure volume, participation, completion, conversion, and/or other performance indicators. Where a brand or a similar brand has previously conducted a campaign, these results may be used to inform future content configuration, incentive design, and targeting strategies.

The AIGC Platform follows a modular architecture with low-code configuration, enabling rapid assembly and deployment of marketing mini-games and advertising utilities to channel specifications. Because our service model handles all the necessary technical work, customers are not required to build, host, or integrate software within their own systems beyond routine approvals. By avoiding these complex integrations and related handoffs, we are able to shorten the overall process time from scoping to first flight.

Marketing

We prepare advertising materials based on customer requirements and arrange for the execution of campaigns through upstream media suppliers. Although we do not directly place advertisements on media platforms, we work with various suppliers who are responsible for deploying campaign content to the appropriate channels. In practice, the suppliers involved may vary depending on the customer’s objectives, budget, and preferred platforms. We generally work with a group of recurring upstream suppliers who have experience deploying our interactive advertising content across various digital platforms. These suppliers are not contractually exclusive but are selected based on past performance, delivery capability, and alignment with customer requirements.

Actionable Insights

We evaluate campaign performance and customer feedback following each campaign to generate findings intended to inform the planning of subsequent campaign cycles. Performance data is typically obtained from upstream media suppliers, who may provide reports containing key metrics such as impressions, engagement levels, participation rates, and conversions. We do not make adjustments to campaign content or delivery parameters once a campaign has been launched. However, insights derived from prior campaign performance may be considered in the planning of future campaigns for the same customer. These may include updates to scenario design, creative asset selection, audience segmentation, incentive structure, and media budgeting, subject to customer input and approval. Internally, we use campaign outcome data to support the refinement of our content libraries. Performance results are incorporated into the labeling and classification of templates, promotional tools, and reusable components within our AIGC Platform. This process enables us to better align asset selection with customer industry, campaign objective, and intended user behavior, which we believe contributes to improved efficiency, enhanced forecast accuracy, and more effective content deployment in future engagements.

Application Scenarios

Our services support a range of practical applications across marketing objectives such as product launches, user engagement, and brand promotion.

•        New Product Launches.    We design and execute campaigns aligned with a product’s launch timeline and target audience. The platform generates interactive mini-games that naturally embed product features and reward users with coupons or other incentives upon completion. A representative campaign cycle generally runs a few weeks from client briefing to the initial campaign launch. During the campaign, we monitor performance and provide clients with observations for potential follow-up initiatives. Insights from each campaign are incorporated into our workflow to refine targeting strategies, creative content, and reward structures for future campaigns.

•        Driving Repeat Engagement.    We also support campaigns aimed at encouraging user retention and repeated interaction. These include gamified experiences such as points-collection mini-games, like treasure box hunting, where users earn loyalty points by completing daily challenges or sharing content on social media. Points may be redeemed for coupons or other promotional benefits. While these campaigns are not limited to members of a loyalty program, they may offer enhanced advantages to users enrolled in a brand’s broader membership ecosystem by enabling more efficient access to rewards.

•        Brand And Promotional Campaigns.    We design campaigns in connection with brand promotions, seasonal events, and large-scale sales initiatives, including shopping festivals and platform-wide promotional events. For example, a campaign for a beauty and cosmetics brand may feature an interactive mini-game in which a character pushes a shopping cart and users swipe left or right on the screen to catch virtual items representing the brand’s products. Upon completing the game, users are typically rewarded with coupons or loyalty points, which may be used during promotional periods such as shopping festivals. Social sharing features and QR code scanning functions are often embedded within these campaigns to support broader user engagement and extend campaign reach.

Sales and Marketing

We sell our services through a combination of direct sales and agency partnerships to obtain engagements for the design, delivery, and optimization of interactive marketing campaigns. A typical sales cycle includes opportunity intake and scoping, proposal development and statement-of-work negotiation, and project onboarding with a defined delivery plan. We intend to broaden sales coverage, enhance marketing programs, and invest in brand development in digital interactive marketing to strengthen retention and acquire new customers.

Technology and Development

We consider technology and development capabilities to be key to the growth and competitiveness of our business. We leverage the AIGC Platform to enhance our digital interactive marketing solutions, enabling rapid creation of interactive mini-game content, personalized campaigns, and data-driven marketing strategies. As of the date of this prospectus, we have invested approximately US$718,000 in the development of the AIGC Platform by a third-party provider (the “Developer”), and we expect to incur more in the future.

We do not currently maintain an in-house technology and development team. The AIGC Platform was developed by the Developer, and we may engage the Developer or other qualified third-party vendors from time to time to provide technical support or perform maintenance, as needed. As of the date of this prospectus, we have not experienced any material breakdowns or required any significant maintenance of the AIGC Platform.

We intend to continue investing in the enhancement of our platform’s capabilities and will expand our team as required to continue leveraging the AIGC Platform for scalable, personalized marketing solutions.

Intellectual Property

As of the date of the prospectus, we have not registered any domain names, patents or trademarks. We may apply for intellectual property protections in the future as we continue to upgrade the AIGC Platform or develop new software applications to support business operations. We also intend to invest in expanding our internal creative library and media resources to further enhance the scope and quality of our marketing solutions.

We believe that effective management of intellectual property and media assets is essential to maintaining our competitive position and supporting long-term growth. While we actively take steps to protect our proprietary rights, such steps may not be adequate to prevent the infringement or misappropriation of our intellectual property. We may also be subject to legal proceedings and claims from time to time relating to the intellectual property of others. See

“Risk Factors — Risks Relating to Our Business and Industry — We have not applied for any intellectual property protection as of the date of this prospectus. Our lack of registered intellectual property rights may expose us to potential legal, operational, and competitive risks.”

Employees and Human Capital Resources

As of March 31, 2025 and September 30, 2025, we had one and six full-time employees, respectively. Other than our Chief Executive Officer and Chief Financial Officer, two of our full-time employees are primarily responsible for daily operations and project execution, and two are financial personnel.

Prior to July 2025, our human capital resources were organized primarily under a talent dispatch model rather than through a traditional full-time employment structure, which we believe is consistent with practices in our industry. Pursuant to a human resources service agreement, we engage personnel supplied by a talent dispatch agency based on our operational and project requirements. Billing under this arrangement is conducted on a monthly basis, allowing us to dynamically adjust our workforce in response to changes in business needs. We typically require approximately three to five dispatched contractors to support our daily operations, working under the supervision and direction of our full-time employees. In addition to the flexibility provided by this model, a stable core team comprising one manager, one senior staff member, and one junior staff member has been consistently assigned to us under the dispatch arrangement. This ensures continuity and familiarity with our internal processes. We believe this structure enables us to maintain a lean, scalable workforce that balances operational stability with flexibility. However, this model also involves certain risks associated with reliance on a limited number of full-time employees and third-party personnel arrangements. See “Risk Factors — Risks Relating to Our Business and Industry — We are dependent on a very small core team and a third-party talent dispatch model. The loss of services of any of our key management personnel without suitable and timely replacement may materially and adversely affect our business, financial condition, and results of operations.” and “— We rely on outsourced contractors for operational functions, and any disruption in the availability or performance of these contractors could adversely affect our business.” for details. Beginning in July 2025, in anticipation of business expansion and to enhance operational control, we plan to gradually increase the number of full-time employees responsible for operations and the supervision of personnel supplied by the talent dispatch agency. See “Risk Factors — Risks Relating to Our Business and Industry — Our planned transition toward a greater reliance on full-time employees may require adjustments to our human capital strategy and could increase our operating costs, and we may not be able to hire or retain sufficient qualified personnel to support our growth.”

We consider our labor practices and employee relations to be good. As of the date of this prospectus, we have not experienced any material labor disputes.

Insurance

As of the date of this prospectus, we have maintained employees’ compensation insurance for our employees that include work-related injuries or illnesses under the regulatory requirements in Hong Kong. See “Risk Factors — We may not be adequately insured against losses and liabilities arising from our operations.” on page 19 for more details.

Facilities

As of the date of this prospectus, we do not own any property. Our headquarter is located in Hong Kong, where we occupy an office under a lease that expires in May 2026. We believe the office provides sufficient space and infrastructure to support current operations.

Legal Proceedings

From time to time, we may be involved in legal proceedings that arise in the ordinary course of business. Legal proceedings, if any, may result in defense and settlement costs, diversion of management resources, or reputational impact. Currently, we are not a party to any legal proceedings that, in the opinion of our management, would have a material adverse effect on our business, financial condition, or results of operations.

REGULATION

This section sets forth a summary of the material laws and regulations that may affect our Company’s business and operations in Hong Kong. Information contained in this section should not be construed as a comprehensive summary nor detailed analysis of laws and regulations applicable to the business and operations of our Company. This overview is provided as general information only and not intended to be a substitute for professional advice. You should consult your own advisers regarding the implication of the laws and regulations on our business and operations.

Regulations Related to Our Business Operations in Hong Kong

Business registration

The Business Registration Ordinance requires every person carrying on any business to make application to the Commissioner of Inland Revenue in the prescribed manner for the registration of that business. The Commissioner of Inland Revenue must register each business for which a business registration application is made and as soon as practicable after the prescribed business registration fee and levy are paid, issue a business registration certificate or branch registration certificate for the relevant business or the relevant branch as the case may be.

Supply of services

The Supply of Services (Implied Terms) Ordinance (Chapter 457 of the Laws of Hong Kong) which aims to consolidate and amend the laws with respect to the terms to be implied in contract for the supply of services (including a contract for the supply of a service whether or not the goods are also transferred or to be transferred or bailed or to be bailed by way of hire), provides that:

(a)     where the supplier is acting in the course of a business, there is an implied term that the supplier will carry out the service with reasonable care and skill; and

(b)    where the supplier is acting in the course of a business, the time for the service to be carried out is not fixed by the contract, is not left to be fixed in a manner agreed by the contract or is not determined by the course of dealing between the parties, there is an implied term that the supplier will carry out the service within a reasonable time.

Where a supplier is dealing with a party to a contract for the supply of a service who deals as consumer, the supplier cannot, by reference to any contract term, exclude or restrict any of his liability arising under the contract by virtue of the Supply of Services (Implied Terms) Ordinance. Otherwise, where a right, duty or liability would arise under a contract for the supply of a service by virtue of the Supply of Services (Implied Terms) Ordinance, it may (subject to the Control of Exemption Clauses Ordinance) be negatived or varied by express agreement or by the course of dealing between the parties or by such usage that binds both parties to the contract.

Copyright

The Copyright Ordinance (Chapter 528 of the Laws of Hong Kong) (the “Copyright Ordinance”) currently in force in Hong Kong has come into effect since 27 June 1997. The Copyright Ordinance provides comprehensive protection for recognised categories of literary, dramatic, musical and artistic works, as well as for films, television broadcasts and cable diffusion, and works made available to the public on the Internet, including copyright works of software and computer programmes.

Under the Copyright Ordinance, the owner of the copyright in a work gives the copyright owner the exclusive right to, among other things, reproduce or issue copies of the work to the public. It is an infringement for a third party to commit those acts without the consent of or a licence from the copyright owner. If an infringement occurs, the copyright owner can bring an action seeking damages or an injunction to restrain the unauthorised copying.

Mandatory Provident Fund

Under the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (“MPFSO”), employees must participate in a Mandatory Provident Fund, which is a defined contribution retirement plan administrated by independent trustees, for its employees employed under the Hong Kong Employment Ordinance.

Pursuant to the MPFSO, the employer and its relevant employee, are each required to make contributions to the scheme at 5% of the relevant employees’ relevant income, including any wages, salary, leave pay, fee, commission, bonus, gratuity, perquisite or allowance expressed in monetary terms, paid or payable by the employer to the relevant employee in consideration of his employment.

Minimum Wage

The prescribed minimum hourly wage rate (currently set at HK$42.1 per hour) during the wage period for every employee is governed by the Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong) (“MWO”). Any provision of employment contract which purports to extinguish or reduce the right, benefit or protection conferred on the employee under the MWO is void.

Employee Insurance

Hong Kong companies are required to maintain employees’ compensation insurance in compliance with the Employees’ Compensation Ordinance (Chapter 282 of the laws of Hong Kong) to cover compensation and costs liable for personal injuries of employees in Hong Kong in the course of employment with them. It is also industry practice that Hong Kong companies take out and maintain an office insurance for office premises and office equipment in Hong Kong. Such office insurance policy mainly covers loss resulting from burglary, damages made to insured property and increased cost due to business interruptions.

Data Privacy

The Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “PDPO”) covers any data relating directly or indirectly to a person namely, the data subject, from which it is practicable to ascertain the identity of the individual and which are in a form in which access to or processing of the data is practicable. It applies to a data user, namely any person who, either alone or jointly or in common with other persons, controls the collection, holding, processing or use of personal data.

Section 4 of the PDPO states that any data user shall not do any act, or engage in a practice, that contravenes any of the data protection principles set out in Schedule 1 to the PDPO (the “Data Protection Principles”) unless the act or practice, as the case may be, is required or permitted under the PDPO. The Data Protection Principles set out that (1) personal data must be collected in a lawful and fair way, for a purpose directly related to a function or activity of the data user. Data subjects must be notified of the purpose for which the data is to be used and the classes of persons to whom the data may be transferred. Data collected should be adequate but not excessive; (2) personal data must be accurate and should not be kept for a period longer than necessary for the fulfilment of the purpose for which the data is or is to be used; (3) personal data must be used for the purpose for which the data is collected or for a directly related purpose unless voluntary and explicit consent with a new purpose is obtained from the data subject; (4) a data user shall take practicable steps to safeguard any personal data held against unauthorised or accidental access, processing, erasure, loss or use; (5) a data user shall take practicable steps to ensure that its policies and practices in relation to personal data, the kind of personal data it holds and the main purposes for which the personal data is or is to be used are made known to the public; and (6) a data subject shall be entitled to request access to personal data and must be allowed to correct the personal data if it is inaccurate.

Section 50A of the PDPO states that a data user who contravenes an enforcement notice commits an offence and shall be liable to a fine of HK$50,000 and to imprisonment for two years, and to a daily penalty of HK$1,000 if the contravention continues after the conviction. The PDPO further criminalises misuse or inappropriate use of personal data in direct marketing activities under Part 6A of the PDPO, non-compliance with data access request under section 19 of the PDPO, and unauthorised disclosure of personal data collected without consent from data users under section 64 of the PDPO.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus:

Name	Age	Position
Binglin Liao	45	Chairman and Chief Executive Officer
Xiaomin Chen	33	Chief Financial Officer
Mengting Li*	30	Independent Director
Wenwen Wang*	31	Independent Director
Lili Zeng*	36	Independent Director

____________

Note:

*        The appointments of the independent directors will become effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Binglin Liao, Chairman and Chief Executive Officer

Mr. Liao has served as Chairman and Chief Executive Officer of the Company since February 2025, and as a director of Feline Culture HK since March 2025. He served as the executive director and general manager of Xiamen Miaojun Culture Media Co., Ltd. from November 2019 to December 2025, overseeing operations, business development, and corporate strategy. During his tenure at Xiamen Miaojun Culture Media Co., Ltd., Mr. Liao worked with brands across a wide range of industries and accumulated extensive experience in full-platform advertising traffic placement and intellectual property licensing, and developed a deep understanding of brand clients’ core objectives, including user engagement, data-driven conversion, and the integration of brand building with performance outcomes. He has also served as a director of Hong Kong Miaojun Culture Technology Limited since October 2024. Mr. Liao currently expects to allocate more than approximately 32 hours per week (or approximately 80% of his professional time) to the Company’s business, with the remainder of his time devoted to his other business activities.

Xiaomin Chen, Chief Financial Officer

Ms. Chen has served as Chief Financial Officer of the Company since August 2025. Prior to joining our Company, she was Finance Manager at Xiamen Second Future Technology Co., Ltd. from February 2017 to July 2025, where she was responsible for treasury operations, cash-flow planning, banking relationships, and finance process controls. Ms. Chen received a bachelor’s degree in Accounting from Jimei University in January 2025.

None of our executive officers was selected as a member of senior management or director pursuant to any arrangement or understanding with any major shareholder, customer, supplier, or other person, as contemplated by Item 6.A.(5) of Part I of Form 20-F.

Mengting Li, Independent Director

Ms. Mengting Li will begin serving as an independent director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. She will serve as chair of the audit committee. She will also serve as a member of the compensation committee and the nominating/corporate governance committee. Ms. Li has had over 7 years of financial experience. Since May 2025, Ms. Li has served as an independent director of Star Fashion Culture Holdings Limited (Nasdaq: STFS), a U.S.-listed content marketing company based in the Cayman Islands, where she exercises oversight over the company’s operations. Since July 2017, Ms. Li has served as a securities representative of Many Idea Cloud Holdings Limited, a commercial services company, where she deals with corporate information disclosure and securities matters. Ms. Li obtained a bachelor’s degree in Finance from Huaqiao University in June 2017.

Wenwen Wang, Independent Director

Ms. Wenwen Wang will begin serving as an independent director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. She will serve as chair of the nominating/corporate governance committee. She will also serve as a member of the audit committee and the compensation committee. Since June 2016, Ms. Wang has served as the Secretary to the Chairman and Administrative Director of Xiamen Second

Future Technology Co., Ltd., where she assists the Chairman with scheduling, communicating and follow-ups on key decisions. She is also responsible for building and managing the company’s administrative framework, internal policies, logistics and daily office operations. Ms. Wang received a bachelor’s degree in Broadcasting and Television Journalism from Xiamen University Tan Kah Kee College in July 2016.

Lili Zeng, Independent Director

Ms. Lili Zeng will begin serving as an independent director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. She will serve as chair of the compensation committee. She will also serve as a member of the audit committee and the nominating/corporate governance committee. Ms. Zeng has over ten years of experience in accounting, auditing, and project management. Since May 2025, she has served as a project manager at Xiamen Jianyi Daokou Investment Co., Ltd., a Chinese investment company. From November 2021 to May 2025, she served as a project manager at Xiamen Deyi Certified Public Accountants Co., Ltd. From October 2015 to October 2021, she served as a senior auditor at Deloitte Hua Yong Certified Public Accountants LLP, Xiamen Branch. Ms. Zeng received a master’s degree in Accounting from Changsha University of Science & Technology in June 2014.

Board of Directors

Our board of directors will consist of four directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part, three of whom are independent directors. A director is not required to hold any Class A Ordinary Shares in our company to qualify to serve as a director. Subject to the rules of the NYSE, and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein provided the director discloses to his fellow directors the nature and extent of any material interests in respect of any contract or transaction or proposed contract or transaction and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration. Our board of directors may exercise all the powers of the company to borrow money, mortgage or charge its undertaking, property and uncalled capital and issue debentures or other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party. Our board of directors has determined that each of Mengting Li, Wenwen Wang and Lili Zeng is an “independent director” as defined under the NYSE American rules.

As a Cayman Islands company listed on the NYSE American, we are a foreign private issuer and are permitted to follow the home country practice with respect to certain corporate governance matters rather than complying with the NYSE American corporate governance requirements. Cayman Islands law does not require a majority of a publicly traded company’s board of directors to be comprised of independent directors. However, to enhance our corporate governance, we elect to follow NYSE American corporate governance standards and have a majority of our board comprised of independent directors.

Board Committees

Prior to the completion of this Offering, we intend to establish an audit committee, a compensation committee and a nominating/corporate governance committee under our board of directors. We intend to adopt a charter for each of the committees prior to the completion of this Offering. Each committee’s members and functions are described below.

Audit Committee

Mengting Li, Wenwen Wang and Lili Zeng will serve on the audit committee, which will be chaired by Mengting Li. Our board of directors has determined that each is “independent” for audit committee purposes as that term is defined by the rules of the SEC and the NYSE American, and that each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has designated each of Mengting Li and Lili Zeng as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

•        appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;

•        pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•        reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•        reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•        coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•        establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns; recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 20-F;

•        monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•        reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•        reviewing earnings releases.

Compensation Committee

Mengting Li, Wenwen Wang and Lili Zeng will serve on the compensation committee, which will be chaired by Lili Zeng. The compensation committee’s responsibilities include:

•        evaluating the performance of our chief executive officer considering such corporate goals and objectives and based on such evaluation: (i) recommending to the board of directors the cash compensation of our chief executive officer; and (ii) reviewing and approving grants and awards to our chief executive officer under equity-based plans;

•        reviewing and recommending to the board of directors the cash compensation of our other executive officers;

•        reviewing and establishing our overall management compensation, philosophy and policy;

•        overseeing and administering our compensation and similar plans;

•        reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters and evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable NYSE corporate goverance requirements;

•        retaining and approving the compensation of any compensation advisors;

•        reviewing and approving our policies and procedures for the grant of equity-based awards;

•        reviewing and recommending to the board of directors the compensation of our directors; and

•        preparing the compensation committee report required by SEC rules, if and when required.

Nominating/Corporate Governance Committee

Mengting Li, Wenwen Wang and Lili Zeng will serve on the nominating/corporate governance committee, which will be chaired by Wenwen Wang. The nominating/corporate governance committee’s responsibilities include:

•        developing and recommending to the board of directors criteria for board and committee membership;

•        establishing procedures for identifying and evaluating board of directors candidates, including nominees recommended by shareholders; and

•        reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us.

While we do not have a formal policy regarding board diversity, our nominating/corporate governance committee and board of directors will consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity (not limited to race, gender, or national origin). Our nominating/corporate governance committee’s and board of directors’ priority in selecting board members is identification of persons who will further the interests of our shareholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experience and expertise relevant to our growth strategy.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our Company, including a duty to act honestly, in good faith and with a view to our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our second amended and restated memorandum and articles of association, as amended and restated from time to time. In certain limited exception circumstances, our Company has the right to seek damages against any directors who breaches a duty owed to us.

Our board of directors has all the powers necessary for managing and for directing and supervising our business affairs. The functions and powers of our board of directors include, among others:

•        convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of officers;

•        exercising the borrowing powers of our company and mortgaging the property of our Company; and

•        approving the registering of such transfer of shares in our register of members.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board. Other than our independent directors, pursuant to our amended and restated memorandum and articles of association, an appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the director, if any; but no such term shall be implied in the absence of express provision. Each of our independent directors holds office until the expiration of his or her term, as may be provided in a written agreement with our company, and his or her successor has been elected and qualified, until his or her resignation or until his or her office is otherwise vacated in accordance with our Articles of Association. Upon the expiry of the initial term, each independent director that remains on our board of directors may be re-appointed by the board or re-elected by an ordinary resolution of our shareholders in accordance with our then effective memorandum and articles of association, and in the event an independent director is to be re-appointed by our board of directors, such independent director shall recuse himself or herself from voting on the resolution regarding his or her own re-appointment. For the avoidance of doubt, the independent director may exercise his or her voting rights with respect to the re-election and reappointment of other independent directors.

Pursuant to our Articles, no individual director’s term shall exceed three years, and a majority of the directors shall stand for re-election within every consecutive two-year period for so long as the shares of any class of the Company are listed on any U.S. national securities exchange.

A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found by our company to be of unsound mind; (iii) resigns by notice in writing to our company; (iv) is prohibited by any applicable law or rules of the NYSE American or the Cayman Islands from being a director; and (v) is removed from office pursuant to any other provisions of our amended and restated memorandum and articles of association.

Corporate Governance Guidelines

Our board of directors intends to adopt a code of business conduct and ethics, which is applicable to all our directors, officers, employees and advisors. We will make our code of business conduct and ethics publicly available on our website. In addition, our board of directors has adopted a set of corporate governance guidelines. The guidelines reflect certain guiding principles with respect to our board’s structure, procedures and committees. The guidelines are not intended to change or interpret any law, or our amended and restated memorandum and articles of association, as amended from time to time. The code of business conducts and ethics and corporate governance guidelines all become effective upon completion of this Offering.

Controlled Company Exemptions

Upon completion of this Offering, Mr. Liao, through his wholly owned entity Feline LBL Limited, controls more than 50% of the aggregate voting power of our total issued and outstanding share capital. As a result, we will be a “controlled company” under NYSE American corporate governance rules. As a controlled company, exemptions under the standards will free us from the obligation to comply with certain corporate governance requirements, including the requirements:

•        that we have a compensation committee or nomination committee;

•        that a majority of our board of directors consists of “independent directors,” as defined under the rules of the NYSE American;

•        that any nomination committee or compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        that we have an annual performance evaluation of the nomination committee and compensation committee.

These exemptions do not modify the independence requirements for our audit committee.

If at any time we cease to be a “controlled company” under NYSE American corporate governance rules, our board will take all action necessary to comply with NYSE American corporate governance rules, including as applicable appointing a majority of independent directors to the board and establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.

Compensation of Directors and Executive Officers

For the year ended March 31, 2025, we and our subsidiaries paid aggregate cash compensation of approximately US$nil to our directors and executive officers as a group. We do not pay or set aside any amounts for pensions, retirement, other cash compensation or other benefits for our officers and directors.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers, with terms shall continue until the executive officer’s successor is duly elected or appointed and qualified or until the executive officer’s earlier death, disqualification, resignation or removal from office. The terms of these agreements are substantially similar to each other. An executive officer may terminate his or her employment pursuant to the Company’s then current memorandum and articles of association. We may terminate the executive officer’s employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate the employment of an executive officer without cause upon thirty (30) days’ advance notice in writing.

Each executive officer has agreed to hold in strict confidence and not to use, except for the benefit of our company, any proprietary information, technical data, trade secrets and know-how of our company or the confidential or proprietary information of any third party, including our subsidiaries and our clients, received by our company.

We expect to enter into indemnification agreements with our directors and executive officers, pursuant to which we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

PRINCIPAL SHAREHOLDERS

The following table shows the beneficial ownership of our Ordinary Shares as of the date of this registration statement by:

•        each of our executive officers and directors;

•        all of the executive officers and directors of as a group; and

•        each person known to us who will beneficially own more than 5% of our Ordinary Shares.

	Prior to this Offering					After this Offering
	Class A Ordinary Shares Beneficially Owned		Class B Ordinary Shares Beneficially Owned		Aggregate Voting Power	Class A Ordinary Shares Beneficially Owned		Class B Ordinary Shares Beneficially Owned		Aggregate Voting Power
	Number	%*	Number	%*	%***	Number	%**	Number	%**	%***
Directors and Named Executive Officers:
Binglin Liao(1)	14,125,000	70.63%	5,000,000	100.00%	97.82%	14,125,000	58.25%	5,000,000	100%	96.31%
Xiaomin Chen	—	—%	—	—%	—	—	—	—	—%	—
Mengting Li†	—	—%	—	—%	—	—	—	—	—%	—
Wenwen Wang†	—	—%	—	—%	—	—	—	—	—%	—
Lili Zeng†	—	—%	—	—%	—	—	—	—	—%	—
Directors and executive officers as a group	14,125,000	70.63%	5,000,000	100.00%	97.82%	14,125,000	58.25%	5,000,000	100%	96.31%

5% or Greater Shareholders:
Feline LBL Limited(2)	14,125,000	70.63%	5,000,000	100.00%	97.82%	14,125,000	58.25%	5,000,000	100%	96.31%

____________

Notes:

†        Each of Mengting Li, Wenwen Wang, and Lili Zeng has accepted the appointment as director, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

*        For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the total number of respective shares outstanding. The total number of Class A Ordinary Shares outstanding as of the date of this prospectus is 20,000,000. The total number of Class B Ordinary Shares outstanding as of the date of this prospectus is 5,000,000.

**      For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the total number of respective shares outstanding. The total number of Class A Ordinary Shares outstanding after the completion of this Offering will be 24,250,000, assuming that the underwriters do not exercise their option to purchase additional 637,500 Class A Ordinary Shares. The total number of Class B Ordinary Shares outstanding after the completion of this Offering will be 5,000,000.

***    For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B Ordinary Shares as a single class. Each holder of Class B Ordinary Shares is entitled to fifty (50) votes per share, and each holder of our Class A Ordinary Shares is entitled to one (1) vote per share on all matters submitted to them for a vote. Our Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Our Class B Ordinary Shares are convertible at any time by the holder thereof into Class A Ordinary Shares on a one-for-one basis.

(1)      Represents 14,125,000 Class A Ordinary Shares and 5,000,000 Class B Ordinary Shares held through Feline LBL Limited, a company organized and existing under the laws of the British Virgin Islands and ultimately controlled by Binglin Liao. Its registered address is Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(2)      The registered office address is Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

As of the date of this prospectus, none of our outstanding Class A Ordinary Shares are held by record holders in the United States. None of our shareholders has informed us that it is affiliated with a member of Financial Industry Regulatory Authority, or FINRA. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS

Employment Agreements and Indemnification Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

Other Related Party Transactions

For the year ended March 31, 2025, we had outstanding payables to Mr. Wei Wen, a former director of Feline Culture HK who served in that role prior to April 1, 2025, in the amount of US$7,489. These amounts represented unsecured, interest-free loans provided to support our daily operations and were repayable on demand. For the year ended March 31, 2024, the amount due to Mr. Wei Wen was US$1,498.

As of March 31, 2025, we had a receivable balance of US$383,903 from Mr. Wei Wen, which arose from a short-term loan of US$376,561 extended to solve his temporary short of funds under an arrangement bearing annual interest at 5%. The receivable consists of the principal amount of US$376,561 and accrued interest of US$7,342. The loan is due for repayment on December 31, 2025 and was subsequently extended to March 31, 2026. The interest is calculated based on the outstanding principal balance. We have fully collected this loan with interest as of the date of this prospectus. We recognized credit losses of US$7,067 on this loan for the fiscal year ended March 31, 2025. No such losses were recorded in the prior fiscal year.

Mr. Wei Wen ceased to be a related party effective April 1, 2025, as he resigned from his position as a director at that time.

As of September 30, 2025, we had outstanding payables of US$78,241 to Hong Kong Miaojun Culture Tech Co., Limited, a company ultimately controlled by Mr. Liao Binglin, our Chairman and Chief Executive Officer. These amounts represented deferred offering costs paid by Hong Kong Miaojun Culture Tech Co., Limited on our behalf in connection with our financing activities. The balances were unsecured, non-interest bearing, and repayable on demand.

For additional information, see Note 8 to our financial statements included elsewhere in this prospectus.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our amended and restated memorandum and articles of association, as amended from time to time, are summaries and do not purport to be complete. Reference is made to our amended and restated memorandum and articles of association, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as our “memorandum” and our “article”).

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and Companies Act (As Revised) of the Cayman Islands, which we refer to as the “Cayman Companies Act” below, and the common law of the Cayman Islands. A Cayman Islands exempted company:

•        is a company that conducts its business mainly outside the Cayman Islands;

•        is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

•        does not have to hold an annual general meeting;

•        does not have to make its register of members open to inspection by shareholders of that company;

•        may obtain an undertaking against the imposition of any future taxation;

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

Our Memorandum and Articles of Association

Ordinary Shares

As of the date of this prospectus, there are 20,000,000 Class A Ordinary Shares and 5,000,000 Class B Ordinary Shares issued and outstanding.

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our ordinary shares will not receive a certificate in respect of such ordinary shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. We may not issue shares or warrants to bearer.

Subject to the provisions of the Cayman Companies Act and our articles regarding redemption and purchase of the ordinary shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued ordinary shares to such persons, at such times and on such terms and conditions as they may decide. The directors may deal with unissued ordinary shares either at a premium or at par, or with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

Listing

We have applied to list our Class A Ordinary Shares on the NYSE American Market under the symbol “            ”. We cannot guarantee that we will be successful in listing on the NYSE American Market; however, we will not complete this Offering unless we receive a conditional approval letter from the NYSE American.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A Ordinary Shares is Transhare Corporation.

Conversion Rights

Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances; while Class B Ordinary Shares shall be converted at the option of the holder, at any time after issue and without the payment of any additional sum, into fully paid Class A Ordinary Shares on a one-to-one basis.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights attaching to any class or classes of shares under and in accordance with the articles:

•        the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

•        our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Any action required or permitted to be taken must be effected at a duly called general meeting by the shareholders entitled to vote on such action or may be effected by a shareholders resolution in writing, each in accordance with the articles. Our Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Each Class A Ordinary Share shall be entitled to one (1) vote on all matters subject to a vote at general meetings of our company and each Class B Ordinary Share shall be entitled to fifty (50) votes on all matters subject to a vote at general meetings of our company. At any meeting a resolution put to the vote of the meeting shall be decided on a poll. At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have the corresponding vote(s) for the shares that such shareholder holds. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the shares cast at a meeting, while a special resolution requires a majority of not less than two-thirds of the votes by the shareholders, as being entitled to do so, vote in person or by proxy at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles. Holders of the shares may, among other things, divide or combine their shares by ordinary resolution.

Variation of Rights of Shares

Whenever our share capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the votes of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholders holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Companies Act, our shareholders may, by ordinary resolution:

•        increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

•        consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•        convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination;

•        sub-divide our shares or any of them into shares of an amount smaller than that fixed by the memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

•        cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital in any way.

Calls on Shares and Forfeiture of Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 clear days prior to the specified time and place of payment and such shareholders shall (subject to receiving at least 14 clear days prior notice specifying when and where payment is to be made), pay to us the amount called on their shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

The shares that have been called upon and remain unpaid are subject to forfeiture.

If a shareholder fails to pay any capital call, the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share being the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is our director or secretary and that the particular shares have been forfeited or surrendered on a particular date.

General Meetings of Shareholders.

As a Cayman Islands exempted company, we are not obliged by the Cayam Companies Act to call shareholders’ annual general meetings. Our articles provide that we may (but are not obliged to, unless required by the listing rules of the applicable U.S. national securities exchange) in each year hold a general meeting as our annual general meeting, and the annual general meeting shall be held at such time and place as may be determined by our directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

Shareholders’ general meetings shall be convened by our board of directors. Advance notice of at least five clear days is required for the convening of our general meetings (including an annual general meeting). The notice shall specify (a) the place, the date and the hour of the meeting; (b) whether the meeting will be held virtually, at a physical place or both; (c) if the meeting is to be held in any part at a physical place, the address of such place; (d) if the meeting is to be held in two or more places, or in any part virtually, the electronic communication facilities that will be used to facilitate the meeting, including the procedures to be followed by any shareholder or other participant of the meeting who wishes to utilise such electronic communication facilities for the purposes of attending and participating in such meeting; (e) subject to (f) and the requirements of (to the extent applicable) the listing rules of the NYSE American, the general nature of the business to be transacted; and (f) if a resolution is proposed as a special resolution, the text of that resolution. Notice of every general meeting shall also be given to the directors and our auditors. Subject to the Cayman Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum required for any general meeting of shareholders consists of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and it does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles provide that upon the requisition of shareholders representing in aggregate not less than ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by or on behalf of each of the shareholders making the requisition, the directors must call a general meeting. If the directors do not convene such meeting within 21 clear days from the date of receipt of the written requisition, those shareholders who requested the meeting or any of them may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. However, our articles do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days hence or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for more than seven clear days, notice of the adjourned meeting shall be given in accordance with the articles.

Voting at any general meeting is by taking a poll. A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be shareholders) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held as a virtual meeting or in more than one place, the chairman may appoint scrutineers virtually and in more than one place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

In the case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote.

Meetings of Directors.

The business of our company is managed by the directors. Our directors are free to meet at such times and in such manner and places within or outside the Cayman Islands as the directors determine to be necessary or desirable. The quorum necessary for the transaction of the business of the directors shall be two directors unless the directors fix some other number. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by all of the directors.

Transfer of Ordinary Shares.

Subject to any applicable requirements set forth in the articles and provided that a transfer of Class A Ordinary Shares complies with applicable rules of the NYSE American, any of our shareholders may transfer all or any of his or her Class A Ordinary Shares by an instrument of transfer in the usual or common form or in a form prescribed by the NYSE American or in any other form approved by our board of directors, executed by or on behalf of:

•        where the Class A Ordinary Shares are fully paid, that shareholder; and

•        where the Class A Ordinary Shares are partly paid, that shareholder and the transferee.

The transferor shall be deemed to remain the holder of the Class A Ordinary Shares until the name of the transferee is entered into our register of members.

Where the Ordinary Shares of any class in question are not listed on or subject to the rules of the NYSE American or any other designated stock exchange, our board of directors may, in its absolute discretion, decline to register any transfer of any such Ordinary Shares that is not fully paid up or on which we have a lien. Our board of directors may also, but are not required to, decline to register any transfer of any share unless:

•        the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of shares;

•        the instrument of transfer is properly stamped, if required;

•        the shares transferred are fully paid and free of any lien in favor of us;

•        in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

•        a fee of such maximum sum as the NYSE American may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 clear days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may, in their absolute discretion, from time to time determine after compliance with any notice required of the NYSE American; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 clear days in any year.

Liquidation.

If our company is wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)     to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and/or

(b)    to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

Redemption, Repurchase, and Surrender of Shares.

Subject to the Cayman Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by our board of directors (i) issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors before the issue of those shares; (ii) purchase any and all of our own shares (including any redeemable shares) on such terms and in such manner which the directors determine at the time of such purchase; and (iii) with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors may determine at the time of such variation. Under the Cayman Companies Act, the redemption or repurchase of any share may be paid out of our profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Cayman Companies Act, no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no issued shares of our company other than shares held as treasury shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Inspection of Books and Records.

Holders of our ordinary shares will have no general right under the Cayman Companies Act to inspect or obtain copies of our register of members or our corporate records (except for the memorandum and articles of association of our company, any special resolutions passed by our company and the register of mortgages and charges of our company).

Anti-Takeover Provisions.

Some provisions of our memorandum and articles may discourage, delay, or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles (as may be amended from time to time) for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England, but does not follow many recent English law statutory enactments. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

In addition, we are exempt from certain corporate governance requirements of the NYSE American by virtue of being a foreign private issuer. We intend to follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of the NYSE American that listed companies must have for as long as we qualify as a foreign private issuer including: (i) provide an annual certification by our chief executive officer that he or she is not aware of any non-compliance with any corporate governance rules of the NYSE American; (ii) have regularly scheduled executive sessions with only independent directors; or (iii) seek shareholder approval for (a) the implementation and material revisions of the terms of share incentive plans; (b) the issuance of more than 1% of our outstanding ordinary shares or more than 1% of our outstanding voting power to a related party; (c) the issuance of more than 20% of our outstanding ordinary shares; and (d) an issuance that would result in a change of control.

Mergers and Similar Arrangements.

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Cayman Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Cayman Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by (a) 75% in value of shareholders or class of shareholders; or (b) 75% in value of creditors or class of creditors with whom the arrangement is to be made, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•        the statutory provisions as to the required majority vote have been met;

•        the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•        the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

The Cayman Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissenting minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of the company to challenge actions where:

•        a company acts or proposes to act illegally or ultra vires;

•        the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•        those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles provide that that we shall indemnify our existing or former secretary, officers (including an investment adviser or an administrator or liquidator) and directors (including alternate director) against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such existing or former secretary, directors or officers, in or about the conduct of our Company’s business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)     without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning our Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by Cayman Companies Act, our Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer of our Company in respect of any matter identified in the articles on condition that the director (including alternate director), secretary or officer must repay the amount paid by our Company to the extent that we are ultimately found not liable to indemnify the director (including alternate director), secretary or officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person carrying out the same functions as are being carried out by the director in respect of the company. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care which require the director to act with the skills, diligence and care in keeping with a standard of care commensurate with any particular skills they have which enables them to meet a higher standard than a director without those skills and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Cayman Companies Act and our articles provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held, and any such resolution in writing shall be as valid and effective as if the same had been passed at a general meeting of our company duly convened and held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Act provide shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles allow our shareholders holding in aggregate not less than ten per cent of the rights to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our articles do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles, directors may be removed with or without cause, by an ordinary resolution of our shareholders. In addition, a director’s office shall be vacated if the director (i) is prohibited by the law of the Cayman Islands from acting as a director; or (ii) becomes bankrupt or makes any arrangement or composition with his creditors; or (iii) resigns his office by notice to our company; or (iv) only held office as a director for a fixed term and such term expires; or (v) in the opinion of a registered medical practitioner by whom he is being treated, becomes physically or mentally incapable of acting as a director or (vi) is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director); or (vii) is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or (viii) without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of our company are required to comply with fiduciary duties which they owe to our company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of our company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a super-majority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our articles, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Cayman Companies Act and our articles, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Nonresident or Foreign Shareholders

There are no limitations imposed by our memorandum and articles on the rights of nonresident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles governing the ownership threshold above which shareholder ownership must be disclosed.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been no public market for our Class A Ordinary Shares. While we intended to apply for the listing of our Class A Ordinary Shares on the NYSE American Market, we cannot assure you that an active trading market for our Class A Ordinary Shares will develop or be sustained after this Offering.

Upon the closing of this Offering, approximately 24,250,000 Class A Ordinary Shares and 5,000,000 Class B Ordinary Shares will be outstanding, assuming an initial public offering price of $4.00 per share (the low point of the price range set forth on the cover page of this prospectus), offered hereby and further assuming no exercise of the underwriters’ over-allotment option. Of the shares to be outstanding immediately after completion of the offering, all of the 4,250,000 Class A Ordinary shares sold in this Offering by the Company will be freely tradable except that any shares purchased in this Offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below.

The remaining outstanding shares of our Class A Ordinary Shares will be deemed “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act, which rules are summarized below. In addition, certain of our security holders have entered into market standoff agreements with us or lock-up agreements with the underwriters under which they have agreed, subject to specific exceptions, not to sell any of our shares for at least six (6) months following the completion of the Offering, as described below. As a result of these agreements, subject to the provisions of Rule 144 or Rule 701, shares will be available for sale in the public market as follows:

•        beginning on the date of this prospectus, all of the Class A Ordinary Shares sold in this Offering will be immediately available for sale in the public market (except as described above); and

•        beginning six (6) months after the Offering is completed, additional shares will become eligible for sale in the public market, of which shares will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below.

Lock-up Agreements

All of our directors, officers, and any holders of more than 5% of the outstanding shares of our Class A Ordinary Shares as of the effective date of the registration statement of which this prospectus is a part have entered into lock-up agreements with the underwriter for a period of 180 days following the closing of the Offering, subject to certain exceptions, with respect to the disposition of their shares and securities substantially similar to their Class A Ordinary Shares. See “Underwriting — Lock-Up Agreements” for additional information.

We cannot predict what effect, if any, future sales of our Class A Ordinary Shares, or the availability of Class A Ordinary Shares for future sale, will have on the trading price of our Class A Ordinary Shares from time to time. Sales of substantial amounts of our Class A Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Class A Ordinary Shares.

Rule 144

Non-Affiliates

As a general matter, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, any person who (i) is not an affiliate at the time of sale and has not been an affiliates for purposes of the Securities Act at any time during the three months preceding the proposed sale under Rule 144, and (ii) has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior non-affiliate owner, is entitled to sell such shares without complying with the manner of sale, limitation on amount or notice provisions of Rule 144, subject to compliance with the public information requirement of Rule 144(c). In addition, if such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior non-affiliate owner, then such person is entitled to sell such shares freely without complying with any requirement of Rule 144.

Affiliates

Persons seeking to sell restricted securities who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to the restrictions described above. They are also subject to additional restrictions, by which such person would be required to comply with the manner of sale and notice provisions of Rule 144 and would be entitled to sell within any three month period only that number of securities that does not exceed the greater of either of the following:

•        1% of the number of our Class A Ordinary Shares then outstanding of the same class, which will equal approximately 242,500 Class A Ordinary Shares immediately following this Offering, assuming the underwriters do not exercise the over-allotment option to purchase additional Class A Ordinary Shares; or 248,875 Class A Ordinary Shares if the underwriters exercise their option in full to purchase additional Class A Ordinary Shares; or

•        the average weekly reported trading volume of our Class A Ordinary Shares on the NYSE American during the four calendar weeks preceding the filing of a notice on Form 144 with the SEC.

Additionally, persons who are our affiliates at the time of, or any time during the three months preceding, a sale may sell unrestricted securities under the requirements of Rule 144 described above, without regard to the six month holding period of Rule 144, which does not apply to sales of unrestricted securities.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. If any of our employees, executive officers, or directors purchase shares under a written compensatory plan or contract, they may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares would be required to wait until 90 days after the date of this prospectus before selling any such shares. However, the Rule 701 shares would remain subject to lock-up arrangements as described below and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S under the Securities Act provides that Class A Ordinary Shares owned by any person may be sold without registration in the United States, provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the United States (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our shares may be sold outside the United States without registration in the United States being required.

TAXATION

The following summary of material Cayman Islands, Hong Kong, and the U.S. federal income tax consequences of an investment in our Class A Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our Class A Ordinary Shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Class A Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Class A Ordinary Shares be subject to Cayman Islands income or corporation tax.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (Revised) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

Hong Kong Taxation

The following is a discussion on certain Hong Kong income tax consequences of an investment in the Class A Ordinary Shares. The discussion is a general summary of the present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Hong Kong law:

•        No profit tax is imposed in Hong Kong in respect of capital gains from the sale of the Class A Ordinary Shares;

•        Revenue gains from the sale of the Class A Ordinary Shares by persons carrying on a trade, profession or business in Hong Kong where the gains are derived from or arise in Hong Kong from the trade, profession or business will be chargeable to Hong Kong profits tax, which is currently imposed at the following rates:

i.       7.5% on the assessable profits up to HK$2,000,000; and 15% on any part of assessable profits over HK$2,000,000 for unincorporated businesses; and

ii.      8.25% on the assessable profits up to HK$2,000,000; and 16.5% on any part of assessable profits over HK$2,000,000 for corporations.

•        Gains arising from the sale of Class A Ordinary Shares, where the purchases and sales of the Class A Ordinary Shares are effected outside of Hong Kong such as, for example, in the Cayman Islands, should not be subject to Hong Kong profits tax.

According to the current tax practice of the Hong Kong Inland Revenue Department, dividends paid on the Class A Ordinary Shares would not be subject to any Hong Kong tax.

No Hong Kong stamp duty is payable on the purchase and sale of the Class A Ordinary Shares.

United States Federal Income Tax Considerations

The following is a discussion of certain material U.S. federal income tax considerations relating to the acquisition, ownership, and disposition of our Class A Ordinary Shares by a U.S. Holder, as defined below, that acquires our Class A Ordinary Shares in this Offering and holds our Class A Ordinary Shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on existing U.S. federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships (or other entities treated as partnerships for U.S. federal income tax purposes) and their partners, tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) 5% or more of our voting shares, investors that hold their Class A Ordinary Shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the U.S. federal income tax laws, including any state, local, alternative minimum tax or non-U.S. tax considerations, or the Medicare tax on unearned income. Each potential investor is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of an investment in our Class A Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Class A Ordinary Shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the U.S., (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of, the U.S. or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Class A Ordinary Shares are urged to consult their tax advisors regarding an investment in our Class A Ordinary Shares.

The discussion set forth below is addressed only to U.S. Holders that purchase Class A Ordinary Shares in this Offering. Prospective purchasers are urged to consult their own tax advisors about the application of U.S. federal income tax law to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Class A Ordinary Shares.

Taxation of dividends and other distributions on our Class A Ordinary Shares

Subject to the passive foreign investment company rules discussed below, distributions of cash or other property made by us to you with respect to the Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Class A Ordinary Shares are readily tradable on an established securities market in the U.S., or we are eligible for the benefits of an approved qualifying income tax treaty with the U.S. that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A Ordinary Shares, including the effects of any change in law after the date of this prospectus.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Class A Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of dispositions of Class A Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange, or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Class A Ordinary Shares. The gain or loss will be capital gain or loss. The gain or loss will generally be treated as U.S.-source income or loss for foreign tax credit purposes. U.S. Holders that sell Class A Ordinary Shares for an amount denominated in a non-U.S. currency should consult their tax advisers regarding the exchange rate at which the amount received should be translated to U.S. dollars, and whether any U.S.-source foreign currency gain or loss may be required to be recognized as a result of the sale. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Class A Ordinary Shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive foreign investment company

A non-U.S. corporation is considered a Passive Foreign Investment Company, or PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

•        at least 75% of its gross income for such taxable year is passive income; or

•        at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held to produce passive income (the “asset test”).

Passive income generally includes dividends, interest, rents, and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this Offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Class A Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this Offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this Offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we are treating the UFG Entities as being owned by us for U.S. federal income tax purposes, not only because we control their management decisions, but also because we are entitled to the economic benefits associated with the UFG Entities, and as a result, we are treating the UFG Entities as our wholly owned subsidiaries for U.S. federal income tax purposes. If we are not treated as owning the UFG Entities for U.S. federal income tax purposes, we would likely be treated as a PFIC. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Class A Ordinary Shares and because cash is generally considered to be an asset held to produce passive income, our PFIC status will depend in large part on the market price of our Class A Ordinary Shares and the amount of cash we raise in this Offering. Accordingly, fluctuations in the market price of the Class A Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how and how quickly we spend the cash we raise in this Offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Class A Ordinary Shares from time to time and the amount of cash we raise in this Offering) that may not be within our control. If we are a PFIC for any year during which you hold Class A Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Class A Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Class A Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Class A Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Class A Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period for the Class A Ordinary Shares;

•        the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•        the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Class A Ordinary Shares s cannot be treated as capital, even if you hold the Class A Ordinary Shares as capital assets. A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Class A Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Class A Ordinary Shares as of the close of such taxable year over your adjusted basis in such Class A Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Class A Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Class A Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Class A Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A Ordinary Shares. Your basis in the Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “Taxation of Dividends and Other Distributions on our Class A Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the NYSE American Market. If the Class A Ordinary Shares are regularly traded on the NYSE American Market and if you are a holder of Class A Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Class A Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Class A Ordinary Shares, including regarding distributions received on the Class A Ordinary Shares and any gain realized on the disposition of the Class A Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Class A Ordinary Shares, then such Class A Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Class A Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Class A Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Class A Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Class A Ordinary Shares when inherited from a decedent that was previously a holder of our Class A Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Class A Ordinary Shares, or a mark-to-market election and ownership of those Class A Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Class A Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Class A Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Class A Ordinary Shares, subject to certain exceptions (including an exception for Class A Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Class A Ordinary Shares. Failure to report such information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file a Form 8938.

UNDERWRITING

We are offering our Class A Ordinary Shares as described in this prospectus through the underwriters named below. Kingswood Capital Partners, LLC (the “Representative”) is acting as the sole representative of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter(s) named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of Class A Ordinary Shares listed next to its name in the following table:

Name	Number of Shares
Kingswood Capital Partners, LLC
Total	4,250,000

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Class A Ordinary Shares offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The Class A Ordinary Shares are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all the Class A Ordinary Shares offered by this prospectus if any such Class A Ordinary Shares are taken, other than those Class A Ordinary Shares covered by the over-allotment option described below. A copy of the underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus forms a part.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Over-Allotment Option

We have granted to the underwriters an option, exercisable for 30 days after the closing of the Offering, to purchase up to an additional 15% of the total number of Class A Ordinary Shares to be offered by the Company at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the Class A Ordinary Shares are offered.

Discounts and Expense Reimbursement

We will pay the Representative a discount equivalent to seven percent (7%) of the public offering price of this Offering. The Company agreed to deliver to the Representative a total of US$90,000 in advance (the “Advance”) to cover anticipated out-of-pocket expenses, consisting of two payments of US$45,000 each. In the event the engagement period terminates prior to completion of the Offering, the Representative shall return any portion of the Advance not used to pay its accountable out-of-pocket expenses actually incurred in accordance with FINRA Rule 5110(g)(4).

The following table shows the underwriting fees payable to the Representative with this Offering:

	Per Class A Ordinary Share		Total Without Over-Allotment Option		Total With Full Over-Allotment Option
Public offering price	US$	4.00	US$	17,000,000	US$	19,550,000
Underwriting discounts(1)	US$	0.28	US$	1,190,000	US$	1,368,500
Proceeds, before expenses, to us(2)	US$	3.72	US$	15,810,000	US$	18,181,500

____________

(1)      We have agreed to pay the Representative a discount equal to seven percent (7%) of the public offering price of this Offering. The fees do not include the expense reimbursement as described below.

(2)      Excludes fees and expenses payable to the underwriter.

We will reimburse the Representative for accountable out-of-pocket expenses not to exceed US$175,000. Such accountable out-of-pocket expenses include but are not limited to travel, due diligence expenses, reasonable fees and expenses of its legal counsel, road show and background check on the Company’s principals. We are also responsible for the Representative’s legal fees, costs, and expenses in connection with this Offering irrespective of whether this Offering is consummated, less the Initial Advance in the amount of US$90,000 and amounts previously paid to the Representative in reimbursement for such expenses. We paid an expense deposit of US$45,000 to the Representative upon the execution of the engagement letter between us and the Representative. Any expense deposits will be returned to us to the extent the Representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We estimate that the total expenses payable by us in connection with the offering, other than the underwriting discounts, will be approximately US$1,111,800, including a maximum aggregate reimbursement of US$175,000 of Representative’s accountable expenses. In addition, at the closing of the Offering, we shall reimburse the Representative one percent (1%) of the gross proceeds of the Offering as non-accountable expenses.

The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement and subscription agreement. A form of the underwriting agreement will be included as an exhibit to the registration statement of which this prospectus forms a part.

Application for Listing

We intend to apply to list our Class A Ordinary Shares on the NYSE American under the symbol “            .” We will not consummate and close this Offering without a listing approval letter from the NYSE American. Our receipt of a listing approval letter is not the same as an actual listing on the NYSE American. The listing approval letter will serve only to confirm that, if we sell a number of Class A Ordinary Shares in this Offering sufficient to satisfy applicable listing criteria, our Class A Ordinary Shares will in fact be listed.

If our Class A Ordinary Shares are listed on the NYSE American, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Indemnification

We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

Each of our directors, officers and any other holders of more than five percent (5%) of the outstanding securities (including warrants, options, convertible securities, and Ordinary Shares of the Company) as of the effective date of the registration statement of which this prospectus is a part have agreed to enter into a customary “lock-up” agreement in favor of the underwriters, agreeing not to, for a period of six (6) months after the Offering is completed, offer, issue, sell, contract to sell, encumber, for the sale of or otherwise dispose of any securities of the Company without the underwriters’ prior written consent, excluding the issuance of the securities being sold upon the exercise of currently outstanding options approved by the underwriters, the issuance of any securities pursuant to the Company’s equity incentive plan, the establishment of and sale pursuant to any plan established in compliance with Rule 10b5-1of the Exchange Act, and the issuance of any securities in connection with a strategic transaction.

The Representative currently has no intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its sole discretion. In determining whether to waive the terms of the lock-up agreements, the Representative may consider market conditions, trading patterns and general demand for our securities.

No Public Market Pricing

Prior to this Offering, there has been no public market for our securities in the U.S. and the public offering price for our Class A Ordinary Shares will be determined through negotiations among us and the underwriters. Among the factors to be considered in these negotiations are prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development, and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which our Class A Ordinary Shares will trade in the public market subsequent to this Offering or that an active trading market for our Class A Ordinary Shares will develop and continue after this Offering.

Electronic Offer, Sale, and Distribution of Class A Ordinary Shares

A prospectus in electronic format may be delivered to potential investors by the Representative. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the Representative’s website and any information contained in any other website maintained by the Representative is not part of the prospectus or the registration statement of which this Prospectus forms a part.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this Offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A Ordinary Shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in the Offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our Class A Ordinary Shares in this Offering because such underwriter repurchases those shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our Class A Ordinary Shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Class A Ordinary Shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the NYSE American Market, in the over-the-counter market, or otherwise. Neither we, nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our Class A Ordinary Shares.

Determination of Offering Price

The public offering price of the Class A Ordinary Shares we are offering was determined by us, in consultation with the Representative based on discussions with potential investors in light of the history and prospects of our Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Foreign Regulatory Restrictions on Purchase of our Class A Ordinary Shares

We have not taken any action to permit a public offering of our Class A Ordinary Shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this Offering of our Class A Ordinary Shares and the distribution of this prospectus outside the United States.

Offers Restrictions Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Class A Ordinary Shares the possession, circulation or distribution of this prospectus or any other material relating to us or the Class A Ordinary Shares in any jurisdiction where action for that purpose is required. Accordingly, the Class A Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the Class A Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

EXPENSES OF THE OFFERING

Set forth below is an itemization of our total expenses, excluding underwriting discount, which are expected to be incurred in connection with the offer and sale of the Class A Ordinary Shares by us. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, Inc. filing fee and the NYSE American listing fee, all amounts are estimates.

U.S. Securities and Exchange Commission registration fee	US$	3,037
Financial Industry Regulatory Authority, Inc. filing fee	US$	2,750
The NYSE American entry fee	US$	75,000
Printing expenses	US$	25,000
Legal fees and other expenses	US$	510,831
Accounting fees and expenses	US$	474,896
Miscellaneous	US$	20,286
Total	US$	1,111,800

These expenses will be borne by us, except for underwriting discounts, which will be borne by us in proportion to the numbers of Class A Ordinary Shares sold in the offering by us, respectively.

LEGAL MATTERS

The validity of our Class A Ordinary Shares and certain other matters of Cayman law will be passed upon for us by Ogier. We are being represented by Sunsea Law Group P.C. with respect to certain legal matters of U.S. federal securities. We may rely upon Grandall Zimmern Law Firm with respect to matters governed by Hong Kong law. Certain legal matters as to PRC law will be passed upon for us by Tenet & Partners. Kingswood Capital Partners, LLC, the representative of the underwriters, is being represented by VCL Law LLP in connection with this Offering.

EXPERTS

The combined financial statements of Feline Culture Holdings Limited and its subsidiaries as of and for the years ended March 31, 2024 and 2025 included in this registration statement have been audited by Ark Pro CPA & Co, an independent registered public accounting firm, as stated in their reports. Such combined financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The office of Ark Pro CPA & Co is located at Unit 1602-03, 16/F., Stelux House, 698 Prince Edward Road East, San Po Kong, Kowloon, Hong Kong, China.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

Upon completion of this Offering, we will become subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Feline Culture Holdings Limited
INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: the Board of Directors and Stockholders of
Feline Culture Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Feline Culture Holdings Limited and its subsidiaries (the “Company”) as of March 31, 2025 and 2024, and related combined statements of operations, combined statement of changes in shareholders’ equity and combined statement of cash flows for each of the year in the two years period ended March 31, 2025, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the combined financial position of the Company as of March 31, 2025 and 2024, and the results of its operations and its cash flows for each of the year in the two years period ended March 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatements of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ ARK Pro CPA & Co
ARK Pro CPA & Co

We have served as the Company’s auditor since 2025.

Hong Kong, China
October 17, 2025

FELINE CULTURE HOLDINGS LIMITED
COMBINED BALANCE SHEETS
(In U.S. dollars, except for share and per share data, or otherwise noted)

	As of March 31,
	2025	2024
ASSETS
Current assets
Cash	$—	$2,864
Accounts receivable, net	799,084	1,629,736
Advance to suppliers	195,000	—
Amounts due from a related party, net	376,836	—
Deferred offering costs	50,000	—
Total current assets	1,420,920	1,632,600

Non-current assets
Intangible assets, net	578,389	—
Right-of-use assets	6,868	12,465
Total non-current assets	585,257	12,465
TOTAL ASSETS	$2,006,177	$1,645,065

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	477,662	1,266,250
Contract liabilities	40,000	—
Income tax payable	183,724	9,086
Accrued expenses and other payables	211,916	249,896
Amounts due to related parties	57,489	1,498
Operating lease liabilities, current	5,373	5,637
Total current liabilities	976,164	1,532,367

Non-current liabilities
Operating lease liabilities, non-current	1,495	6,828
Total non-current liabilities	1,495	6,828
Total liabilities	$977,659	$1,539,195

Commitments and contingencies

Shareholders’ equity
Class A ordinary shares (par value of US$0.0001 per share; 490,000,000 Class A ordinary shares authorized, 20,000,000 Class A ordinary shares issued and outstanding as of March 31, 2025 and 2024, respectively)*	2,000	2,000
Class B ordinary shares (par value of US$0.0001 per share; 10,000,000 Class B ordinary shares authorized, 5,000,000 Class B ordinary shares issued and outstanding as of March 31, 2025 and 2024, respectively)*	500	500
Subscription receivable	(2,500)	(2,500)
Accumulated profit	1,028,518	105,870
Total shareholders’ equity	1,028,518	105,870
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,006,177	$1,645,065

____________

*        The shares and per share information are presented on a retroactive basis to reflect the Reorganization completed on August 15, 2025 (Note 1(b)).

The accompanying notes are an integral part of these combined financial statements.

FELINE CULTURE HOLDINGS LIMITED
COMBINED STATEMENTS OF OPERATIONS
(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the years ended March 31,
	2025	2024
Revenue	$7,961,173	$1,926,030
Cost of revenue	(6,340,060)	(1,541,589)
Gross profit	1,621,113	384,441

Operating expenses
Selling and marketing expenses	(327,909)	(160,075)
General and administrative expenses	(203,418)	(108,761)
Total operating expenses	(531,327)	(268,836)
Operating income	1,089,786	115,605

Other income/(expenses), net
Financial income/(expenses), net	7,500	(649)
Total other income/(expenses), net	7,500	(649)

Income before income tax expenses	1,097,286	114,956
Income tax expenses	(174,638)	(9,086)
Net income	922,648	105,870
Total comprehensive income	$922,648	$105,870

Income per ordinary share attributable to the Company’s shareholders
Basic and diluted*	0.04	0.004
Weighted average number of shares outstanding
Basic and diluted*	25,000,000	25,000,000

____________

*        The shares and per share information are presented on a retroactive basis to reflect the Reorganization completed on August 15, 2025 (Note 1(b)).

The accompanying notes are an integral part of these combined financial statements.

FELINE CULTURE HOLDINGS LIMITED
COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(In U.S. dollars, except for share and per share data, or otherwise noted)

	Class A Ordinary shares		Class B Ordinary shares		Subscription receivable	Accumulated profit	Total shareholders’ equity
	Share	Amount	Share	Amount
Balance as of March 31, 2023	20,000,000	$2,000	5,000,000	$500	$(2,500)	$—	$—
Net income	—	—	—	—	—	105,870	105,870
Balance as of March 31, 2024	20,000,000	$2,000	5,000,000	$500	$(2,500)	$105,870	$105,870
Net income	—	—	—	—	—	922,648	922,648
Balance as of March 31, 2025	20,000,000	$2,000	5,000,000	$500	$(2,500)	$1,028,518	$1,028,518

____________

*        The shares and per share information are presented on a retroactive basis to reflect the Reorganization completed on August 15, 2025 (Note 1(b)).

The accompanying notes are an integral part of these combined financial statements.

FELINE CULTURE HOLDINGS LIMITED
COMBINED STATEMENTS OF CASH FLOWS
(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the years ended March 31,
	2025	2024
Cash flows from operating activities:
Net income	$922,648	$105,870

Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	139,611	—
Non-cash lease expenses	6,005	1,495
Provision for credit losses	(1,543)	17,824

Changes in operating assets and liabilities:
Accounts receivable	839,262	(1,647,560)
Advance to suppliers	(195,000)	—
Accounts payable	(788,588)	1,266,250
Contract liabilities	40,000	—
Income tax payable	174,638	9,086
Accrued expenses	(37,980)	249,896
Net cash provided by operating activities	1,099,053	2,861

Cash flows from investing activities:
Purchase of intangible assets	(718,000)	—
Loan to a related party	(383,903)
Net cash used in investing activities	(1,101,903)	—

Effect of exchange rate changes	(14)	3

Net (decrease)/increase in cash	(2,864)	2,864
Cash at beginning of year	2,864	—
Cash at end of year	$—	$2,864

Supplemental disclosures of non-cash flow information:
Obtaining an operating right-of-use asset in exchange for a lease liability	$—	$13,846
Deferred offering costs paid by a related party on behalf of the Company	$50,000	$—

The accompanying notes are an integral part of these combined financial statements.

FELINE CULTURE HOLDINGS LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

1.      Organization and principal activities

(a)    Principal activities

Feline Culture Holdings Limited (“Feline Culture”, “the Company”) was incorporated under the law of the Cayman Islands as an exempted company with limited liability on February 12, 2025. The Company is a holding company with no business operation and its principal operating subsidiary is Feline Culture (Hong Kong) Limited (“Feline Culture HK”), which is an online interactive marketing solution provider under the name of Wen Hang Trading Co., Limited incorporated in Hong Kong on August 9, 2019 and changed its name to Feline Culture (Hong Kong) Limited on April 22, 2025. Feline Culture owns 100% of Feline Culture HK.

Equipped with the Artificial Intelligence Generated Content (“AIGC”) integration platform from September 2024, the Company extended to create interactive marketing mini-games for brands across all industries, enabling natural integration of brand elements into user experiences.

(b)    Reorganization

Feline Culture HK is the main operating entity in Hong Kong, which is controlled by six original individual shareholders. In anticipation of an initial public offering (“IPO”) of its equity securities, the Company undertook the following steps to effect a reorganization (the “Reorganization”):

•        Formation of the ultimate Cayman holding company Feline Culture on February 12, 2025, which is controlled by the above six original individual shareholders since August 15, 2025 when the share issuance was completed.

•        Feline Culture Limited (“Feline Culture BVI”) was incorporated in the British Virgin Islands (the “BVI”) as a wholly owned subsidiary of Feline Culture on February 27, 2025.

•        On April 1, 2025, Feline Culture BVI acquired 100% interests in Feline Culture HK from its original shareholders. Therefore, the Company controls Feline Culture HK since then.

Accordingly, the Company became the ultimate holding company of Feline Culture HK. The Company considered the transactions as a reorganization of entities since the ultimate individual shareholders remained unchanged and all entities were under common control before and after the Reorganization. The Reorganization has been treated as a corporate restructuring of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure had existed at that time. In accordance with Accounting Standards Codification (“ASC”) 805-50-25, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. Since all of the subsidiaries were under common control for the entirety of the years ended March 31, 2025 and 2024, the results of these subsidiaries are included in the combined financial statements for both periods. The accompanying financial statements have been prepared using the historical cost basis as if the Reorganization had occurred at the beginning of the first period presented. The results of operations for the periods presented reflect the combined performance of the previously separate entities from the beginning to the end of each period, with the effects of intra-entity transactions eliminated.

As of March 31, 2025, the Company’s principal subsidiaries are as follows.

	Date of incorporation/ acquisition	Place of incorporation	Percentage of direct or indirect economic interest	Principal activities
Main subsidiaries:
Feline Culture BVI	February 27, 2025	BVI	100%	Investment holding
Feline Culture HK	August 9, 2019	Hong Kong	100%	Online interactive marketing services

FELINE CULTURE HOLDINGS LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

2.      Summary of significant accounting policies

(a)    Basis of presentation

The combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) to reflect the financial position, results of operations and cash flows of the Company. Significant accounting policies followed by the Company in the preparation of the accompanying combined financial statements are summarized below.

(b)    Principles of consolidation

The combined financial statements include the financial statements of the Company and its subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation. All intercompany transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

Non-controlling interest represents the portion of the net assets of subsidiaries attributable to interests that are not owned by the Company. The non-controlling interest is presented in the combined balance sheets, separately from equity attributable to the shareholders of the Company. Non-controlling interest’s operating result is presented on the face of the combined statements of income as an allocation of the total income for the year between non-controlling shareholders and the shareholders of the Company.

(c)     Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities on the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates and assumptions using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. In accordance with ASC 250, the changes in estimates will be recognized in the same period of changes in facts and circumstances. The Company bases its estimates on past experiences and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Estimates are used when accounting for items and matters including, but not limited to revenue recognition, allowance for credit losses, useful lives of intangible assets, accounting for deferred income taxes and valuation allowance for deferred tax assets.

(d)    Foreign currency transactions and translations

The reporting currency and the functional currency of the Company and its subsidiaries is the United States Dollar (“US$”) and the accompanying combined financial statements have been expressed in US$.

In preparing the financial statements, transactions in currencies other than an entity’s functional currency (“foreign currencies”) are recorded at the rates of exchange prevailing at the dates of the transactions. At each balance sheet date, monetary assets and liabilities are translated using the year-end foreign exchange rate. Non-monetary assets and liabilities are translated using the historical rate on the date of the transaction. All gains and losses on translation of these foreign currency transactions are included in the combined statements of operations.

(e)     Cash

Cash consists of cash at bank that can be added to or withdrawn without limitation, which are unrestricted as to withdrawal and use.

FELINE CULTURE HOLDINGS LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

2.      Summary of significant accounting policies (cont.)

(f)     Accounts receivable, net

Accounts receivable are recorded at the gross billing amount less an allowance for expected credit losses from the customers. Accounts receivable do not bear interest.

Since April 1, 2023, the Company adopted Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 replaces the previous incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. Upon adoption, the Company changed the impairment model to utilize a forward-looking current expected credit losses (CECL) model in place of the incurred loss methodology for financial instruments measured at amortized cost and receivables resulting from the application of ASC 606.

(g)    Related parties and transactions

Related parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation. Amounts due from/(to) related parties are measured at amortized cost.

(h)    Intangible asset, net

The Company’s intangible asset primarily consists of a SaaS integration platform used as an Artificial Intelligence Generated Content (“AIGC”) tool to conduct the Company’s creative content. Intangible asset is carried at cost less accumulated amortization and any recorded impairment. The Company amortizes its intangible asset over the estimated useful lives of three years using a straight-line method.

(i)     Fair value measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs are:

•        Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•        Level 2 — Include other inputs that are directly or indirectly observable in the marketplace.

•        Level 3 — Unobservable inputs which are supported by little or no market activity.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

FELINE CULTURE HOLDINGS LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

2.      Summary of significant accounting policies (cont.)

Financial assets and liabilities of the Company primarily consist of cash, accounts receivable, other current asset, accounts payable, amounts due to related parties, and other payables included in accrued expenses. As of March 31, 2025 and 2024, the carrying amounts of above financial assets and liabilities approximated to their fair values due to the short-term nature of these instruments.

(j)     Current expected credit loss

The Company maintains an allowance for credit losses in accordance with ASC Topic 326, Credit Losses (“ASC 326”) and records the allowance with an expected loss methodology which will result in more timely recognition of credit losses as an offset to accounts receivable, and the estimated credit losses charged to the allowance in the combined statements of operations. The Company assesses collectability by reviewing accounts receivable on a collective basis where similar characteristics exist, primarily based on similar business lines, services or product offerings and on an individual basis when the Company identifies specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the accounts receivable balances, credit quality of the Company’s customers based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customer.

For the years ended March 31, 2025 and 2024, the Company reversed credit losses of $8,610 and recognized credit losses of $17,824 against accounts receivable. For the years ended March 31, 2025 and 2024, the Company recognized credit losses of $7,076 and nil against amounts due from a related party.

The following tables summarized the movements of the Company’s credit losses as of March 31, 2025 and 2024:

	For the years ended March 31,
	2025	2024
Credit losses for accounts receivable:
Balance as of beginning of the year	$17,824	$—
(Reverse of)/provision for expected credit losses for accounts receivable	(8,610)	17,824
Balance as of end of the year	$9,214	$17,824
	For the years ended March 31,
	2025	2024
Credit losses for amounts due from a related party:
Balance as of beginning of the year	$—	$—
Provision for expected credit losses for amounts due from a related party	7,067	—
Balance as of end of the year	$7,067	$—

(k)         Revenue recognition

The Company applied ASC Topic 606 “Revenue from Contracts with Customers” (“ASC 606”) for all years presented.

The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

FELINE CULTURE HOLDINGS LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

2.      Summary of significant accounting policies (cont.)

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation.

The Company contracts with customers to provide online interactive marketing services consisting of data-driven online brand marketing through the implementation of search ad placements, in-feed ad placements, and/or banner ad placements across dominant online platforms such as Google, TikTok, and YouTube. The Company usually enters marketing contracts with the third-party advertising agencies that represent advertisers. Each contract explicitly specifies marketing services, agreed-upon release schedule with targeted exposure volume, each party’s rights and obligations, as well as payment terms.

The Company’s promises include developing AIGC-powered interactive marketing mini-games, creating customized marketing content, conducting precise advertising marketing across online platforms, and providing post-campaign performance reviews. The Company has concluded that it is considered as a bundle of services because the customer cannot benefit from each service on its own, and the promises are not distinct within the context of the contract, as they are highly interdependent and significantly modify one another. For example, the promotional value of the mini-games and content production relies entirely on the subsequent precise advertising during the launch period to reach the target audience. Consequently, the customer benefits from the bundles of services on the integrated solution rather than distinct services on its individual components. Additionally, the Company commits to display a series of advertisements including mini-games and marketing contents across the online platform over the contract period. These advertisements are substantially the same or similar in content and transfer pattern, and the display of the whole series of advertisements is identified as the single performance obligation under the contract.

The contract consideration is fixed and determined by targeted exposure volume and “cost per mille” (“CPM”), where it is based on the number of times an ad is displayed on behalf of a customer, regardless of whether a user clicks on it. The contract price is not further affected by executed exposure volume. Revenue is recognized over time as services are rendered, measured by progress against the agreed-upon release schedule. This method faithfully depicts the transfer of control, because the customer simultaneously receives and consumes the benefits of the online interactive marketing services as the Company delivers the services throughout the campaign period that is typically one to four months. Completion is evidenced by signed confirmation letters verifying exposure volume achievement. The Company usually requires a certain portion of prepayment and settlement of the remaining portion after the acknowledgement of service completion within a credit term of 90 days.

Principal versus agent considerations

Relevant services were mainly purchased from third parties, and the Company evaluates the presentation of revenue on a gross versus net basis based on whether it controls the services before transferring them to customers. The Company considers itself the principal for transactions that it is in control of establishing the transaction price and bearing the credit risk. It is also primary responsible for fulfilling the promises to provide relevant online interactive marketing services to the customer. “Primarily responsible” is demonstrated as the Company leads the full service-delivery process — from formulating customized marketing strategies (e.g., developing AIGC-powered interactive marketing mini-games, creating customized marketing content) to resolving in-execution service issues (e.g., content effectiveness, social platform problems) — ensuring seamless fulfillment and acting as the customers’ first point of contact. Therefore, the revenue is reported on a gross basis.

The Company has generated revenues amounted to US$7,961,173 and US$1,926,030 for the years ended March 31, 2025 and 2024, respectively.

Timing of revenue recognition may differ from the timing of invoicing the customers. Accounts receivable are amounts billed by a business to its customers when it delivers goods or services to them in the ordinary course of business. These billings are typically documented on formal invoices. Contract assets represent the Company’s right to consideration in exchange for services that the Company has transferred to a customer when that right is conditioned on something other than the passage of time. The Company has no contract assets as of March 31, 2025 and 2024.

FELINE CULTURE HOLDINGS LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

2.      Summary of significant accounting policies (cont.)

Contract liabilities represent the obligation to transfer services to a customer for which the entity has received consideration from the customer. Contract liabilities were US$40,000 and nil as of March 31, 2025 and 2024, respectively. The Company expects to recognize the balance of contract liabilities as revenue over time in the next 12 months.

(l)     Cost of revenue

Amounts recorded as cost of revenue relate to direct expenses incurred in the delivering of interactive marketing campaigns. Cost of revenue primarily consists of (i) marketing related expenses purchased from suppliers, such as short-video promotion campaigns, homepage news feed placements and scenario-based content placements; (ii) amortization expenses of AIGC SaaS integration platform. Such costs are recorded as incurred.

(m)   Selling and marketing expenses

Selling and marketing expenses primarily comprise project promotion fees, which are referral commissions paid to project introducers, and entertainment and transportation expenses. Project promotion fees were US$319,410 and US$158,943 for the years ended March 31, 2025 and 2024, respectively.

(n)    General and administrative expenses

General and administrative expenses mainly consist of professional service fees, rental expenses, office expenses, and other miscellaneous corporate expenses. Professional service fees were US$193,850 and US$89,441 for the years ended March 31, 2025 and 2024, respectively.

(o)    Income taxes

The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the combined financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for combined financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax in the year incurred.

Feline Culture HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income derived from its activities conducted in Hong Kong. As of March 31, 2025, the applicable tax rate is 16.5% for Feline Culture HK in Hong Kong. From year of assessment of 2018/2019 onwards, Hong Kong profits tax rates are 8.25% on assessable profits up to HK$2,000,000, and 16.5% on any part of assessable profits over HK$2,000,000.

FELINE CULTURE HOLDINGS LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

2.      Summary of significant accounting policies (cont.)

(p)    Leases

The Company accounts for leases in accordance with ASC 842, with the presentation of operating lease right-of-use (“ROU”) assets and operating lease liabilities on the combined balance sheet. The Company has elected the package of practical expedients, which allows the Company not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease, (2) lease classification for any expired or existing leases as of the adoption date and (3) initial direct costs for any expired or existing leases as of the adoption date. Lastly, the Company elected the short-term lease exemption for all contracts with lease terms of 12 months or less.

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract is or contains a lease, the Company assesses whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all the economic benefits from the use of the asset and whether it has the right to control the use of the asset.

The right-of-use asset and related lease liability are recognized at the lease commencement date. The Company recognizes operating lease expenses on a straight-line basis over the lease term.

Right-of-use of asset

The Company recognizes right-of-use asset at the commencement date of the lease (i.e. the date the underlying asset is available for use). Right-of-use asset is measured at cost, less any accumulated depreciation and impairment losses and adjusted for any remeasurement of lease liability. The cost of right-of-use asset includes the amount of lease liability recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use asset is depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the asset. The right-of-use asset is reviewed for impairment annually.

The right-of-use asset is reviewed for impairment whenever there is any objective evidence or indication that these assets may be impaired. At the end of each reporting period, the Company reviews the carrying amounts of the asset to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any), on an individual asset. There was no impairment for right-of-use asset for the years ended March 31, 2025 and 2024.

Lease liability

Lease liability is initially measured at the present value of the outstanding lease payments at the commencement date, discounted using the Company’s incremental borrowing rate. Lease payments included in the measurement of the lease liability comprise fixed lease payments, variable lease payments that depend on an index or a rate, amounts expected to be payable under a residual value guarantee and any exercise price under a purchase option that the Company is reasonably certain to exercise. Lease liability is measured at amortized cost using the effective interest rate method. It is re-measured when there is a change in future lease payments, if there is a change in the estimate of the amount expected to be payable under a residual value guarantee, or if there is any change in the Company assessment of option purchases, contract extensions or termination options.

(q)    Net income per share

In accordance with ASC 260, Earnings per Share, basic net income per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. For the calculation of diluted net income per share, the weighted average number of ordinary shares is adjusted by the effect of dilutive potential ordinary shares, including unvested restricted shares, ordinary shares issuable upon the exercise of outstanding share options using the treasury stock method. The effect mentioned above is not included in the calculation of the diluted income per share when inclusion of such effect would be anti-dilutive.

FELINE CULTURE HOLDINGS LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

2.      Summary of significant accounting policies (cont.)

(r)     Segment reporting

The Company uses the management approach in determining its operating segments. The Company’s chief operating decision maker (“CODM”) identified as the Company’s Chief Executive Officer, relies upon the combined results of operations as a whole when making decisions about allocating resources and assessing the performance of the Company. As a result of the assessment made by CODM, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company has concluded that combined net income is the measure of segment profitability. The CODM assesses performance for the Company, monitors budget versus actual results, and determines how to allocate resources based on combined net income as reported in the combined statements of operations. There are no other expense categories regularly provided to the CODM that are not already included in the primary financial statements herein. As the Company’s long-lived assets are substantially located in Hong Kong, no geographical segments are presented.

(s)     Recent accounting pronouncements

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in this ASU are intended to improve reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses. This ASU requires disclosure of significant segment expenses that are regularly provided to the CODM, an amount for other segment items by reportable segment and a description of its composition, all annual disclosures required by FASB ASU Topic 280 in interim periods as well, and the title and position of the CODM and how the CODM uses the reported measures. Additionally, this ASU requires that at least one of the reported segment profit and loss measures should be the measure that is most consistent with the measurement principles used in an entity’s consolidated or combined financial statements. Lastly, this ASU requires public business entities with a single reportable segment to provide all disclosures required by these amendments in this ASU and all existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The amendments should be applied retrospectively. The adoption of ASU 2023-07 did not have a material impact on the Company’s combined financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, Income taxes (Topic 740), Improvements to Income Tax Disclosures, which provides guidance on the requirements such as the requirement that public business entities on an annual basis (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold. For public business entities (PBEs), the new requirements will be effective for annual periods beginning after December 15, 2024. For entities other than public business entities (non-PBEs), the requirements will be effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The ASU should be applied prospectively. Retrospective application is permitted. The adoption of ASU 2023-09 did not have a material impact on the Company’s combined financial statements and related disclosures.

In November 2024, the FASB updated 2024-03 focuses on the disaggregation of income statement expenses to provide more detailed and transparent financial reporting. This update enhances the relevance and usefulness of financial information by requiring entities to disaggregate specific income statement expenses. Entities must disclose the nature and amount of significant expense categories, such as employee compensation, depreciation, and amortization, separately in the income statement or in the notes to the financial statements. This update applies to all entities that issue financial statements in accordance with US GAAP. Effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is evaluating the impact the updated guidance will have on its combined financial statements and disclosures.

FELINE CULTURE HOLDINGS LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

2.      Summary of significant accounting policies (cont.)

In January 2025, the Financial Accounting Standards Board (“FASB”) updated 2025-01: Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date. Public business entities must adopt the guidance in Update 2024-03 for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. The update clarifies that all public business entities should initially adopt the disclosure requirements in the first annual reporting period beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. The Company is evaluating the impact the updated guidance will have on its combined financial statements and disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”). The amendments in ASU 2025-05 provide entities with a practical expedient to simplify the estimation of expected credit losses on current accounts receivable and current contract assets that arise from transactions accounted for under ASC 606, Revenue from Contracts with Customers (“ASC 606”) by allowing the assumption that current conditions as of the balance sheet date will not change during the remaining life of the asset. ASU 2025-05 is effective for the Company for its for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods, with early adoption permitted. The Company is currently evaluating the impact ASU 2025-05 will have on its combined financial statements.

The Company did not identify other recent accounting pronouncements that could potentially have a material impact to the Company’s combined results of operations or financial position.

3.      Accounts receivable, net

Accounts receivable consisted of the following:

	As of March 31,
	2025	2024
Accounts receivable	$808,298	$1,647,560
Allowance for credit losses	(9,214)	(17,824)
Accounts receivable	$799,084	$1,629,736

The Company reversed credit losses of $8,610 for the year ended March 31, 2025 and recognized credit losses of $17,824 for the year ended March 31, 2024.

4.      Intangible assets, net

Intangible assets, net, consist of the following:

	As of March 31,
	2025	2024
AIGC Saas platform	$718,000	$—
Less: accumulated amortization	(139,611)	—
Intangible assets, net	$578,389	$—

Amortization expense amounted to $139,611 and nil for the years ended March 31, 2025 and 2024, respectively.

As of March 31, 2025, the estimated future amortization expenses of the intangible assets were as follow:

For the year ended March 31, 2025	Amortization Expenses
Remainder of 2025	$179,500
2026	239,333
2027	159,556
Total lease payments	$578,389

FELINE CULTURE HOLDINGS LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

5.      Accrued expenses and other payables

Accrued expenses consisted of the following:

	As of March 31,
	2025	2024
Accrued referral expenses(1)	$150,000	$159,005
Borrowings from third parties(2)	55,066	1,278
Accrued professional expenses(3)	3,850	89,613
Other payables	3,000	—
Accrued expenses	$211,916	$249,896

____________

(1)      Accrued referral expenses represented project-related referral-driven fees, specifically denoting referral commissions payable to project introducers.

(2)      Borrowings from third parties are to supplement working capital for daily operations of the Company and these borrowings are usually settled in a short time.

(3)      Accrued professional expenses arose from the accrual for procuring human resources services from a third-party provider.

6.      Lease

Effective on January 1, 2024, the Company adopted Topic 842. At the inception of a contract, the Company determines if the arrangement is, or contains, a lease. The leases of the Company mainly consisted of office leasing. Management determined the incremental borrowing rate was 3.47% for the lease that began in 2024 according to the Hong Kong Government two years Bond yield.

Supplemental balance sheet information related to operating lease was as follows:

	As of March 31,
	2025	2024
Right-of-use asset	$6,868	$12,465

Lease liability – current	(5,373)	(5,637)
Lease liability – non-current	(1,495)	(6,828)
Total operating lease liability	$(6,868)	$(12,465)

The weighted average remaining lease terms and discount rates for the operating lease as of March 31, 2025 and 2024 were as follows:

	For the years ended March 31,
	2025	2024
Weighted average remaining lease term (years)	1.08	2.08
Weighted average discount rate	3.47%	3.47%

For the years ended March 31, 2025 and 2024, the lease expense was as follows:

	For the years ended March 31,
	2025	2024
Operating lease expense	$6,007	$1,495

FELINE CULTURE HOLDINGS LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

6.      Lease (cont.)

The following is a schedule of future minimum payments under the Company’s operating lease as of March 31, 2025:

For the year ended March 31, 2025	Operating Leases
Remainder of 2025	$4,512
2026	2,506
Total lease payments	7,018
Less: imputed interest	(150)
Present value of lease liability	$6,868

7.      Related party transactions

The table below sets forth the major related parties and their relationships with the Company as of March 31, 2024 and 2025:

No.	Names of related parties	Relationship
1	Mr. Wei Wen	Director of Feline Culture HK before April 1, 2025
2	Hong Kong Miaojun Culture Tech Co., Limited	Ultimately controlled by Mr. Liao Binglin, Shareholder and Executive Chairman of the Company since April 1, 2025

The Company had the following balance with related parties:

	As of March 31,
	2025	2024
Amounts due from Mr. Wei Wen	$383,903	$—
Allowance for credit losses	(7,067)	—
Amounts due from a related party, net	$376,836	$—

Amounts due from Mr. Wei Wen primarily arose from a short-term fund lending arrangement entered into to solve his temporary short of funds. The loan bears an annual interest rate of 5%, which are expected to be recovered in the short term. The loan is due for repayment on December 31, 2025, and the interest is calculated based on the outstanding principal balance. Till issuance of the combined financial statements, the Company had collected US$200,000 from the above related party.

The Company recognized credit losses of $7,067 and nil for the years ended March 31, 2025 and 2024, respectively.

	As of March 31,
	2025	2024
Amounts due to Mr. Wei Wen(1)	$7,489	$1,498
Amounts due to Hong Kong Miaojun Culture Tech Co., Limited(2)	50,000	—
Amounts due to related parties	$57,489	$1,498

____________

(1)      Amounts due to Mr. Wei Wen represented funds provided to the Company for its daily operations, which were unsecured interest-free and repayable on demand.

(2)      Amounts due to Hong Kong Miaojun Culture Tech Co., Limited represented deferred offering costs paid on behalf of the Company for financing activities, which were unsecured interest-free and repayable on demand.

FELINE CULTURE HOLDINGS LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

7.      Related party transactions (cont.)

Related party transactions for the years ended March 31, 2025 and 2024 are as below:

	For the years ended March 31,
	2025	2024
Nature
Funds provided to a related party
Mr. Wei Wen	$383,903	$—
Funds provided from a related party for the Company’s daily operations
Mr. Wei Wen	$5,991	$1,498
Expenses paid by a related party on behalf of the Company
Hong Kong Miaojun Culture Tech Co., Limited	$50,000	$—

8.      Income tax

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. Additionally, upon payments of dividends by the Company to its shareholders, no Cayman withholding tax will be imposed.

British Virgin Islands (“BVI”)

Feline Culture BVI is incorporated in the British Virgin Islands. Under the current laws of the British Virgin Islands, Feline Culture BVI is not subject to tax on income or capital gains. Additionally, upon payments of dividends by the Company to its shareholders, no BVI withholding tax will be imposed.

Hong Kong

The Company’s subsidiary incorporated in Hong Kong is subject to profits tax in Hong Kong at the rate of 16.5%. According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, effective April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations.

For the years ended March 31, 2025 and 2024, the Company generated substantially all of its taxable income in Hong Kong. The tax expenses recorded in the Company’s result of operations are almost entirely attributable to income earned in Hong Kong. Should the Company’s operations expand or change in the future, where the Company generates taxable income in other jurisdictions, the Company’s effective tax rates may substantially change.

The following table sets forth current portion of income tax expense of the Company’s subsidiaries:

	For the years ended March 31,
	2025	2024
Current income tax expenses	$174,638	$9,086

FELINE CULTURE HOLDINGS LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

8.      Income tax (cont.)

The reconciliations of the statutory income tax rate and the Company’s effective income tax rate are as follows:

	For the years ended March 31,
	2025		2024
Income before income tax	$1,097,286		$114,956
Expected taxation at Hong Kong profit tax rate	8.25	% and 16.5%	8.25%
Non-deductible expenses	(90,834)		—
Income tax expenses	$174,638		$9,086
Effective income tax rate	15.92%		7.90%

No deferred tax assets or liabilities has been recognized in the financial statements as the Company did not have material temporary differences arising between the tax bases of assets and liabilities and their carrying amounts as at March 31, 2025 and 2024.

Uncertain tax positions

The Company evaluates the uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of March 31, 2025 and 2024, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the years ended March 31, 2025 and 2024 and also did not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from March 31, 2025.

9.      Ordinary shares

The shareholders’ equity structures of the Company as of March 31, 2025 and 2024 were presented after giving retroactive effect to the Reorganization of the Company that was completed on August 15, 2025.

The authorized share capital of the Company is $50,000 divided into 490,000,000 Class A Ordinary Shares of $0.0001 par value per share and 10,000,000 Class B Ordinary Shares of $0.0001 par value per share.

On August 15, 25,000,000 ordinary shares of the Company, including (i) 20,000,000 Class A ordinary shares and (ii) 5,000,000 Class B ordinary shares, were issued to the participating shareholders in connection with the restructuring of the Company with par value of US$0.0001. In accordance with SEC SAB Topic 4, the nominal share issuance was accounted for as a stock split and that all share and per share information has been retrospectively restated to reflect such stock split for all periods presented.

All shares rank equally with regard to the participating shareholders’ residual assets. The holders of ordinary shares are entitled to receive dividends as declared from time to time. The holders of Class A ordinary shares are entitled to one vote per share at meetings of the Company. The holders of Class B ordinary shares are entitled to fifty votes per share at meetings of the Company.

During the years ended March 31, 2025 and 2024, the Company did not declare and paid any dividend to its shareholders.

The share subscription receivable presents the receivable for the issuance of ordinary shares of the Company and is reported as a deduction of equity and presented on a retroactive basis before the incorporation of the Company. Subscription receivable has no payment terms nor any interest receivable accrual.

FELINE CULTURE HOLDINGS LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

10.    Contingencies

Legal proceedings

From time to time, the Company may be involved in various legal proceedings and claims in the ordinary course of business. The Company currently is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition, operating results, or cash flows.

11.    Concentration and Risk

Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of accounts receivable. The Company conducts credit evaluations of its customers, and generally does not require collateral or other security from them. The Company evaluates its collection experience and long outstanding balances to determine the need for an allowance for expected credit losses. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

The following table sets forth a summary of single customers who represent 10% or more of the Company’s total revenue:

	For the years ended March 31,
	2025	2024
Percentage of the Group’s total revenue
Customer A	20%	24%
Customer B	18%	24%
Customer C	16%	*
Customer D	12%	*
Customer E	*	23%
Customer F	*	17%

____________

*        Represented the percentage below 10%

The following table sets forth a summary of single customers who represent 10% or more of the Company’s total accounts receivable:

	As of March 31,
	2025	2024
Percentage of the Group’s accounts receivable
Customer A	65%	28%
Customer B	35%	28%
Customer E	*	27%
Customer G	*	11%

____________

*        Represented the percentage below 10%

FELINE CULTURE HOLDINGS LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

11.    Concentration and Risk (cont.)

The following table sets forth a summary of single suppliers who represent 10% or more of the Company’s total purchases:

	For the years ended March 31,
	2025	2024
Percentage of the Group’s total cost of revenue
Supplier A	17%	29%
Supplier B	15%	*
Supplier C	13%	*
Supplier D	13%	30%
Supplier E	*	33%

____________

*        Represented the percentage below 10%

The following table sets forth a summary of single suppliers who represent 10% or more of the Company’s accounts payable:

	As of March 31,
	2025	2024
Percentage of the Group’s total accounts payable
Supplier D	53%	36%
Supplier C	24%	*
Supplier A	*	35%
Supplier E	*	18%
Supplier F	*	11%

____________

*        Represented the percentage below 10%

Economic and political risks

The Company’s operations are mainly conducted in Hong Kong. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by changes in the political, economic, and legal environments in Hong Kong.

The Company’s operations in Hong Kong are subject to special considerations and significant risks. These include risks associated with, among others, the political, economic, and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in Hong Kong, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Liquidity Risk

The Company is also exposed to liquidity risk which is the risk that we are unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and related parties to obtain short-term funding to meet the liquidity shortage.

FELINE CULTURE HOLDINGS LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

11.    Concentration and Risk (cont.)

Credit Risk

Assets that potentially subject the Company to a significant concentration of credit risk primarily consist of cash, accounts receivable and other current asset.

The Company has designed its credit policies with an objective to minimize their exposure to credit risk. The Company’s accounts receivable are short term in nature and the associated risk is minimal. The Company conducts credit evaluations on its clients and generally does not require collateral or other security from such clients. The Company periodically evaluates the creditworthiness of the existing clients in determining an allowance for expected credit losses primarily based upon the age of the receivables and factors surrounding the credit risk of specific clients.

12.    Subsequent events

The Company has evaluated events subsequent to the balance sheet date of March 31, 2025 through October 17, 2025, the date on which the combined financial statements were issued and noted that there are no other subsequent events.

13.    Schedule I — Parent Only Financial Information

Pursuant to the requirements of Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X, the condensed financial information of the parent company shall be filed when the restricted net assets of consolidated subsidiary exceed 25% of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of combined subsidiary in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s subsidiary exceeded 25% of the combined net assets of the Company. Therefore, the condensed financial statements for the parent company are included herein.

For purposes of the above test, restricted net assets of combined subsidiary shall mean that amount of the Company’s proportionate share of net assets of combined subsidiary (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiary in the form of loans, advances or cash dividends without the consent of a third party.

The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s combined financial statements except that the parent company used the equity method to account for investment in its subsidiary. Such investment is presented on the condensed balance sheets as “Investment in a subsidiary” and the respective profit as “Equity in earnings of a subsidiary” on the condensed statements of income.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the combined financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S GAAP have been condensed or omitted.

As of March 31, 2025, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the combined financial statements, if any.

FELINE CULTURE HOLDINGS LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

13.    Schedule I — Parent Only Financial Information (cont.)

The following presents condensed parent company only financial information of March 31, 2025 and 2024.

Condensed Balance Sheets

	As of March 31,
	2025	2024
ASSETS
Non-current asset:
Interest in a subsidiary	$1,028,518	$105,870
Total current assets	—	—
TOTAL ASSETS	$1,028,518	$105,870

SHAREHOLDERS’ EQUITY
Class A ordinary shares (par value of US$0.0001 per share; 490,000,000 Class A ordinary shares authorized, 20,000,000 Class A ordinary shares issued and outstanding as of March 31, 2025 and 2024, respectively)	2,000	2,000
Class B ordinary shares (par value of US$0.0001 per share; 10,000,000 Class B ordinary shares authorized, 5,000,000 Class B ordinary shares issued and outstanding as of March 31, 2025 and 2024, respectively)	500	500
Subscription receivable	(2,500)	(2,500)
Accumulated profit	1,028,518	105,870
Total shareholders’ equity	1,028,518	105,870
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,028,518	$105,870

____________

*        The shares amounts are presented on a retroactive basis.

Condensed Statements of Operation

	For the years ended March 31,
	2025	2024
EQUITY IN EARNINGS OF A SUBSIDIARY	$922,648	$105,870

INCOME BEFORE INCOME TAX EXPENSES	922,648	105,870
INCOME TAX EXPENSES	—	—
NET INCOME	$922,648	$105,870

Condensed Statements of Cash Flows

The Parent Company had no cash activities for the years ended March 31, 2025 and 2024.

(a)     Basis of presentation

The Company was incorporated under the law of the Cayman Islands as an exempted company with limited liability on February 12, 2025 and as a holding company.

The condensed parent company financial information of the Company has been prepared using the same accounting policies as set out in the accompanying combined financial statements.

The condensed parent-company-only financial statements are presented as if the incorporation of the Company and its subsidiary had taken place on August 9, 2019 and throughout the two-year periods ended March 31, 2025.

FELINE CULTURE HOLDINGS LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

13.    Schedule I — Parent Only Financial Information (cont.)

(b)    Restricted Net Assets

Schedule I of Rule 5-04 of Regulation S-X requires the condensed financial information of the registrant shall be filed when the restricted net assets of consolidated subsidiary exceed 25% of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiary shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiary (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiary in the form of loans, advances or cash dividends without the consent of a third party (i.e., lender, regulatory agency, foreign government, etc.).

The condensed parent company financial statements have to be prepared in accordance with Rule 12-04, Schedule I of Regulation S-X if the restricted net assets of the subsidiary of Feline Culture exceed 25% of the combined net assets of Feline Culture. The abilities of the Company’s subsidiary in Hong Kong to pay dividends are not restricted. In this connection, the restricted net assets of the subsidiary of Feline Culture do not exceed 25% of the combined net assets of Feline Culture and accordingly the above condensed parent-only financial information of Feline Culture is presented for supplementary reference.

As of March 31, 2025 and 2024, there were no material contingencies, significant provisions of long-term obligations, mandatory dividend or redemption requirements of redeemable stocks or guarantees of the Company, except for those which have been separately disclosed in the combined Financial Statements, if any.

FELINE CULTURE HOLDINGS LIMITED
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In U.S. dollars, except for share and per share data, or otherwise noted)

	As of September 30, 2025	As of March 31, 2025

	(Unaudited)	(Audited)
ASSETS
Current assets
Cash	$3,826,078	$—
Accounts receivable, net	911,002	799,084
Advance to suppliers	90,720	195,000
Amounts due from a related party, net	—	376,836
Other current asset	193,182	—
Deferred offering costs	380,850	50,000
Total current assets	5,401,832	1,420,920

Non-current assets
Intangible assets, net	458,722	578,389
Deferred tax assets	53,130	—
Right-of-use assets	3,958	6,868
Total non-current assets	515,810	585,257
TOTAL ASSETS	$5,917,642	$2,006,177

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	2,252,882	477,662
Contract liabilities	1,288,485	40,000
Income tax payable	303,237	183,724
Accrued expenses and other payables	618,038	211,916
Amounts due to related parties	78,241	57,489
Operating lease liability, current	3,958	5,373
Total current liabilities	4,544,841	976,164

Non-current liabilities
Operating lease liability, non-current	—	1,495
Total non-current liabilities	—	1,495
Total liabilities	$4,544,841	$977,659

Commitments and contingencies (Note 11)

Shareholders’ equity
Class A ordinary shares (par value of $0.0001 per share; 490,000,000 Class A ordinary shares authorized, 20,000,000 Class A ordinary shares issued and outstanding as of September 30, 2025 and March 31, 2025, respectively)	2,000	2,000
Class B ordinary shares (par value of $0.0001 per share; 10,000,000 Class B ordinary shares authorized, 5,000,000 Class B ordinary shares issued and outstanding as of September 30, 2025 and March 31, 2025, respectively)	500	500
Subscription receivable	(2,500)	(2,500)
Retained earnings	1,372,801	1,028,518
Total shareholders’ equity	1,372,801	1,028,518
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,917,642	$2,006,177

____________

*        The shares and per share information are presented on a retroactive basis to reflect the Reorganization completed on August 15, 2025 (Note 1(b)).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FELINE CULTURE HOLDINGS LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the six months ended September 30,
	2025	2024
	(Unaudited)
Revenues	$6,124,914	$2,318,361
Cost of revenues	(4,998,587)	(1,895,529)
Gross profit	1,126,327	422,832

Operating expenses
Selling and marketing expenses	(249,195)	(177,909)
General and administrative expenses	(474,207)	(4,613)
Total operating expenses	(723,402)	(182,522)
Operating income	402,925	240,310

Other income, net
Financial income, net	7,741	162
Total other income, net	7,741	162

Income before income tax expenses	410,666	240,472
Income tax expenses	(66,383)	(22,893)
Net income	344,283	217,579
Total comprehensive income	$344,283	$217,579

Income per ordinary share attributable to the Company’s shareholders
Basic and diluted*	0.01	0.01
Weighted average numbers of shares outstanding
Basic and diluted*	25,000,000	25,000,000

____________

*        The shares and per share information are presented on a retroactive basis to reflect the Reorganization completed on August 15, 2025 (Note 1(b)).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FELINE CULTURE HOLDINGS LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(In U.S. dollars, except for share and per share data, or otherwise noted)

	Class A Ordinary shares*		Class B Ordinary shares*		Subscription receivable	Retained earnings	Total shareholders’ equity
	Share	Amount	Share	Amount
Balance as of March 31, 2024	20,000,000	$2,000	5,000,000	$500	$(2,500)	$105,870	$105,870
Net income	—	—	—	—	—	217,579	217,579
Balance as of September 30, 2024 (Unaudited)	20,000,000	$2,000	5,000,000	$500	$(2,500)	$323,449	$323,449

Balance as of March 31, 2025	20,000,000	$2,000	5,000,000	$500	$(2,500)	$1,028,518	$1,028,518
Net income	—	—	—	—	—	344,283	344,283
Balance as of September 30, 2025 (Unaudited)	20,000,000	$2,000	5,000,000	$500	$(2,500)	$1,372,801	$1,372,801

____________

*        The shares and per share information are presented on a retroactive basis to reflect the Reorganization completed on August 15, 2025 (Note 1(b)).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FELINE CULTURE HOLDINGS LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the six months ended September 30,
	2025	2024
	(Unaudited)
Cash flows from operating activities:
Net income	$344,283	$217,579

Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible asset	119,667	19,944
Non-cash lease expenses	2,995	2,997
Provision for credit losses	305,719	—
Deferred tax benefit	(53,130)	—
Changes in operating assets and liabilities:
Accounts receivable	(424,704)	168,524
Advance to suppliers	104,280	(125,000)
Other current asset	(9,279)	(85,854)
Accounts payable	1,775,220	71,853
Contract liabilities	1,248,485	559,333
Income tax payable	119,513	22,893
Accrued expenses	159,029	(57,852)
Net cash provided by operating activities	3,692,078	794,417

Cash flows from investing activity:
Purchase of intangible assets	—	(718,000)
Collection of loans from a third party	200,000	—
Loan to a related party	—	(70,552)
Net cash provided by/(used in) investing activity	200,000	(788,552)

Cash flows from financing activities:
Payment for deferred offering cost	(66,000)	—
Net cash used in financing activities	(66,000)	—

Net increases in cash	3,826,078	5,865
Cash at the beginning of the period	—	2,864
Cash at the end of the period	$3,826,078	$8,729

Supplemental disclosures of non-cash flow information:
Deferred offering costs paid by a related party on behalf of the Company	$28,241	—
Reclassification from amount due from a related party to other current asset (Note 4)	193,182	—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FELINE CULTURE HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

1.      Organization and principal activities

(a)    Principal activities

Feline Culture Holdings Limited (“Feline Culture”, “the Company”) was incorporated under the law of the Cayman Islands as an exempted company with limited liability on February 12, 2025. The Company is a holding company with no business operation and its principal operating subsidiary is Feline Culture (Hong Kong) Limited (“Feline Culture HK”), which is an online interactive marketing solution provider under the name of Wen Hang Trading Co., Limited incorporated in Hong Kong on August 9, 2019 and changed its name to Feline Culture (Hong Kong) Limited on April 22, 2025. Feline Culture owns 100% of Feline Culture HK.

Equipped with the Artificial Intelligence Generated Content (“AIGC”) integration platform from September 2024, the Company extended to create interactive marketing mini-games for brands across all industries, enabling natural integration of brand elements into user experiences.

(b)    Reorganization

Feline Culture HK is the main operating entity in Hong Kong, which is controlled by six original individual shareholders. In anticipation of an initial public offering (“IPO”) of its equity securities, the Company undertook the following steps to effect a reorganization (the “Reorganization”):

•        Formation of the ultimate Cayman holding company Feline Culture on February 12, 2025, which is controlled by the above six original individual shareholders since August 15, 2025 when the share issuance was completed.

•        Feline Culture Limited (“Feline Culture BVI”) was incorporated in the British Virgin Islands (the “BVI”) as a wholly owned subsidiary of Feline Culture on February 27, 2025.

•        On April 1, 2025, Feline Culture BVI acquired 100% interests in Feline Culture HK from its original shareholders. Therefore, the Company controls Feline Culture HK since then.

Accordingly, the Company became the ultimate holding company of Feline Culture HK. The Company considered the transactions as a reorganization of entities since the ultimate individual shareholders remained unchanged and all entities were under common control before and after the Reorganization. The Reorganization has been treated as a corporate restructuring of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure had existed at that time. In accordance with Accounting Standards Codification (“ASC”) 805-50-25, the entities under common control are presented on a consolidated basis for all periods to which such entities were under common control. Since all of the subsidiaries were under common control for the entirety of the six months ended September 30, 2025 and 2024, the results of these subsidiaries are included in the unaudited condensed consolidated financial statements for both periods. The accompanying financial statements have been prepared using the historical cost basis as if the Reorganization had occurred at the beginning of the first period presented. The results of operations for the periods presented reflect the consolidated performance of the previously separate entities from the beginning to the end of each period, with the effects of intra-entity transactions eliminated.

As of September 30, 2025, the Company’s principal subsidiaries are as follows.

	Date of incorporation/ acquisition	Place of incorporation	Percentage of direct or indirect economic interest	Principal activities
Main subsidiaries:
Feline Culture BVI	February 27, 2025	BVI	100%	Investment holding
Feline Culture HK	August 9, 2019	Hong Kong	100%	Online interactive marketing services

FELINE CULTURE HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

2.      Summary of significant accounting policies

(a)    Basis of presentation

The accompanying unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. Unaudited interim results are not necessarily indicative of the results for the full fiscal year. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes included in the Annual Report for the year ended March 31, 2025.

(b)    Principles of consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation. All intercompany transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

Non-controlling interest represents the portion of the net assets of subsidiaries attributable to interests that are not owned by the Company. The non-controlling interest is presented in the unaudited condensed consolidated balance sheets, separately from equity attributable to the shareholders of the Company. Non-controlling interest’s operating result is presented on the face of the unaudited condensed consolidated statements of income as an allocation of the total income for the year between non-controlling shareholders and the shareholders of the Company.

(c)     Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities on the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates and assumptions using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. In accordance with ASC 250, the changes in estimates will be recognized in the same period of changes in facts and circumstances. The Company bases its estimates on past experiences and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Estimates are used when accounting for items and matters including, but not limited to revenue recognition, allowance for credit losses, useful lives of intangible assets, accounting for deferred income taxes and valuation allowance for deferred tax assets.

(d)    Foreign currency transactions and translations

The reporting currency and the functional currency of the Company and its subsidiaries is the United States Dollar (“US$”) and the accompanying unaudited condensed consolidated financial statements have been expressed in US$.

In preparing the financial statements, transactions in currencies other than an entity’s functional currency (“foreign currencies”) are recorded at the rates of exchange prevailing at the dates of the transactions. At each balance sheet date, monetary assets and liabilities are translated using the year-end foreign exchange rate. Non-monetary assets and liabilities are translated using the historical rate on the date of the transaction. All gains and losses on translation of these foreign currency transactions are included in the unaudited condensed consolidated statements of operations.

FELINE CULTURE HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

2.      Summary of significant accounting policies (cont.)

(e)     Cash

Cash consists of cash at bank that can be added to or withdrawn without limitation, which are unrestricted as to withdrawal and use.

(f)     Accounts receivable, net

Accounts receivable are recorded at the gross billing amount less an allowance for expected credit losses from the customers. Accounts receivable do not bear interest.

Since April 1, 2023, the Company adopted Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 replaces the previous incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. Upon adoption, the Company changed the impairment model to utilize a forward-looking current expected credit losses (CECL) model in place of the incurred loss methodology for financial instruments measured at amortized cost and receivables resulting from the application of ASC 606.

(g)    Deferred offering costs

The Company complies with the requirements of FASB ASC Topic 340-10-S99-1, “Other Assets and Deferred Costs — SEC Materials” (“ASC 340-10-S99”) and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Pursuant to ASC 340-10-S99-1, IPO costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. Deferred offering costs consist of professional and registration fees that are directly related to the Proposed Public Offering. Should the in-process equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the statements of operations. Deferred offering costs were $50,000 and $380,850 as of March 31, 2025 and September 30, 2025, respectively.

(h)    Related parties and transactions

Related parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation. Amounts due from/(to) related parties are measured at amortized cost.

(i)     Intangible asset, net

The Company’s intangible asset primarily consists of a SaaS integration platform used as an Artificial Intelligence Generated Content (“AIGC”) tool to conduct the Company’s creative content. Intangible asset is carried at cost less accumulated amortization and any recorded impairment. The Company amortizes its intangible asset over the estimated useful lives of three years using a straight-line method.

(j)     Fair value measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

FELINE CULTURE HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

2.      Summary of significant accounting policies (cont.)

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs are:

•        Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•        Level 2 — Include other inputs that are directly or indirectly observable in the marketplace.

•        Level 3 — Unobservable inputs which are supported by little or no market activity.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Company primarily consist of cash, accounts receivable, other current asset, accounts payable, amounts due to related parties, lease liability, and other payables included in accrued expenses. For lease liability, fair value approximates their carrying value at the period-end as the fair value is estimated by used discounted cash flow, in which interest rates used to discount the host contracts approximate market rates. As of September 30, 2025 and March 31, 2025, the carrying amounts of above financial assets and liabilities approximated to their fair values due to the short-term nature of these instruments.

(k)    Current expected credit loss

The Company maintains an allowance for credit losses in accordance with ASC Topic 326, Credit Losses (“ASC 326”) and records the allowance with an expected loss methodology which will result in more timely recognition of credit losses as an offset to accounts receivable, and the estimated credit losses charged to the allowance in the unaudited condensed consolidated statements of operations. The Company assesses collectability by reviewing accounts receivable on a collective basis where similar characteristics exist, primarily based on similar business lines, services or product offerings and on an individual basis when the Company identifies specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the accounts receivable balances, credit quality of the Company’s customers based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customer.

The following tables summarized the movements of the Company’s credit losses for the six months ended September 30, 2025 and 2024:

	For the six months ended September 30,
	2025	2024
	(Unaudited)
Credit losses for accounts receivable:
Balance as of beginning of the period	$9,214	$17,824
Provision for expected credit losses	312,786	—
Balance as of end of the period	$322,000	$17,824

FELINE CULTURE HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

2.      Summary of significant accounting policies (cont.)

	For the six months ended September 30,
	2025	2024
	(Unaudited)
Credit losses for amounts due from a related party
Balance as of beginning of the period	$7,067	$—
Reversal of expected credit losses	(7,067)	—
Balance as of end of the period	$—	$—

(l)     Revenue recognition

The Company applied ASC Topic 606 “Revenue from Contracts with Customers” (“ASC 606”) for all years presented.

The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation.

The Company contracts with customers to provide online interactive marketing services consisting of data-driven online brand marketing through the implementation of search ad placements, in-feed ad placements, and/or banner ad placements across dominant online platforms such as Google, TikTok, and YouTube. The Company usually enters marketing contracts with the third-party advertising agencies that represent advertisers. Each contract explicitly specifies marketing services, agreed-upon release schedule with targeted exposure volume, each party’s rights and obligations, as well as payment terms.

The Company’s promises include developing AIGC-powered interactive marketing mini-games, creating customized marketing content, conducting precise advertising marketing across online platforms, and providing post-campaign performance reviews. The Company has concluded that it is considered as a bundle of services because the customer cannot benefit from each service on its own, and the promises are not distinct within the context of the contract, as they are highly interdependent and significantly modify one another. For example, the promotional value of the mini-games and content production relies entirely on the subsequent precise advertising during the launch period to reach the target audience. Consequently, the customer benefits from the bundles of services on the integrated solution rather than distinct services on its individual components. Additionally, the Company commits to display a series of advertisements including mini-games and marketing contents across the online platform over the contract period. These advertisements are substantially the same or similar in content and transfer pattern, and the display of the whole series of advertisements is identified as the single performance obligation under the contract.

The contract consideration is fixed and determined by targeted exposure volume and “cost per mille” (“CPM”), where it is based on the number of times an ad is displayed on behalf of a customer, regardless of whether a user clicks on it. The contract price is not further affected by executed exposure volume. Revenue is recognized over time as services are rendered, measured by progress against the agreed-upon release schedule. This method faithfully depicts the transfer of control, because the customer simultaneously receives and consumes the benefits of the online

FELINE CULTURE HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

2.      Summary of significant accounting policies (cont.)

interactive marketing services as the Company delivers the services throughout the campaign period that is typically one to four months. Completion is evidenced by signed confirmation letters verifying exposure volume achievement. The Company usually requires a certain portion of prepayment and settlement of the remaining portion after the acknowledgement of service completion within a credit term of 90 days.

Principal versus agent considerations

Relevant services were mainly purchased from third parties, and the Company evaluates the presentation of revenue on a gross versus net basis based on whether it controls the services before transferring them to customers. The Company considers itself the principal for transactions that it is in control of establishing the transaction price and bearing the credit risk. It is also primary responsible for fulfilling the promises to provide relevant online interactive marketing services to the customer. “Primarily responsible” is demonstrated as the Company leads the full service-delivery process — from formulating customized marketing strategies (e.g., developing AIGC-powered interactive marketing mini-games, creating customized marketing content) to resolving in-execution service issues (e.g., content effectiveness, social platform problems) — ensuring seamless fulfillment and acting as the customers’ first point of contact. Therefore, the revenue is reported on a gross basis.

The Company has generated revenues amounted to $6,124,914 and $2,318,361 for the six months ended September 30, 2025 and 2024, respectively.

Timing of revenue recognition may differ from the timing of invoicing the customers. Accounts receivable are amounts billed by a business to its customers when it delivers goods or services to them in the ordinary course of business. These billings are typically documented on formal invoices. Contract assets represent the Company’s right to consideration in exchange for services that the Company has transferred to a customer when that right is conditioned on something other than the passage of time. The Company has no contract assets as of September 30, 2025 and March 31, 2025.

Contract liabilities represent the obligation to transfer services to a customer for which the entity has received consideration from the customer. Contract liabilities were $1,288,485 and $40,000 as of September 30, 2025 and March 31, 2025, respectively. The Company expects to recognize the balance of contract liabilities as revenue over time in the next 12 months.

(m)   Cost of revenue

Amounts recorded as cost of revenue relate to direct expenses incurred in the delivering of interactive marketing campaigns. Cost of revenue primarily consists of (i) marketing related expenses purchased from suppliers, such as short-video promotion campaigns, homepage news feed placements and scenario-based content placements; (ii) amortization expenses of AIGC SaaS integration platform. Such costs are recorded as incurred.

(n)    Selling and marketing expenses

Selling and marketing expenses primarily comprise project promotion fees, which are referral commissions paid to project introducers, and entertainment and transportation expenses. Project promotion fees were $249,195 and $169,410 for the six months ended September 30, 2025 and 2024, respectively.

(o)    General and administrative expenses

General and administrative expenses mainly consist of expected credit losses, professional service fees, rental expenses, office expenses, and other miscellaneous corporate expenses.

FELINE CULTURE HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

2.      Summary of significant accounting policies (cont.)

(p)    Income taxes

The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the unaudited condensed consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for unaudited condensed consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax in the year incurred.

Feline Culture HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income derived from its activities conducted in Hong Kong. The applicable tax rate is 16.5% for Feline Culture HK in Hong Kong. From year of assessment of 2018/2019 onwards, Hong Kong profits tax rates are 8.25% on assessable profits up to HK$2,000,000, and 16.5% on any part of assessable profits over HK$2,000,000.

(q)    Leases

The Company accounts for leases in accordance with ASC 842, with the presentation of operating lease right-of-use (“ROU”) assets and operating lease liabilities on the unaudited condensed consolidated balance sheet. The Company has elected the package of practical expedients, which allows the Company not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease, (2) lease classification for any expired or existing leases as of the adoption date and (3) initial direct costs for any expired or existing leases as of the adoption date. Lastly, the Company elected the short-term lease exemption for all contracts with lease terms of 12 months or less.

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract is or contains a lease, the Company assesses whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all the economic benefits from the use of the asset and whether it has the right to control the use of the asset.

The right-of-use asset and related lease liability are recognized at the lease commencement date. The Company recognizes operating lease expenses on a straight-line basis over the lease term.

Right-of-use of asset

The Company recognizes right-of-use asset at the commencement date of the lease (i.e. the date the underlying asset is available for use). Right-of-use asset is measured at cost, less any accumulated depreciation and impairment losses and adjusted for any remeasurement of lease liability. The cost of right-of-use asset includes the amount of lease

FELINE CULTURE HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

2.      Summary of significant accounting policies (cont.)

liability recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use asset is depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the asset. The right-of-use asset is reviewed for impairment annually.

The right-of-use asset is reviewed for impairment whenever there is any objective evidence or indication that these assets may be impaired. At the end of each reporting period, the Company reviews the carrying amounts of the asset to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any), on an individual asset. There was no impairment for right-of-use asset for the six months ended September 30, 2025 and 2024.

Lease liability

Lease liability is initially measured at the present value of the outstanding lease payments at the commencement date, discounted using the Company’s incremental borrowing rate. Lease payments included in the measurement of the lease liability comprise fixed lease payments, variable lease payments that depend on an index or a rate, amounts expected to be payable under a residual value guarantee and any exercise price under a purchase option that the Company is reasonably certain to exercise. Lease liability is measured at amortized cost using the effective interest rate method. It is re-measured when there is a change in future lease payments, if there is a change in the estimate of the amount expected to be payable under a residual value guarantee, or if there is any change in the Company assessment of option purchases, contract extensions or termination options.

(r)     Net income per share

In accordance with ASC 260, Earnings per Share, basic net income per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. For the calculation of diluted net income per share, the weighted average number of ordinary shares is adjusted by the effect of dilutive potential ordinary shares, including unvested restricted shares, ordinary shares issuable upon the exercise of outstanding share options using the treasury stock method. The effect mentioned above is not included in the calculation of the diluted income per share when inclusion of such effect would be anti-dilutive.

(s)     Segment reporting

The Company uses the management approach in determining its operating segments. The Company’s chief operating decision maker (“CODM”) identified as the Company’s Chief Executive Officer, relies upon the unaudited condensed consolidated results of operations as a whole when making decisions about allocating resources and assessing the performance of the Company. As a result of the assessment made by CODM, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company has concluded that unaudited condensed consolidated net income is the measure of segment profitability. The CODM assesses performance for the Company, monitors budget versus actual results, and determines how to allocate resources based on unaudited condensed consolidated net income as reported in the unaudited condensed consolidated statements of operations. There are no other expense categories regularly provided to the CODM that are not already included in the primary financial statements herein. As the Company’s long-lived assets are substantially located in Hong Kong, no geographical segments are presented.

(t)     Recent accounting pronouncements

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

FELINE CULTURE HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

2.      Summary of significant accounting policies (cont.)

In December 2023, the FASB issued ASU 2023-09, Income taxes (Topic 740), Improvements to Income Tax Disclosures, which provides guidance on the requirements such as the requirement that public business entities on an annual basis (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold. For public business entities (PBEs), the new requirements will be effective for annual periods beginning after December 15, 2024. For entities other than public business entities (non-PBEs), the requirements will be effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The ASU should be applied prospectively. Retrospective application is permitted. The adoption of ASU 2023-09 did not have a material impact on the Company’s unaudited condensed consolidated financial statements and related disclosures.

In November 2024, the FASB updated 2024-03 focuses on the disaggregation of income statement expenses to provide more detailed and transparent financial reporting. This update enhances the relevance and usefulness of financial information by requiring entities to disaggregate specific income statement expenses. Entities must disclose the nature and amount of significant expense categories, such as employee compensation, depreciation, and amortization, separately in the income statement or in the notes to the financial statements. This update applies to all entities that issue financial statements in accordance with US GAAP. Effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is evaluating the impact the updated guidance will have on its unaudited condensed consolidated financial statements and disclosures.

In January 2025, the Financial Accounting Standards Board (“FASB”) updated 2025-01: Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date. Public business entities must adopt the guidance in Update 2024-03 for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. The update clarifies that all public business entities should initially adopt the disclosure requirements in the first annual reporting period beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. The Company is evaluating the impact the updated guidance will have on its unaudited condensed consolidated financial statements and disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”). The amendments in ASU 2025-05 provide entities with a practical expedient to simplify the estimation of expected credit losses on current accounts receivable and current contract assets that arise from transactions accounted for under ASC 606, Revenue from Contracts with Customers (“ASC 606”) by allowing the assumption that current conditions as of the balance sheet date will not change during the remaining life of the asset. ASU 2025-05 is effective for the Company for its for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods, with early adoption permitted. The Company is currently evaluating the impact ASU 2025-05 will have on its unaudited condensed consolidated financial statements.

In September 2025, the FASB issued ASU 2025-07, Derivatives and Hedging (“Topic 815”) and Revenue from Contracts with Customers (“Topic 606”): Derivatives Scope Refinements and Scope Clarification for Share-Based Noncash Consideration from a Customer in a Revenue Contract (“ASU 2025-07”). ASU 2025-07, expands an existing scope exception under Topic 815 to exclude non-exchange-traded contracts where the underlying is based on the operations or activities specific to one of the contract parties. The Company is currently evaluating the impact that this update will have on the unaudited condensed consolidated financial statements.

In November 2025, the FASB issued ASU 2025-08, Financial Instruments — Credit Losses (“Topic 326”): Purchased Loans (“ASU 2025-08”). The amendments expand the population of acquired loans subject to the gross-up approach, treating non-credit-deteriorated loans (excluding credit cards) as “seasoned” if purchased at least 90 days

FELINE CULTURE HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

2.      Summary of significant accounting policies (cont.)

after origination or acquired in a business combination. ASU 2025-08 is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods within those annual reporting periods. Early adoption is permitted. The Company is currently evaluating the impact that this update will have on the unaudited condensed consolidated financial statements.

The Company did not identify other recent accounting pronouncements that could potentially have a material impact to the Company’s unaudited condensed consolidated results of operations or financial position.

3.      Accounts receivable, net

Accounts receivable consisted of the following:

	As of September 30, 2025	As of March 31, 2025
	(Unaudited)	(Audited)
Accounts receivable	$1,233,002	$808,298
Allowance for credit losses	(322,000)	(9,214)
Accounts receivable, net	$911,002	$799,084

The Company recognized credit losses of $312,786 and nil for the six months ended September 30, 2025 and 2024, respectively.

4.      Other current assets

Other current assets consisted of the following:

	As of September 30, 2025	As of March 31, 2025
	(Unaudited)	(Audited)
Loan to a third party	$193,182	$—
Other current asset	$193,182	$—

Loan to a third party represents funds advanced to Mr. Wei Wen, who was a related party prior to April 1, 2025. The advance was made pursuant to a short-term funding arrangement intended to meet his temporary liquidity needs. The loan bears an annual interest rate of 5%, which are expected to be recovered in the short term, and interest is calculated based on the outstanding principal balance. The loan is due for repayment on December 31, 2025 and was subsequently extended to March 31, 2026. The Company had fully collected this loan with interest by January 28, 2026.

The Company recognized credit losses of nil for the six months ended September 30, 2025.

5.      Intangible assets, net

Intangible assets, net, consist of the following:

	As of September 30, 2025	As of March 31, 2025
	(Unaudited)	(Audited)
AIGC Saas platform	$718,000	$718,000
Less: accumulated amortization	(259,278)	(139,611)
Intangible assets, net	$458,722	$578,389

FELINE CULTURE HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

5.      Intangible assets, net (cont.)

Amortization expense amounted to $119,667 and $19,944 for the six months ended September 30, 2025 and 2024, respectively.

As of September 30, 2025, the estimated future amortization expenses of the intangible assets were as follow:

For the six months ended September 30, 2025	Amortization Expenses
Remainder of 2025	$59,833
2026	239,333
2027	159,556
Total lease payments	$458,722

6.      Accrued expenses and other payables

Accrued expenses consisted of the following:

	As of September 30, 2025	As of March 31, 2025
	(Unaudited)	(Audited)
Accrued referral expenses(1)	$249,195	$150,000
Accrued offering costs	236,610	—
Accrued professional expenses(2)	34,574	3,850
Borrowings from third parties(3)	65,087	55,066
Accrued payroll payable	29,572	—
Other payables	3,000	3,000
Accrued expenses	$618,038	$211,916

____________

(1)      Accrued referral expenses represented project-related referral-driven fees, specifically denoting referral commissions payable to project introducers.

(2)      Accrued professional expenses arose from the accrual for procuring human resources services from a third-party provider.

(3)      Borrowings from third parties are to supplement working capital for daily operations of the Company and these borrowings are usually settled in a short time.

7.      Lease

Effective on January 1, 2024, the Company adopted Topic 842. At the inception of a contract, the Company determines if the arrangement is, or contains, a lease. The leases of the Company mainly consisted of office leasing. Management determined the incremental borrowing rate was 3.47% for the lease that began in 2024 according to the Hong Kong Government two years Bond yield.

Supplemental balance sheet information related to operating lease was as follows:

	As of September 30, 2025	As of March 31, 2025
	(Unaudited)	(Audited)
Right-of-use asset	$3,958	$6,868

Lease liability – current	(3,958)	(5,373)
Lease liability – non-current	—	(1,495)
Total operating lease liability	$(3,958)	$(6,868)

FELINE CULTURE HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

7.      Lease (cont.)

The weighted average remaining lease terms and discount rates for the operating lease were as follows:

	For the six months ended September 30,
	2025	2024
	(Unaudited)
Weighted average remaining lease term (years)	0.58	1.58
Weighted average discount rate	3.47%	3.47%

For the six months ended September 30, 2025 and 2024, the lease expense was as follows:

	For the six months ended September 30,
	2025	2024
	(Unaudited)
Operating lease expense	$2,995	$2,997

The following is a schedule of future minimum payments under the Company’s operating lease as of September 30, 2025:

For the six months ended September 30, 2025	Operating Leases
Remainder of 2025	$1,504
2026	2,506
Total lease payments	4,010
Less: imputed interest	(52)
Present value of lease liabilities	$3,958

8.      Related party transactions

The table below sets forth the major related parties and their relationships with the Company:

No.	Names of related parties	Relationship
1	Mr. Wei Wen	Director of Feline Culture HK before April 1, 2025
2	Hong Kong Miaojun Culture Tech Co., Limited	Ultimately controlled by Mr. Liao Binglin, Shareholder and Executive Chairman of the Company since April 1, 2025

The Company had the following balance with related parties:

	As of September 30, 2025	As of March 31, 2025

	(Unaudited)	(Audited)
Amounts due from Mr. Wei Wen	$—	$383,903
Allowance for credit losses	—	(7,067)
Amounts due from a related party, net	$—	$376,836

Amounts due from Mr. Wei Wen were reclassified to other current asset effective April 1, 2025, the date on which Mr. Wei Wen ceased to be a director of Feline Culture HK. See Note 4 for further details.

FELINE CULTURE HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

8.      Related party transactions (cont.)

The Company reversed credit losses against amounts due from a related party of nil and $7,067 for the six months ended September 30, 2025 and 2024, respectively.

	As of September 30, 2025	As of March 31, 2025

	(Unaudited)	(Audited)
Amounts due to Mr. Wei Wen(1)	$—	$7,489
Amounts due to Hong Kong Miaojun Culture Tech Co., Limited(2)	78,241	50,000
Amounts due to related parties	$78,241	$57,489

____________

(1)      Amounts due to Mr. Wei Wen represented funds provided to the Company for its daily operations, which were unsecured interest-free and repayable on demand.

(2)      Amounts due to Hong Kong Miaojun Culture Tech Co., Limited represented deferred offering costs paid on behalf of the Company for financing activities, which were unsecured interest-free and repayable on demand.

Related party transactions for the six months ended September 30, 2025 and 2024 are as below:

	For the six months ended September 30,
	2025	2024
	(Unaudited)
Nature
Interest income of loan from a related party
Mr. Wei Wen	$—	$491
Funds provided from a related party for the Company’s daily operations
Mr. Wei Wen	$—	$2,996
Expenses paid by a related party on behalf of the Company
Hong Kong Miaojun Culture Tech Co., Limited	$28,241	$—

9.      Income tax

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. Additionally, upon payments of dividends by the Company to its shareholders, no Cayman withholding tax will be imposed.

British Virgin Islands (“BVI”)

Feline Culture BVI is incorporated in the British Virgin Islands. Under the current laws of the British Virgin Islands, Feline Culture BVI is not subject to tax on income or capital gains. Additionally, upon payments of dividends by the Company to its shareholders, no BVI withholding tax will be imposed.

Hong Kong

The Company’s subsidiary incorporated in Hong Kong is subject to profits tax in Hong Kong at the rate of 16.5%. According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, effective April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations.

FELINE CULTURE HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

9.      Income tax (cont.)

For the six months ended September 30, 2025 and 2024, the Company generated substantially all of its taxable income in Hong Kong. The tax expenses recorded in the Company’s result of operations are almost entirely attributable to income earned in Hong Kong. Should the Company’s operations expand or change in the future, where the Company generates taxable income in other jurisdictions, the Company’s effective tax rates may substantially change.

The following table sets forth current portion of income tax expense of the Company’s subsidiaries:

	For the six months ended September 30,
	2025	2024
	(Unaudited)
Current income tax expenses	$119,513	$22,893
Deferred income tax benefits	(53,130)	—
Total income tax expense	$66,383	$22,893

The reconciliations of the statutory income tax rate and the Company’s effective income tax rate are as follows:

	For the six months ended September 30,
	2025	2024
	(Unaudited)
Income before income tax	$410,666	$240,472
Expected taxation at Hong Kong profit tax rate	8.25% and 16.50%	8.25% and 16.50%
Non-deductible expenses	(19,745)	(4,346)
Income tax expenses	$66,383	$22,893
Effective income tax rate	16.16%	9.52%

As of September 30, 2025 and March 31, 2025, the significant component of the deferred tax asset is summarized below:

	As of September 30, 2025	As of March 31, 2025

	(Unaudited)	(Audited)
Deferred tax asset:
Allowance for credit losses	$53,130	$—
Total deferred tax asset	$53,130	$—

As of September 30, 2025, the Company has net operating loss carried forward of nil. The Company has not recorded any allowance against its deferred tax assets as management believes it is more likely than not that the deferred tax assets will be fully realizable.

Uncertain tax positions

The Company evaluates the uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of September 30, 2025 and March 31, 2025, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the years ended September 30, 2025 and 2024 and also did not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from September 30, 2025.

FELINE CULTURE HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

10.    Ordinary shares

The shareholders’ equity structures of the Company as of September 30, 2025 and March 31, 2025 were presented after giving retroactive effect to the Reorganization of the Company that was completed on August 15, 2025.

The authorized share capital of the Company is $50,000 divided into 490,000,000 Class A Ordinary Shares of $0.0001 par value per share and 10,000,000 Class B Ordinary Shares of $0.0001 par value per share.

On August 15, 25,000,000 ordinary shares of the Company, including (i) 20,000,000 Class A ordinary shares and (ii) 5,000,000 Class B ordinary shares, were issued to the participating shareholders in connection with the restructuring of the Company with par value of $0.0001. In accordance with SEC SAB Topic 4, the nominal share issuance was accounted for as a stock split and that all share and per share information has been retrospectively restated to reflect such stock split for all periods presented.

All shares rank equally with regard to the participating shareholders’ residual assets. The holders of ordinary shares are entitled to receive dividends as declared from time to time. The holders of Class A ordinary shares are entitled to one vote per share at meetings of the Company. The holders of Class B ordinary shares are entitled to fifty votes per share at meetings of the Company.

During the six months ended September 30, 2025 and 2024, the Company did not declare and paid any dividend to its shareholders.

The share subscription receivable presents the receivable for the issuance of ordinary shares of the Company and is reported as a deduction of equity and presented on a retroactive basis before the incorporation of the Company. Subscription receivable has no payment terms nor any interest receivable accrual.

11.    Contingencies

Legal proceedings

From time to time, the Company may be involved in various legal proceedings and claims in the ordinary course of business. The Company currently is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition, operating results, or cash flows.

12.    Concentration and Risk

Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of accounts receivable. The Company conducts credit evaluations of its customers, and generally does not require collateral or other security from them. The Company evaluates its collection experience and long outstanding balances to determine the need for an allowance for expected credit losses. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

FELINE CULTURE HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

12.    Concentration and Risk (cont.)

The following table sets forth a summary of single customers who represent 10% or more of the Company’s total revenue:

	For the six months ended September 30,
	2025	2024
	(Unaudited)
Percentage of the Company’s total revenue
Customer A	40%	*
Customer B	19%	*
Customer C	15%	*
Customer D	*	25%
Customer E	*	22%
Customer F	*	18%
Customer G	*	10%

____________

*        Represented the percentage below 10%

The following table sets forth a summary of single customers who represent 10% or more of the Company’s total accounts receivable:

	As of September 30, 2025	As of March 31, 2025

	(Unaudited)	(Audited)
Percentage of the Company’s accounts receivable
Customer H	49%	65%
Customer D	24%	35%

____________

*        Represented the percentage below 10%

The following table sets forth a summary of single suppliers who represent 10% or more of the Company’s total purchases:

	For the six months ended September 30,
	2025	2024
	(Unaudited)
Percentage of the Company’s total cost of revenue
Supplier A	40%	*
Supplier B	31%	*
Supplier C	*	27%
Supplier D	*	27%
Supplier E	*	19%
Supplier F	*	11%
Supplier G	*	10%

____________

*        Represented the percentage below 10%

FELINE CULTURE HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

12.    Concentration and Risk (cont.)

The following table sets forth a summary of single suppliers who represent 10% or more of the Company’s accounts payable:

	As of September 30, 2025	As of March 31, 2025

	(Unaudited)	(Audited)
Percentage of the Company’s total accounts payable
Supplier A	32%	*
Supplier B	21%	*
Supplier H	15%	*
Supplier D	12%	24%
Supplier E	10%	53%

____________

*        Represented the percentage below 10%

Economic and political risks

The Company’s operations are mainly conducted in Hong Kong. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by changes in the political, economic, and legal environments in Hong Kong.

The Company’s operations in Hong Kong are subject to special considerations and significant risks. These include risks associated with, among others, the political, economic, and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in Hong Kong, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Liquidity Risk

The Company is also exposed to liquidity risk which is the risk that we are unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and related parties to obtain short-term funding to meet the liquidity shortage.

Credit Risk

Assets that potentially subject the Company to a significant concentration of credit risk primarily consist of cash, accounts receivable and other current asset.

The Company has designed its credit policies with an objective to minimize their exposure to credit risk. The Company’s accounts receivable are short term in nature and the associated risk is minimal. The Company conducts credit evaluations on its clients and generally does not require collateral or other security from such clients. The Company periodically evaluates the creditworthiness of the existing clients in determining an allowance for expected credit losses primarily based upon the age of the receivables and factors surrounding the credit risk of specific clients.

FELINE CULTURE HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

13.    Subsequent events

The Company has evaluated events subsequent to the balance sheet date of September 30, 2025 through February 6, 2026, the date on which the unaudited condensed consolidated financial statements were issued and noted that there are no other subsequent events.

14.    Schedule I — Parent Only Financial Information

Pursuant to the requirements of Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X, the condensed financial information of the parent company shall be filed when the restricted net assets of consolidated subsidiary exceed 25% of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s subsidiary exceeded 25% of the unaudited condensed consolidated net assets of the Company. Therefore, the condensed financial statements for the parent company are included herein.

For purposes of the above test, restricted net assets of consolidated subsidiary shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiary (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiary in the form of loans, advances or cash dividends without the consent of a third party.

The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s unaudited condensed consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiary. Such investment is presented on the condensed balance sheets as “Investment in a subsidiary” and the respective profit as “Equity in earnings of a subsidiary” on the condensed statements of income.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the unaudited condensed consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S GAAP have been condensed or omitted.

As of September 30, 2025, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the unaudited condensed consolidated financial statements, if any.

FELINE CULTURE HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

14.    Schedule I — Parent Only Financial Information (cont.)

The following presents condensed parent company only financial information of September 30, 2025 and March 31, 2025.

Condensed Balance Sheets

	As of September 30, 2025	As of March 31, 2025

	(Unaudited)	(Audited)
ASSETS
Non-current asset:
Interest in a subsidiary	$1,372,801	$1,028,518
Total current assets	1,372,801	1,028,518
TOTAL ASSETS	$1,372,801	$1,028,518

SHAREHOLDERS’ EQUITY
Class A ordinary shares (par value of $0.0001 per share; 490,000,000 Class A ordinary shares authorized, 20,000,000 Class A ordinary shares issued and outstanding as of September 30, 2025 and March 31, 2025, respectively)	2,000	2,000
Class B ordinary shares (par value of $0.0001 per share; 10,000,000 Class B ordinary shares authorized, 5,000,000 Class B ordinary shares issued and outstanding as of September 30, 2025 and March 31, 2025, respectively)	500	500
Subscription receivable	(2,500)	(2,500)
Retained earnings	1,372,801	1,028,518
Total shareholders’ equity	1,372,801	1,028,518
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,372,801	$1,028,518

____________

*        The shares amounts are presented on a retroactive basis.

Condensed Statements of Operation

	For the six months ended September 30,
	2025	2024
	(Unaudited)
EQUITY IN EARNINGS OF A SUBSIDIARY	$344,283	$217,579

INCOME BEFORE INCOME TAX EXPENSES	344,283	217,579
INCOME TAX EXPENSES	—	—
NET INCOME	$344,283	$217,579

Condensed Statements of Cash Flows

The Parent Company had no cash activities for the six months ended September 30, 2025 and 2024.

(a)     Basis of presentation

The Company was incorporated under the law of the Cayman Islands as an exempted company with limited liability on February 12, 2025 and as a holding company.

FELINE CULTURE HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in U.S. dollars, except for share and per share data)

14.    Schedule I — Parent Only Financial Information (cont.)

The condensed parent company financial information of the Company has been prepared using the same accounting policies as set out in the accompanying unaudited condensed consolidated financial statements.

The condensed parent-company-only financial statements are presented as if the incorporation of the Company and its subsidiary had taken place on August 9, 2019 and throughout the two periods ended September 30, 2025.

(b)    Restricted Net Assets

Schedule I of Rule 5-04 of Regulation S-X requires the condensed financial information of the registrant shall be filed when the restricted net assets of consolidated subsidiary exceed 25% of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiary shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiary (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiary in the form of loans, advances or cash dividends without the consent of a third party (i.e., lender, regulatory agency, foreign government, etc.).

The condensed parent company financial statements have to be prepared in accordance with Rule 12-04, Schedule I of Regulation S-X if the restricted net assets of the subsidiary of Feline Culture exceed 25% of the unaudited condensed consolidated net assets of Feline Culture. The abilities of the Company’s subsidiary in Hong Kong to pay dividends are not restricted. In this connection, the restricted net assets of the subsidiary of Feline Culture do not exceed 25% of the unaudited condensed consolidated net assets of Feline Culture and accordingly the above condensed parent-only financial information of Feline Culture is presented for supplementary reference.

As of September 30, 2025 and March 31, 2025, there were no material contingencies, significant provisions of long-term obligations, mandatory dividend or redemption requirements of redeemable stocks or guarantees of the Company, except for those which have been separately disclosed in the unaudited condensed consolidated Financial Statements, if any.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Under our amended and restated memorandum and articles of association, we shall indemnify our existing or former secretary, officers (including an investment adviser or an administrator or liquidator) and directors (including alternate director) against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such existing or former secretary, directors or officers, in or about the conduct of our Company’s business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning our Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by Companies Act, our Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer of our Company in respect of any matter identified in the amended and restated articles on condition that the director (including alternate director), secretary or officer must repay the amount paid by our Company to the extent that we are ultimately found not liable to indemnify the director (including alternate director), secretary or officer for those legal costs.

Pursuant to the form of indemnification agreements to be filed as Exhibit 10.1 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.

The Underwriting Agreement, the form of which to be filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we have issued and sold the following securities without registering such securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering and/or Rule 701 of the Securities Act. No underwriter was involved in these issuances of securities.

Purchaser	Date of Sale	Number and Type of Shares	Consideration		Underwriting Discount and Commission
Feline LBL Limited	February 12, 2025	764 ordinary shares	US$	0.0764	N/A
Feline ZML Limited	February 12, 2025	49 ordinary shares(1)		0.0049	N/A
Feline ZYM Limited	February 12, 2025	48 ordinary shares(1)		0.0048	N/A
Feline ZM Limited	February 12, 2025	47 ordinary shares(1)		0.0047	N/A
Feline WWD Limited	February 12, 2025	46 ordinary shares(1)		0.0046	N/A
Feline HBS Limited	February 12, 2025	45 ordinary shares(1)		0.0045	N/A
Feline LBL Limited	August 15, 2025	19,999,235 Class A Ordinary Shares(2) 5,000,000 Class B Ordinary Shares		2,499.9235	N/A

____________

Note:

(1)      Cancelled and surrendered pursuant to the Share Re-resignation.

(2)      A total of 5,875,000 Class A Ordinary Shares were transferred to Minor Shareholders on the same date.

Item 8. Exhibits and Financial Statement Schedules.

a)      Exhibits

See Exhibit Index for a complete list of all exhibits filed as part of this registration, which Exhibit Index is incorporated herein by reference.

b)      Financial Statement Schedules

All supplement schedules are omitted because of the absence of conditions under which they are required or because the data is shown in the financial statements or notes thereto.

Item 9. Undertakings.

The undersigned hereby undertakes:

(c)     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(d)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)     The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Feline Culture Holdings Limited

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement
3.1	Second Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
4.1	Registrant’s Specimen Certificate for Class A Ordinary Shares
5.1	Opinion of Ogier regarding the validity of the Class A Ordinary Shares being registered
8.1	Opinion of Ogier regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2*	Opinion of Grandall Zimmern Law Firm regarding certain Hong Kong tax matters
10.1	Form of Indemnification Agreement with the Registrant’s directors
10.2	Form of Employment Agreement between the Registrant and an executive officer of the Registrant
10.3	Form of Director Agreement with the Registrant’s directors
21.1	Subsidiaries of the registrant
23.1	Consent of Ark Pro CPA & Co
23.2	Consent of Ogier (included in Exhibit 5.1)
23.3	Consent of Xiamen Flash-Stone Investment Management Consulting
23.4*	Consent of Grandall Zimmern Law Firm (included in Exhibit 8.2)
23.5	Consent of Tenet & Partners (included in Exhibit 99.2)
23.6	Consent of Mengting Li to be a director nominee
23.7	Consent of Wenwen Wang to be a director nominee
23.8	Consent of Lili Zeng to be a director nominee
24.1	Power of Attorney (included on signature page to the initial filing of this Registration Statement)
99.1	Code of Business Conduct and Ethics of the Registrant
99.2	Opinion of Tenet & Partners regarding certain PRC law matters
99.3	Executive Compensation Recovery Policy
99.4	Insider Trading Compliance Manual
107	Filing Fee Table

____________

*        To be filed by amendment

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on February 6, 2026.

Feline Culture Holdings Limited
By:	/s/ Binglin Liao
Name:	Binglin Liao
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Binglin Liao as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on February 6, 2026 in the capacities indicated:

Signature	Title
/s/ Binglin Liao	Chairman and Chief Executive Officer
Name: Binglin Liao	(principal executive officer)
/s/ Xiaomin Chen	Chief Financial Officer
Name: Xiaomin Chen	(principal finance and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Feline Culture Holdings Limited has signed this registration statement or amendment thereto on February 6, 2026.

Cogency Global Inc. Authorized U.S. Representative
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President